Exhibit 2.1

EXECUTION VERSION

Confidential

AGREEMENT AND PLAN OF MERGER

by and among

LIFE360, INC.,

TRIUMPH MERGER SUB, INC.,

TILE, INC.,

and

FORTIS ADVISORS LLC,

as the Securityholders’ Agent

Dated as of November 22, 2021

2.24	Trade Control Laws	55
2.25	Anti-Corruption	55
2.26	Minute Books	56
2.27	Brokers	56
2.28	No Additional Representations	56

3.	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

3.1	Organization and Standing	56
3.2	Authority; Binding Nature of Agreement	56
3.3	Non-Contravention; Consents	57
3.4	Brokers	57
3.5	Stock Portion of Merger Consideration	58
3.6	Financing; Regulatory Filings; and Parent Financials	58
3.7	Inspections; Non-Reliance	59

4.	CERTAIN COVENANTS OF THE COMPANY

4.1	Access and Investigation	59
4.2	Operation of the Business of the Company	59
4.3	Stockholder Consent	62
4.4	Notification	63
4.5	No Negotiation	63
4.6	Termination of Certain Benefit Plans	64
4.7	Data Room Information	64
4.8	Termination of Agreements and Release of Encumbrances	64
4.9	Officer and Director Indemnification	65
4.10	Payoff Letters and Invoices; Estimated Merger Consideration Certificate	65

5.	CERTAIN COVENANTS OF THE PARTIES

5.1	Consents	66
5.2	Further Action	66
5.3	Retention Awards	66
5.4	Employees	67
5.5	Equity Financing	68

6.	TAX MATTERS

6.1	Straddle Period Taxes and Transfer Taxes	70
6.2	Tax Returns, Cooperation, Contests and Refunds	70

7.	CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

7.1	Accuracy of Representations	72
7.2	Performance of Covenants	72
7.3	No Material Adverse Effect	72
7.4	Stockholder Approval	72

7.5	Dissenting Shares	73
7.6	Officer’s Certificate	73
7.7	Closing Documents	73
7.8	No Restraints	73
7.9	Section 280G Stockholder Approval	73
7.10	Termination of Employee Plans	73
7.11	Employment Matters	73

8.	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

8.1	Accuracy of Representations	74
8.2	Performance of Covenants	74
8.3	Officer’s Certificate	74
8.4	Stockholder Approval	74
8.5	No Restraints	74

9.	TERMINATION

9.1	Termination Events	74
9.2	Termination Procedures	76
9.3	Effect of Termination	76

10.	INDEMNIFICATION, ETC.

10.1	Survival of Representations, Etc.	76
10.2	Indemnification	77
10.3	Limitations	78
10.4	No Contribution	80
10.5	Claim Procedures	80
10.6	Defense of Third Party Claims	81
10.7	Exclusive Remedy	82
10.8	Parent’s Right of Set-Off.	83
10.9	Exercise of Remedies Other Than by Parent	83
10.10	Tax Treatment of Indemnity Payments	83

11.	MISCELLANEOUS PROVISIONS

11.1	Securityholders’ Agent	83
11.2	Further Assurances	86
11.3	Fees and Expenses	86
11.4	Notices	86
11.5	Headings	88
11.6	Counterparts and Exchanges by Electronic Transmission	88
11.7	Governing Law; Dispute Resolution	88
11.8	Successors and Assigns	88
11.9	Remedies Cumulative; Specific Performance	89
11.10	Waiver	89
11.11	Waiver of Jury Trial	89

11.12	Amendments	89
11.13	Severability	89
11.14	Parties in Interest	89
11.15	No Public Announcement	90
11.16	Entire Agreement	90
11.17	Disclosure Schedule	90
11.18	Construction	90
11.19	Privilege	91

LIST OF EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A	Certain Definitions
Exhibit B	Form of Joinder Agreement
Exhibit C	Form of Restrictive Covenant Agreement
Exhibit D	Form of Revesting Agreement
Exhibit E	Form of Certificate of Merger
Exhibit F	Form of Lock-Up Agreement
Exhibit G	Form of Escrow Agreement
Exhibit H	Form of Letter of Transmittal
Exhibit I	Form of NSO Letter of Transmittal
Exhibit J	Form of Warrant Letter of Transmittal
Exhibit K	Current Assets and Current Liabilities
Exhibit L	Knowledge Individuals

SCHEDULES

Schedule 1.3(c)(x)	Payoff Letters
Schedule 1.3(c)(xiii)	Third Party Consents
Schedule 1.3(c)(xv)	Affiliate Arrangements
Schedule 4.8(a)	Agreements to be Terminated
Schedule 5.1(b)(ii)	Consents

v

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of November 22, 2021, by and among LIFE360, INC., a Delaware corporation (“Parent”), TRIUMPH MERGER SUB, INC., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), TILE, INC., a Delaware corporation (the “Company”), and FORTIS ADVISORS LLC, a Delaware limited liability company, as the Securityholders’ Agent (as defined in Section 11.1(a)). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Parent, Merger Sub and the Company wish to effect a business combination through the statutory merger of Merger Sub with and into the Company (the “Merger”), pursuant to which the Company would be the surviving corporation and would become a wholly owned Subsidiary of Parent (the Company, in its capacity as the surviving corporation of the Merger, is sometimes referred to as the “Surviving Corporation”), on the terms and conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law, as amended (the “DGCL”).

B. The board of directors of the Company has unanimously: (i) determined that the Merger is advisable, fair to and in the best interests of the Company and its stockholders and approved this Agreement; (ii) approved the Merger upon the terms and subject to the conditions set forth in this Agreement pursuant to the applicable provisions of the DGCL and the CCC (if applicable); and (iii) recommended that the stockholders of the Company adopt and approve this Agreement and the transactions contemplated by this Agreement to which the Company is a party, including the Merger (collectively, the “Transaction”).

C. (i) The boards of directors of each of Parent and Merger Sub have unanimously: (a) determined that the Merger is advisable, fair to and in the best interests of, Parent and Merger Sub and approved this Agreement; and (b) approved the Merger upon the terms and subject to the conditions set forth in this Agreement pursuant to the applicable provisions of the DGCL; (ii) the board of directors of Merger Sub has unanimously recommended that the sole stockholder of Merger Sub adopt and approve this Agreement and the Merger; and (iii) Parent, in its capacity as the sole stockholder of Merger Sub has adopted and approved this Agreement and the Transaction.

D. As an inducement for Parent and Merger Sub to enter into this Agreement and consummate the Merger, concurrently with the execution and delivery hereof, certain Persons who hold shares of Company Capital Stock comprising the Required Merger Stockholder Votes are executing and delivering to the Company and Parent a joinder agreement in the form attached hereto as Exhibit B (each, a “Joinder Agreement” and, collectively, the “Joinder Agreements”).

E. As an inducement for Parent and Merger Sub to enter into this Agreement and consummate the Merger, concurrently with the execution and delivery hereof, each of the Key Employees is executing and delivering to the Company and Parent: (i) an employment agreement with Parent or the Company (each, a “Signing Date Employment Agreement” and, collectively, the “Signing Date Employment Agreements”), which shall become effective as of the Closing; and (ii) a restrictive covenant and release agreement, in the form attached hereto as Exhibit C (each, a “Restrictive Covenant Agreement” and, collectively, the “Restrictive Covenant Agreements”), which shall be effective as of the Closing.

F. As an inducement for Parent and the Merger Sub to enter into this Agreement and consummate the Merger, concurrently with the execution and delivery hereof, the CEO is executing and delivering to Parent a revesting agreement, in the form attached hereto as Exhibit D (the “Revesting Agreement”), which shall be effective as of the Closing.

AGREEMENT

The parties to this Agreement agree as follows:

1.	DESCRIPTION OF TRANSACTION

1.1 The Merger. On the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time (as defined below), Merger Sub shall merge with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly owned Subsidiary of Parent; and all of the properties, rights, privileges, powers and franchises of the Company will vest in the Surviving Corporation, and all of the debts, liabilities, obligations and duties of the Company will become the debts, liabilities, obligations and duties of the Surviving Corporation.

1.2 Effects of the Merger. The Merger shall have the effects as set forth herein and in the applicable provisions of the DGCL.

1.3 Closing; Merger.

(a) Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Orrick, Herrington & Sutcliffe LLP, 1000 Marsh Road, Menlo Park, CA 94025 at 10:00 a.m. (Pacific time), or remotely via the electronic exchange of executed documents and other closing deliverables, no later than the second (2nd) Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6.2(c) and 8 (other than those conditions which are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or at such other time and/or date as Parent and the Company may jointly designate. The date on which the Closing takes place is referred to in this Agreement as the “Closing Date.”

(b) Merger. On the Closing Date, Merger Sub and the Company shall duly execute the certificate of merger substantially in the form attached hereto as Exhibit E (the “Certificate of Merger”) and file the same with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such other time as the parties shall agree and as shall be specified in the Certificate of Merger. The date and time when the Merger shall become effective is herein referred to as the “Effective Time”.

(c) Company Closing Deliverables. At the Closing, the Company shall deliver the following agreements and documents to Parent:

(i) evidence that this Agreement has been duly adopted and approved by the Required Merger Stockholder Votes, and such adoption and approval has not been withdrawn rescinded or otherwise revoked;

(ii) agreements, in form and substance reasonably satisfactory to Parent, terminating the agreements identified on Schedule 4.8(a);

(iii) the Company Closing Certificate;

(iv) a certificate, in form and substance reasonably satisfactory to Parent, duly executed on behalf of the Company by the chief executive officer of the Company, containing the following information (to be set forth on an accompanying spreadsheet) and the representation and warranty of the Company that all of such information is accurate and complete (and in the case of dollar amounts, properly calculated) as of the Closing (such spreadsheet, supporting documentation and accompanying certificate being referred to hereafter collectively as the “Merger Consideration Certificate”):

(1) (A) the aggregate amount of all Company Transaction Expenses, together with a detailed breakdown thereof and payment instructions, as applicable; (B) the Closing Indebtedness Amount, together with a detailed breakdown thereof and payment instructions, as applicable; (C) the Aggregate Exercise Price; (D) the Closing Cash Amount; (E) the Closing Net Working Capital Shortfall Amount; (F) the Closing Net Working Capital Excess Amount; (G) the Closing Cash Consideration Percentage and the Closing Stock Consideration Percentage; (H) the resulting calculation of the Adjustment Amount, the Adjusted Closing Cash Consideration, the Closing Stock Consideration Amount, the Series A Cash Per Share, the Series A Stock Per Share, the Series B Cash Per Share, the Series B Stock Per Share, the Series B-1 Cash Per Share, the Series B-1 Stock Per Share, the Series C Cash Per Share, the Series C Stock Per Share, the Series C-1 Cash Per Share, the Series C-1 Stock Per Share, the Common-Equivalents Cash Per Share and the Common-Equivalents Stock Per Share; (I) the Pro Rata Share of each Effective Time Holder; (J) the Pro Rata Share (Common-Equivalents) of each Common-Equivalents Holder; and (K) whether each Effective Time Holder will be paid by the Payment Agent or through the Surviving Corporation’s payroll agent;

(2) with respect to each Person who is a holder of Outstanding Capital Stock: (A) the name, e-mail address (if known) and last known address of record of each such holder; (B) the number of shares of Outstanding Capital Stock of each class and series held by each such holder; (C) the consideration that each such holder is entitled to receive pursuant to Section 1.5; (D) such holder’s Indemnity Escrow Fund Contribution Amount, Adjustment Escrow Fund Contribution Amount and Expense Fund Contribution Amount; (E) the net cash amount to be paid to each such holder by the Payment Agent in accordance with Section 1.11 (after deduction of any amounts to be contributed to the Indemnity Escrow Fund, the Adjustment Escrow Fund and the Expense Fund by such holder); and (F) the number of shares of Parent Common Stock to be issued to such holder by the Payment Agent in accordance with Section 1.12 (after deduction of the number of shares of Parent Common Stock to be contributed to the Indemnity Escrow Fund);

(3) with respect to each Person who is a holder of an Outstanding Option: (A) the name, e-mail address (if known) and last known address of record of such holder; (B) the exercise price per share (or deemed exercise price per share) and the number of shares of Company Common Stock subject to such Outstanding Options; (C) the consideration that such holder is entitled to receive pursuant to Section 1.8; and (D) such holder’s Indemnity Escrow Fund Contribution Amount, Adjustment Escrow Fund Contribution Amount and Expense Fund Contribution Amount;

(4) with respect to each Person who is a holder of an Outstanding Company Warrant: (A) the name, e-mail address (if known) and last known address of record of such holder; (B) the exercise price per share, if any, and the number of shares and class of Company Capital Stock subject to such Outstanding Company Warrant; (C) the consideration that such holder is entitled to receive pursuant to Section 1.9; and (D) such holder’s Indemnity Escrow Fund Contribution Amount, Adjustment Escrow Fund Contribution Amount and Expense Fund Contribution Amount; and

(5) documentation, reasonably satisfactory to Parent, in support of the calculation of the amounts set forth in the Merger Consideration Certificate;

(v) the Certificate of Merger, duly executed by the Company;

(vi) a certificate duly executed by the Secretary of the Company and dated as of the Closing Date, certifying and attaching: (A) the Organizational Documents of the Company; and (B) the resolutions adopted by the board of directors of the Company and the stockholders of the Company representing the Required Merger Stockholder Votes, in each case to authorize and adopt this Agreement, the Merger and the other transactions contemplated hereby;

(vii) written resignations duly executed by each officer and member of the board of directors (or analogous governing body) of the Company, such resignations to be effective as of the Closing;

(viii) (A) with respect to all Disqualified Individuals, copies of duly executed Parachute Payment Waiver Agreements by and between the Company and the applicable Disqualified Individual, and (B) evidence of the outcome of the vote of the stockholders of the Company regarding whether to approve any Section 280G Payment that may be payable to a Disqualified Individual, where, if approved by stockholders of the Company holding the number of shares of Company Capital Stock required under Section 280G in order for such Section 280G Payments not to be deemed parachute payments under Section 280G, such approval would comply with all applicable requirements of Section 280G(b)(5)(B) of the Code and all applicable regulations (whether proposed or final) relating to Section 280G;

(ix) a certificate duly executed by an authorized officer of the Company and dated as of the Closing Date, stating that the Company Capital Stock does not constitute “United States real property interests” under Section 897(c) of the Code, for purposes of satisfying Parent’s obligations under Treasury Regulations Section 1.1445- 2(c)(3), together with a properly executed notice to the IRS in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2), which Parent shall be authorized to deliver to the IRS on behalf of the Company (including the Surviving Corporation) following the Closing;

(x) customary payoff letters with respect to the discharge or payment in full of the Indebtedness identified on Schedule 1.3(c)(x) (the “Pay-Off Indebtedness”) in each case duly executed by each holder of such Indebtedness, with, to the extent applicable, an agreement to provide termination statements on Form UCC-3 (or authorization for the Company, including the Surviving Corporation, to file Form UCC-3), or other appropriate releases following any payoff thereof, which when filed will release and satisfy any and all Encumbrances relating to such Indebtedness, together with proper authority to file such termination statements or other releases at and following the Closing;

(xi) unless Parent provides the Company an Election Notice to the contrary in accordance with Section 4.6, evidence reasonably satisfactory to Parent as to the adoption by the board of directors of the Company of resolutions to terminate any Company 401(k) Plans or other Company Employee Plans pursuant to Section 4.6;

(xii) certificates of good standing from the Office of the Secretary of State of the State of Delaware, the Registrar of Companies for England and Wales, and the applicable Governmental Body in each other jurisdiction in which the Company and each of its Subsidiaries is incorporated or formed or otherwise is qualified to do business, dated as of a date no more than five (5) Business Days prior to the Closing Date, certifying that the Company and each of its Subsidiaries is in good standing and that all applicable Taxes and fees of the Company and each of its Subsidiaries through such certification date have been paid;

(xiii) all Consents set forth in Schedule 1.3(c)(xiii), in each case, in form and substance reasonably satisfactory to Parent and duly executed and in full force and effect;

(xiv) the Escrow Agreement, duly executed by the Securityholders’ Agent;

(xv) evidence, in form and substance reasonably satisfactory to Parent, of the termination of each Affiliate Arrangement, except for the Affiliate Arrangements set forth on Schedule 1.3(c)(xv), without Liability of the Company (including the Surviving Corporation), any of its Subsidiaries, Parent and its Affiliates thereunder from and after the Closing;

(xvi) evidence, in form and substance reasonably satisfactory to Parent, that the D&O Tail Policy has been obtained and is in full force and effect;

(xvii) a Joinder Agreement, duly executed by at least 95% of the Company stockholders, with such 95% calculation based on shares of Company Capital Stock held by such Persons; and

(xviii) a lockup agreement, in the form attached hereto as Exhibit F (each, a “Lock-Up Agreement”) duly executed by at least 95% of the Company stockholders who are receiving shares of Parent Common Stock, with such 95% calculation based on shares of Company Capital Stock held by such Persons.

(d) Parent Closing Deliverables. At the Closing, Parent shall deliver to the Company and the Securityholders’ Agent:

(i) the Escrow Agreement, duly executed by Parent and the Escrow Agent;

(ii) the Joinder Agreements, duly executed by Parent; and

(iii) the Lock-Up Agreements, duly executed by Parent.

(e) Closing Payments. At the Closing, Parent shall pay, or cause to be paid, the following amounts by wire transfer of immediately available funds:

(i) to each holder of the Pay-Off Indebtedness, an amount in cash set forth opposite such Person’s name in the Estimated Closing Statement to the account or accounts designated by such Person therein;

(ii) to the Company, the aggregate amount of Change of Control Payments for further payment to the recipients thereof in accordance with the standard payroll practices of the Company (including the Surviving Corporation), to the account or accounts designated by the Company in the Estimated Closing Statement;

(iii) to each Person owed Company Transaction Expenses (other than Change of Control Payments), an amount in cash set forth opposite such Person’s name in the Estimated Closing Statement to the account or accounts designated by such Person therein;

(iv) to the Escrow Agent (A) an amount in cash equal to the Indemnity Escrow Amount (Cash), (B) a number of shares of Parent Common Stock equal to the Indemnity Escrow Amount (Stock), and (C) an amount in cash equal to the Adjustment Escrow Amount, in each case to the account designated by the Escrow Agent pursuant to the Escrow Agreement;

(v) to the Company, the aggregate cash amount payable to holders of Outstanding Vested Options pursuant to Section 1.8(a)(i) for further payment to the recipients thereof in accordance with the standard payroll practices of the Company (including the Surviving Corporation), to the account or accounts designated by the Company in the Estimated Closing Statement; and

(vi) to the Securityholders’ Agent, an amount in cash equal to the Expense Fund Amount, to the account or accounts designated by the Securityholders’ Agent in the Estimated Closing Statement.

1.4 Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Parent prior to the Effective Time:

(a) The certificate of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “Tile, Inc.”. The bylaws of the Surviving Corporation shall be amended as of the Effective Time to be identical to the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended as provided by the DGCL, by the terms of the certificate of incorporation of the Surviving Corporation and by the terms of such bylaws.

(b) At the Effective Time and by virtue of the Merger, the members of the board of directors of Merger Sub and the officers of Merger Sub as of immediately prior to the Effective Time shall be the initial members of the board of directors of the Surviving Corporation and the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

1.5 Conversion of Shares.

(a) Conversion. Subject to Sections 1.10 1.11 and 1.13, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company, any stockholder of the Company or any other Person:

(i) each share of Company Capital Stock held in the Company’s treasury or owned by Parent, Merger Sub, the Company or any direct or indirect wholly owned Subsidiary of Parent, Merger Sub or the Company immediately prior to the Effective Time (“Disregarded Shares”), if any, shall be extinguished and cancelled without payment of any consideration in respect thereof;

(ii) all shares of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time held by each Non-Dissenting Stockholder (other than Disregarded Shares) shall be converted automatically into the right to receive:

(A) at the Closing, an amount in cash equal to: (1) the amount determined by multiplying (I) the Series A Cash Per Share by (II) the total number of shares of Series A Preferred Stock held by such Non-Dissenting Stockholder; minus (2) the cash portion of such Non-Dissenting Stockholder’s Indemnity Escrow Fund Contribution Amount attributable to such shares of Series A Preferred Stock; minus (3) the portion of such Non-Dissenting Stockholder’s Expense Fund Contribution Amount attributable to such shares of Company Capital Stock;

(B) at the Closing, the number of shares of Parent Common Stock equal to: (1) the number of shares of Parent Common Stock determined by multiplying (I) the Series A Stock Per Share by (II) the total number of shares of Series A Preferred Stock held by such Non-Dissenting Stockholder; minus (2) the stock portion of such Non-Dissenting Stockholder’s Indemnity Escrow Fund Contribution Amount attributable to such shares of Series A Preferred Stock; and

(C) any cash and stock disbursements required to be made from the Indemnity Escrow Fund and the Expense Fund with respect to such shares of Company Common Stock to the former holder thereof in accordance with the Escrow Agreement and Section 11.1(f), if, as and when such disbursements are required to be made;

(iii) all shares of Series B Preferred Stock issued and outstanding immediately prior to the Effective Time held by each Non-Dissenting Stockholder (other than Disregarded Shares) shall be converted automatically into the right to receive:

(A) at the Closing, an amount in cash equal to: (1) the amount determined by multiplying (I) the Series B Cash Per Share by (II) the total number of shares of Series B Preferred Stock held by such Non-Dissenting Stockholder; minus (2) the cash portion of such Non-Dissenting Stockholder’s Indemnity Escrow Fund Contribution Amount attributable to such shares of Series B Preferred Stock; minus (3) the portion of such Non-Dissenting Stockholder’s Expense Fund Contribution Amount attributable to such shares of Series B Preferred Stock;

(B) at the Closing, the number of shares of Parent Common Stock equal to: (1) the number of shares of Parent Common Stock determined by multiplying (I) the Series B Stock Per Share by (II) the total number of shares of Series B Preferred Stock held by such Non-Dissenting Stockholder; minus (2) the stock portion of such Non-Dissenting Stockholder’s Indemnity Escrow Fund Contribution Amount attributable to such shares of Series B Preferred Stock; and

(C) any cash and stock disbursements required to be made from the Indemnity Escrow Fund and the Expense Fund with respect to such shares of Company Common Stock to the former holder thereof in accordance with the Escrow Agreement and Section 11.1(f), if, as and when such disbursements are required to be made;

(iv) all shares of Series B-1 Preferred Stock issued and outstanding immediately prior to the Effective Time held by each Non-Dissenting Stockholder (other than Disregarded Shares) shall be converted automatically into the right to receive:

(A) at the Closing, an amount in cash equal to: (1) the amount determined by multiplying (I) the Series B-1 Cash Per Share by (II) the total number of shares of Series B-1 Preferred Stock held by such Non-Dissenting Stockholder; minus (2) the cash portion of such Non-Dissenting Stockholder’s Indemnity Escrow Fund Contribution Amount attributable to such shares of Series B-1 Preferred Stock; minus (3) the portion of such Non-Dissenting Stockholder’s Expense Fund Contribution Amount attributable to such shares of Company Capital Stock;

(B) at the Closing, the number of shares of Parent Common Stock equal to: (1) the number of shares of Parent Common Stock determined by multiplying (I) the Series B-1 Stock Per Share by (ii) the total number of shares of Series B-1 Preferred Stock held by such Non-Dissenting Stockholder; minus (2) the stock portion of such Non-Dissenting Stockholder’s Indemnity Escrow Fund Contribution Amount attributable to such shares of Series B-1 Preferred Stock; and

(C) any cash and stock disbursements required to be made from the Indemnity Escrow Fund and the Expense Fund with respect to such shares of Company Common Stock to the former holder thereof in accordance with the Escrow Agreement and Section 11.1(f), if, as and when such disbursements are required to be made;

(v) all shares of Series C Preferred Stock issued and outstanding immediately prior to the Effective Time held by each Non-Dissenting Stockholder (other than Disregarded Shares) shall be converted automatically into the right to receive:

(A) at the Closing, an amount in cash equal to: (1) the amount determined by multiplying (I) the Series C Cash Per Share by (II) the total number of shares of Series C Preferred Stock held by such Non-Dissenting Stockholder; minus (2) the cash portion of such Non-Dissenting Stockholder’s Indemnity Escrow Fund Contribution Amount attributable to such shares of Series C Preferred Stock; minus (3) the portion of such Non-Dissenting Stockholder’s Expense Fund Contribution Amount attributable to such shares of Series C Preferred Stock; and

(B) at the Closing, the number of shares of Parent Common Stock equal to: (1) the number of shares of Parent Common Stock determined by multiplying (I) the Series C Stock Per Share by (ii) the total number of shares of Series C Preferred Stock held by such Non-Dissenting Stockholder; minus (2) the stock portion of such Non-Dissenting Stockholder’s Indemnity Escrow Fund Contribution Amount attributable to such shares of Series C Preferred Stock; and

(C) any cash and stock disbursements required to be made from the Indemnity Escrow Fund and the Expense Fund with respect to such shares of Company Common Stock to the former holder thereof in accordance with the Escrow Agreement and Section 11.1(f), if, as and when such disbursements are required to be made;

(vi) all shares of Series C-1 Preferred Stock issued and outstanding immediately prior to the Effective Time held by each Non-Dissenting Stockholder (other than Disregarded Shares) shall be converted automatically into the right to receive:

(A) at the Closing, an amount in cash equal to: (1) the amount determined by multiplying (I) the Series C-1 Cash Per Share by (II) the total number of shares of Series C-1 Preferred Stock held by such Non-Dissenting Stockholder; minus (2) the cash portion of such Non-Dissenting Stockholder’s Indemnity Escrow Fund Contribution Amount attributable to such shares of Series C-1 Preferred Stock; minus (3) the portion of such Non-Dissenting Stockholder’s Expense Fund Contribution Amount attributable to such shares of Series C-1 Preferred Stock;

(B) at the Closing, the number of shares of Parent Common Stock equal to: (1) the number of shares of Parent Common Stock determined by multiplying (I) the Series C-1 Stock Per Share by (ii) the total number of shares of Series C-1 Preferred Stock held by such Non-Dissenting Stockholder; minus (2) the stock portion of such Non-Dissenting Stockholder’s Indemnity Escrow Fund Contribution Amount attributable to such shares of Series C-1 Preferred Stock; and

(C) any cash and stock disbursements required to be made from the Indemnity Escrow Fund and the Expense Fund with respect to such shares of Company Common Stock to the former holder thereof in accordance with the Escrow Agreement and Section 11.1(f), if, as and when such disbursements are required to be made;

(vii) all shares of Company Common Stock and Outstanding Vested RSUs issued and outstanding immediately prior to the Effective Time held by each Non-Dissenting Stockholder (other than Disregarded Shares) shall be converted automatically into the right to receive:

(A) at the Closing, an amount in cash equal to: (1) the amount determined by multiplying (I) the Estimated Common-Equivalents Cash Per Share by (II) the total number of shares of Company Common Stock held by such Non-Dissenting Stockholder (or in the case of Outstanding Vested RSUs, the total number of shares of Company Common Stock subject to such Outstanding Vested RSUs); minus (2) the cash portion of such Non-Dissenting Stockholder’s Indemnity Escrow Fund Contribution Amount attributable to such shares of Company Common Stock (or in the case of Company RSUs, attributable to the shares of Company Common Stock subject to such Outstanding Vested RSUs); minus (3) the portion of such Non-Dissenting Stockholder’s Adjustment Escrow Fund Contribution Amount attributable to such shares of Company Common Stock (or in the case of Outstanding Vested RSUs, attributable to the shares of Company Common Stock subject to such Outstanding Vested RSUs); minus (4) the portion of such Non-Dissenting Stockholder’s Expense Fund Contribution Amount attributable to such shares of Company Common Stock (or in the case of Outstanding Vested RSUs, attributable to the shares of Company Common Stock subject to such Outstanding Vested RSUs);

(B) at the Closing, the number of shares of Parent Common Stock equal to: (1) the number of shares of Parent Common Stock determined by multiplying (I) the Estimated Common-Equivalents Stock Per Share by (ii) the total number of shares of Company Common Stock held by such Non-Dissenting Stockholder (or in the case of Outstanding Vested RSUs, the total number of shares of Company Common Stock subject to such Outstanding Vested RSUs); minus (2) the stock portion of such Non-Dissenting Stockholder’s Indemnity Escrow Fund Contribution Amount attributable to such shares of Company Common Stock;

(C) a cash amount equal to such Non-Dissenting Stockholder’s portion of the Additional Closing Cash Consideration, if any, attributable to such shares of Company Common Stock (or in the case of Outstanding Vested RSUs, attributable to the shares of Company Common Stock subject to such Outstanding Vested RSUs) when payable pursuant to Section 1.12(e)(ii); and

(D) the number of shares of Parent Common Stock equal to the product of (1) the Contingent Stock Per Share times (2) the total number of shares of Company Common Stock held by such Non-Dissenting Stockholder, if and when issuable pursuant to Section 1.7(a); and

(E) any cash and stock disbursements required to be made from the Indemnity Escrow Fund, the Adjustment Escrow Fund and the Expense Fund with respect to such shares of Company Common Stock (or in the case of Outstanding Vested RSUs, attributable to the shares of Company Common Stock subject to such Outstanding Vested RSUs) to the former holder thereof in accordance with the Escrow Agreement and Section 11.1(f), if, as and when such disbursements are required to be made; and

(viii) each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted automatically into one share of common stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(b) The amount of cash, if any, that each holder is entitled to receive at any particular time for the shares of Outstanding Capital Stock or shares of Company Capital Stock subject to Outstanding Options or Outstanding Vested RSUs, or shares of Company Capital Stock subject to Outstanding Company Warrants (as defined in Section 1.9), in each case held by such holder (as the case may be), shall be rounded to the nearest cent (with $0.005 being rounded upward) and computed after aggregating the cash amounts payable at such time for all shares of each class and series of Outstanding Capital Stock and all Outstanding Options, Outstanding Vested RSUs and Outstanding Company Warrants held by such holder. Notwithstanding anything to the contrary set forth herein, no holder of Company Capital Stock shall be entitled to receive any Parent Common Stock unless and until such holder has executed and delivered to Parent a Lock-Up Agreement and an applicable Investor Questionnaire.

1.6 Escrows.

(a) Indemnity Escrow Contribution. Notwithstanding anything to the contrary contained in this Agreement, at the Closing, Parent shall: (i) withhold from the Adjusted Closing Cash Consideration payable pursuant hereto and deposit into an escrow account with the Escrow Agent an amount in cash equal to the Indemnity Escrow Amount (Cash); and (ii) withhold from the Closing Stock Consideration (which in the case of holders of Outstanding Vested Options shall mean the New Parent Options) issuable pursuant hereto and deposit into an escrow account with the Escrow Agent the number of shares of Parent Common Stock equal to the Indemnity Escrow Amount (Stock) (collectively, the “Indemnity Escrow Fund”). The Indemnity Escrow Fund shall be held by the Escrow Agent and disbursed by it solely for the purposes and in accordance with the terms of this Agreement and the provisions of the escrow agreement to be entered into among Parent, the Securityholders’ Agent and the Escrow Agent on the Closing Date, substantially in the form attached hereto as Exhibit G (the “Escrow Agreement”).

(b) Adjustment Escrow Contribution. Notwithstanding anything to the contrary contained in this Agreement, at the Closing, Parent shall withhold from the Aggregate Common-Equivalents Cash Allocation payable pursuant hereto and deposit into an escrow account with the Escrow Agent, as security for any Closing Cash Consideration Excess to which Parent may become entitled pursuant to Section 1.12 hereof, an amount in cash equal to the Adjustment Escrow Amount (the “Adjustment Escrow Fund”). The Adjustment Escrow Fund shall be held by the Escrow Agent and disbursed by it solely for the purposes and in accordance with the terms of this Agreement and the provisions of the Escrow Agreement.

(c) Escrow Agreement Approval. The terms and provisions of the Escrow Agreement and the transactions contemplated thereby are specific terms of the Merger, and the approval and adoption of this Agreement and approval of the Merger by the Company stockholders pursuant to written consents evidencing the Required Merger Stockholder Vote shall constitute approval by such stockholders, as specific terms of the Merger. By executing a written consent approving and adopting this Agreement and approving the Merger and/or a Joinder Agreement, as applicable, the Effective Time Holders will have irrevocably agreed to be bound by and comply with the obligations relating to the Escrow Agreement and all of the arrangements and provisions of this Agreement relating thereto, including the deposit of the Indemnity Escrow Amount (Cash), Indemnity Escrow Amount (Stock) and the Adjustment Escrow Amount into escrow and the indemnification obligations set forth in Section 10 hereof.

1.7 Contingent Consideration.

(a) Contingent Consideration.

(i) On the Contingent Consideration Issuance Date (as defined below), Parent shall issue and deliver to the Paying Agent for distribution to the Common-Equivalents Holders, shares of Parent Common Stock comprising the Contingent Stock Consideration, if any.

(ii) Within sixty (60) days following March 31, 2022, Parent shall, or shall cause to Company, to complete financial statements of the Company for the fourth quarter of calendar year 2021 and the first quarter of calendar year 2022 (the “Contingent Consideration Period”), which shall be prepared in accordance with GAAP applied on a consistent basis with the Company’s audited financial statements dated March 31, 2021 and reviewed by the Company’s outside accountants (the “Quarterly Financial Statements”). Within ten (10) days following completion of the Quarterly Financial Statements, Parent shall deliver to the Securityholders’ Agent a schedule setting forth, together with the Quarterly Financial Statements, the Company’s revenue and EBITDA achieved for the fourth quarter of calendar year 2021 and the first quarter of calendar year 2022 combined and whether the Business Performance Requirements have been achieved (the “Contingent Consideration Schedule”).

(iii) For purposes of this Agreement, the “Contingent Consideration Issuance Date” shall be on the earlier of (i) within ten (10) days following final determination of whether the Business Performance Requirements have been achieved pursuant to Section 1.7(b), or (ii) if no dispute is raised pursuant to Section 1.7(b), on the earlier of (A) thirty (30) days following the delivery of the Contingent Consideration Schedule, or (B) ten (10) days following receipt by Parent of written notice from the Securityholders’ Agent that the Contingent Consideration Schedule is not disputed.

(b) Continuation of Business Operations. Parent agrees that from and after the Closing and during the remainder of the Contingent Consideration Period it shall:

(i) continue to operate the Company business in a manner that is consistent with its historical operations in all material respects;

(ii) not sell or otherwise transfer any of the equity or material assets (other than the sale of Company products in the ordinary course of business) of the Company; and

(iii) not terminate any of the Key Employees other than for “Cause” as defined in their respective Signing Date Employment Agreements.

(c) Contingent Consideration Dispute Resolution.

(i) Parent shall provide the Securityholders’ Agent with backup documentation relating to the Contingent Consideration Schedule as reasonably requested, including access to the Company’s internal and external accounting and finance personnel. In the event the Securityholders’ Agent disputes any of the calculations set forth in the Contingent Consideration Schedule or the Contingent Consideration Schedule, as applicable (a “Contingent Consideration Dispute”), the Securityholders’ Agent shall give notice to Parent in writing of such disagreement in reasonable detail and the basis for such disagreement on a line-by-line basis, including the Securityholders’ Agent’s determination of any amount therein that is disputed within thirty (30) days following receipt of the Contingent Consideration Schedule (a “Contingent Consideration Dispute Notice”). In the event the Securityholders’ Agent fails for any reason to deliver a Contingent Consideration Dispute Notice to Parent within such thirty (30) day-period, the Contingent Consideration Schedule shall be final and binding on the Parties hereto and the determination of whether the Business Performance Requirements have been achieved as set forth therein shall be deemed final for all purposes under this Agreement. In the event of such a Contingent Consideration Dispute, Parent and the Securityholders’ Agent shall first use their diligent good faith efforts to resolve such Contingent Consideration Dispute among themselves. If Parent and the Securityholders’ Agent are unable to resolve the Contingent Consideration Dispute within thirty (30) calendar days after delivery of the Contingent Consideration Dispute Notice (the “Contingent Consideration Resolution Period”), then any remaining items in dispute shall be submitted to a nationally recognized accounting firm jointly chosen by Parent and the Securityholders’ Agent (the “Audit Firm”).

(ii) If any Contingent Consideration Dispute is submitted to the Audit Firm, Parent and the Securityholders’ Agent will each prepare a separate written report of such unresolved item or items specified in the Contingent Consideration Dispute Notice and deliver such reports, along with copies of the Contingent Consideration Dispute Notice and the Contingent Consideration Schedule marked to indicate those items that remain in dispute, to the Audit Firm within ten (10) calendar days after the end of the Contingent Consideration Resolution Period. Thereafter, each of Parent and the Securityholders’ Agent will, and will use reasonable best efforts to cause its independent registered public accounting firm to, furnish to the Audit Firm such work papers and other documents and information relating to the disputed issues (including information of the Company) as the Audit Firm may reasonably request and are available to Parent or the Securityholders’ Agent, or their respective independent registered public accounting firms, as the case may be; provided, however, such independent registered public accounting firms shall not be obligated to make any work papers available to the Audit Firm until the Audit Firm has signed a customary agreement relating to such access to working papers in form and substance reasonably acceptable to such independent registered public accounting firms. Parent and the Securityholders’ Agent will each be afforded the opportunity to present to the Audit Firm material relating to the determination of the revenue and EBITDA achieved by the Company for the first quarter of calendar year 2021 and the fourth quarter of calendar year 2022 combined and to discuss such determination with the Audit Firm at a meeting with Parent and the Securityholders’ Agent present. The Parties acknowledge and agree that (i) the Audit Firm shall not attribute a value to any disputed amount greater than the greatest amount proposed by either Parent or the Securityholders’ Agent, or an amount less than the least amount proposed by either Parent or the Securityholders’ Agent, (ii) the review by and determinations of the Audit Firm shall be limited to, and only to, the unresolved item or items specified in the Contingent Consideration Dispute Notice and contained in the reports prepared and submitted to the Audit Firm by Parent and the Securityholders’ Agent, and (iii) the determinations by the Audit Firm shall be based solely on such reports submitted by Parent and the Securityholders’ Agent, and the work papers and other documents and information provided to the Audit Firm that form the basis for Parent’s and the Securityholders’ Agent’s respective positions. The written decision of the Audit Firm shall (1) be rendered within no more than sixty (60) days from the date that the matter is referred to such firm, (2) be final and binding on the Parties hereto and, in the absence of Fraud or manifest error, shall not be subject to dispute or review, (3) have the same effect for all purposes as if such determinations had been embodied in a final judgment entered by a court of competent jurisdiction, and either Parent or the Securityholders’ Agent may petition the Delaware courts to reduce such decision to judgment and (4) be an expert determination under Delaware law governing expert determinations. Following any such dispute resolution (whether by mutual agreement of Parent and the Securityholders’ Agent or by written decision of the Audit Firm), all calculations in the Contingent Consideration Schedule and the determination of whether the Business Performance Requirements have been achieved (in each case as determined in such dispute resolution), shall be deemed final. The costs and expenses of the Audit Firm shall be allocated by the Audit Firm between Parent and the Effective Time Holders, acting through the Securityholders’ Agent in its capacity as such , on the other, in the same proportion that the aggregate amount of unsuccessfully disputed or defended items, as applicable, submitted by each of Parent and the Securityholders’ Agent bears to the total amount of disputed items; provided, however, if the engagement agreement, if any, entered into with the Audit Firm requires Parent and the Securityholders’ Agent to be jointly and severally liable to the Audit Firm for its fees and disbursements and either Parent or the Effective Time Holders, acting through the Securityholders’ Agent in its capacity as such pays more than its portion of such fees and disbursements as determined according to this sentence, the Party paying less than its portion of such fees and disbursements hereby agrees to reimburse the first Party for any excess portion paid by such first Party to the Audit Firm.

1.8 Treatment of Company Options and Outstanding Unvested RSUs.

(a) Outstanding Vested Options. Subject to Section 1.8(d), Section 1.11(h) and Section 1.13, at the Effective Time, each Company Option that is vested, outstanding and unexercised immediately prior to the Effective Time (after giving effect to any vesting that is contingent upon the completion of the Merger) (each, an “Outstanding Vested Option”) shall be cancelled and the holder thereof shall be entitled to receive pursuant to this Section 1.8(a) for such holder’s Company Common Stock subject to such Outstanding Vested Option:

(i) at the Closing, an amount in cash equal to: (A) the amount determined by multiplying (1) the Estimated Common-Equivalents Cash Per Share minus the Closing Cash Consideration Percentage of the per share exercise price payable in respect of a share of Company Common Stock subject to such Outstanding Vested Option by (2) the total number of shares of Company Common Stock subject to such Outstanding Vested Option held by such holder; minus (B) the cash portion of such holder’s Indemnity Escrow Fund Contribution Amount attributable to the total number of shares of Company Common Stock subject to such Outstanding Vested Option held by such holder; minus (C) the portion of such holder’s Adjustment Escrow Fund Contribution Amount attributable to the total number of shares of Company Common Stock subject to such Outstanding Vested Option held by such holder; minus (D) the portion of such holder’s Expense Fund Contribution Amount attributable to the total number of shares of Company Common Stock subject to such Outstanding Vested Option held by such holder;

(ii) at the Closing, an option to purchase the number of shares of Parent Common Stock (rounded down to the nearest whole share) (each a “New Parent Vested Option”) equal to: (A) the number of shares of Parent Common Stock determined by multiplying (1) the Estimated Common-Equivalents Stock Per Share by (2) the total number of shares of Company Common Stock subject to such Outstanding Vested Option held by such holder, at an exercise price per share (rounded up to the nearest whole cent) determined by dividing (I) the Closing Stock Consideration Percentage of the exercise price per share of Company Common Stock at which such Outstanding Vested Option was exercisable immediately prior to the Effective Time by (II) the Estimated Common-Equivalents Stock Per Share; minus (B) the New Parent Vested Option portion of such holder’s Indemnity Escrow Fund Contribution Amount attributable to the total number of shares of Company Common Stock subject to such Outstanding Vested Option held by such holder;

(iii) a cash amount equal to such holder’s portion of the Additional Closing Cash Consideration, if any, attributable to the total number of shares of Company Common Stock that were subject to such Outstanding Vested Option held by such holder, when issuable pursuant to Section 1.12(e)(ii);

(iv) Parent RSUs (the “Parent Vested RSUs”) equal to the product of (1) the Contingent Stock Per Share times (2) the total number of shares of Company Common Stock that were subject to such Outstanding Vested Option held by such holder, if and when issuable pursuant to Section 1.7; and

(v) any cash and stock disbursements required to be made from the Indemnity Escrow Fund, the Adjustment Escrow Fund and the Expense Fund with respect to such Outstanding Vested Option to the former holder thereof in accordance with the Escrow Agreement and Section 11.1(f) if, as and when such disbursements are required to be made; provided that any distributions to holders of Outstanding Options must be made prior to the date that is five (5) years following the Effective Time and otherwise in accordance with Treasury Regulation §1.409A-3(i)(5)(iv)(A).

(vi) Notwithstanding anything to the contrary in this Section 1.8(a), this Section 1.8(a) shall not apply to the Company Options subject to the Revesting Agreement, which shall be governed by the terms thereof.

(b) Outstanding Unvested Options. Each Company Option that is unvested, outstanding and unexercised immediately prior to the Effective Time, after giving effect to any vesting that is contingent upon the completion of the Merger (each, an “Outstanding Unvested Option”), shall be cancelled as of the Effective Time without payment to the holder thereof.

(c) Outstanding Unvested RSUs. Subject to Section 1.8(d), at the Effective Time, each Outstanding Unvested RSU that is unvested, outstanding and unexercised immediately prior to the Effective Time, after giving effect to any vesting that is contingent upon the completion of the Merger, shall be cancelled as of the Effective Time without payment to the holder thereof.

(d) Prior to the Effective Time, the Company shall take all action that may be necessary (under the Company Equity Incentive Plan or otherwise) to effectuate the provisions of this Section 1.8 and to ensure that, from and after the Effective Time, each holder of an Outstanding Option and/or Outstanding Unvested RSU cancelled as provided in this Section 1.8 shall cease to have any rights with respect thereto, except the right for each holder of an Outstanding Option and/or Outstanding Unvested RSU to receive the consideration, if any, specified in this Section 1.8, without interest. Notwithstanding anything to the contrary set forth herein, no holder of an Outstanding Option shall be entitled to receive any payment therefor unless and until such holder has executed and delivered to Parent a Joinder Agreement.

1.9 Treatment of Company Warrants. Subject to Section 1.13, at the Effective Time, each Company Warrant that is outstanding and unexercised immediately prior to the Effective Time (each, an “Outstanding Company Warrant”) shall be cancelled and the holder thereof shall be entitled to receive pursuant to this Section 1.9, for such holder’s Company Common Stock subject to such Outstanding Company Warrant:

(a) at the Closing, an amount in cash equal to: (A) the amount determined by multiplying (1) the Estimated Common-Equivalents Cash Per Share minus per share exercise price payable in respect of a share of Company Common Stock subject to such Outstanding Company Warrant by (2) the total number of shares of Company Common Stock subject to such Outstanding Company Warrant held by such holder; minus (B) the cash portion of such holder’s Indemnity Escrow Fund Contribution Amount attributable to the total number of shares of Company Common Stock subject to such Outstanding Company Warrant held by such holder; minus (C) the portion of such holder’s Adjustment Escrow Fund Contribution Amount attributable to the total number of shares of Company Common Stock subject to such Outstanding Company Warrant held by such holder; minus (D) the portion of such holder’s Expense Fund Contribution Amount attributable to the total number of shares of Company Common Stock subject to such Outstanding Company Warrant held by such holder;

(b) at the Closing, the number of shares of Parent Common Stock equal to: (A) the number of shares of Parent Common Stock determined by multiplying (1) the Estimated Common-Equivalents Stock Per Share by (2) the total number of shares of Company Common Stock subject to such Outstanding Company Warrant held by such holder; minus (B) the stock portion of such holder’s Indemnity Escrow Fund Contribution Amount attributable to the total number of shares of Company Common Stock subject to such Outstanding Company Warrant held by such holder;

(c) a cash amount equal to such holder’s portion of the Additional Closing Cash Consideration, if any, attributable to the total number of shares of Company Common Stock that were subject to such Outstanding Company Warrant held by such holder, when issuable pursuant to Section 1.12(e)(ii);

(d) the number of shares of Parent Common Stock equal to the product of (1) the Contingent Stock Per Share times (2) the total number of shares of Company Common Stock that were subject to such Outstanding Company Warrant held by such holder, if and when issuable pursuant to Section 1.7; and

(e) any cash and stock disbursements required to be made from the Indemnity Escrow Fund, the Adjustment Escrow Fund, and the Expense Fund with respect to such Outstanding Company Warrant to the former holder thereof in accordance with the Escrow Agreement and Section 11.1(f) if, as and when such disbursements are required to be made.

Prior to the Effective Time, the Company shall take all action that may be necessary to effectuate the provisions of this Section 1.9 and to ensure that, from and after the Effective Time, each holder of an Outstanding Company Warrant cancelled as provided in this Section 1.9 shall cease to have any rights with respect thereto, except the right for each holder of an Outstanding Company Warrant to receive the consideration specified in this Section 1.9, without interest. Notwithstanding anything to the contrary set forth herein, no holder of an Outstanding Company Warrant shall be entitled to receive any payment therefor until such holder has executed and delivered to Parent a Joinder Agreement, and no holder of an Outstanding Company Warrant shall be entitled to receive any Parent Common Stock until such holder has executed and delivered to Parent a Lock-Up Agreement and an Investor Questionnaire.

1.10 Dissenting Shares.

(a) Effect on Dissenting Shares. Notwithstanding any provisions of this Agreement to the contrary, shares of Company Capital Stock held by a holder who has demanded and perfected a demand for appraisal of such holder’s shares of Company Capital Stock in accordance with Section 262 of the DGCL or under Chapter 13 of the CCC, if applicable, and as of the Effective Time has neither effectively withdrawn nor lost such holder’s appraisal rights pursuant to the DGCL or under Chapter 13 of the CCC, if applicable, (the “Dissenting Shares”) shall not be converted into the applicable Merger Consideration pursuant to Section 1.5, but shall be entitled to only such rights as are granted by the DGCL or under Chapter 13 of the CCC, if applicable. Parent shall be entitled to retain any Merger Consideration not paid on account of such Dissenting Shares pending resolution of the claims of such holders, and no other Person shall be entitled to any portion of such retained Merger Consideration.

(b) Loss of Dissenting Share Status. Notwithstanding the provisions of Section 1.10(a), if any holder of shares of Company Capital Stock who demands appraisal with respect to such holder’s shares under the DGCL or under Chapter 13 of the CCC, if applicable, shall effectively withdraw or lose (through the failure to perfect or otherwise) such holder’s right to appraisal under the DGCL, or under Chapter 13 of the CCC, if applicable, then as of the Effective Time or the occurrence of such event, whichever occurs later, such holder’s shares of Company Capital Stock shall automatically be converted into the right to receive the applicable Merger Consideration, without interest thereon, promptly following the surrender of the certificate or certificates representing such shares of Company Capital Stock in accordance with Section 1.11.

(c) Notice of Dissenting Shares. The Company shall give Parent: (i) prompt notice of any demands for appraisal received by the Company, withdrawals of any demands, and any other instruments or notices served or otherwise delivered pursuant to the DGCL or under Chapter 13 of the CCC, if applicable, and received by the Company; and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demands for appraisal or other instruments or notices. The Company shall not, except with the prior written consent of Parent (which consent shall not be unreasonable withheld, conditioned or delayed), make any payment with respect to any demands for appraisal of shares of Company Capital Stock or offer to settle any such demands.

1.11 Exchange of Company Stock Certificates; Payment Agent.

(a) Payment Agent. PNC Bank, National Association shall act as payment agent in the Merger (the “Payment Agent”). On or promptly after the Closing Date, Parent shall deposit with the Payment Agent cash sufficient to pay the cash consideration payable pursuant to Section 1.5, Section 1.8 and Section 1.9 (excluding the Indemnity Escrow Amount (Cash) and the Adjustment Escrow Amount, which shall be deposited with the Escrow Agent in accordance with the Escrow Agreement, and the Expense Fund Amount which shall be deposited with the Securityholders’ Agent in accordance with Section 11.1(f)); provided, however, Parent may in its sole discretion cause any payments to Effective Time Holders who are subject to employee tax withholding to be made through Parent’s (or the Surviving Corporation’s) payroll system in accordance with standard payroll practices (including withholding for applicable Taxes as required by applicable Legal Requirements). The cash amount so deposited with the Payment Agent is referred to as the “Payment Fund.” The Payment Agent will be instructed to invest the funds included in the Payment Fund in the manner directed by Parent. Any interest or other income resulting from the investment of such funds shall be the property of, and will be paid to, Parent.

(b) Letters of Transmittal. Promptly following the Effective Time, the Payment Agent shall deliver:

(i) To each Person who is a record holder of Outstanding Capital Stock immediately prior to the Effective Time: (A) a letter of transmittal in substantially the form attached hereto as Exhibit H (a “Letter of Transmittal”), including a provision confirming that delivery of Company Stock Certificates (as defined in Section 1.11(d)) shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Payment Agent, a general release and a provision whereby such holder agrees to be bound by the provisions of Sections 1.5, 1.11, 11.1 and the other applicable provisions of this Agreement); and (B) instructions for use in effecting the exchange of Outstanding Capital Stock for the Merger Consideration payable with respect to such Outstanding Capital Stock. Upon the surrender to the Payment Agent of a duly executed Letter of Transmittal, Joinder Agreement, Lock-Up Agreement (if applicable), Investor Questionnaires and such other documents as Parent or the Payment Agent may reasonably request, such record holder shall, subject to Section 1.11(h), if applicable, be entitled to receive in exchange therefor the Merger Consideration that such holder has the right to receive pursuant to Section 1.5 at the times specified in Section 1.5, and such Outstanding Capital Stock so surrendered shall forthwith be cancelled. From and after the Effective Time, any book-entry or physical stock certificate which prior to the Effective Time represented shares of Company Capital Stock shall be deemed to represent only the right to receive the Merger Consideration, if any, payable with respect to such shares, and the holder of thereof shall cease to have any rights with respect to the shares of Company Capital Stock formerly represented thereby.

(ii) To each Person who is a holder of Outstanding Options immediately prior to the Effective Time with respect to which the Company has no Tax withholding obligations (“Non-Employee Options”), a letter of transmittal in substantially the form attached hereto as Exhibit I (a “NSO Letter of Transmittal”). Upon the surrender to the Payment Agent of a duly executed NSO Letter of Transmittal, Joinder Agreement, Lock-Up Agreement (if applicable), Investor Questionnaire and such other documents as Parent or the Payment Agent may reasonably request, the holder of such Non-Employee Option shall be entitled to receive in exchange therefor the Merger Consideration that such holder has the right to receive pursuant to Section 1.8 at the times specified in Section 1.8, as applicable, following the time of such delivery; and

(iii) to each Person who is a holder of an Outstanding Company Warrant immediately prior to the Effective Time as set forth on the Merger Consideration Certificate a letter of transmittal substantially in the form attached hereto as Exhibit J (a “Warrant Letter of Transmittal”). Upon the surrender to the Payment Agent of a duly executed Warrant Letter of Transmittal, Joinder Agreement, Lock-Up Agreement, Investor Questionnaire and such other documents as Parent or the Payment Agent may reasonably request, the holder of such Outstanding Company Warrant shall, subject to Section 1.11(h), if applicable, be entitled to receive in exchange therefor the Merger Consideration that such holder has the right to receive pursuant to Section 1.9 at the times specified in Section 1.9, as applicable, following the time of such delivery.

(c) Payments to Others. If payment of Merger Consideration in respect of shares of Company Capital Stock converted pursuant to Section 1.5 is to be made to a Person other than the Person in whose name surrendered Outstanding Capital Stock is registered, it shall be a condition to such payment that the Letter of Transmittal reflecting such Outstanding Capital Stock so surrendered shall be properly completed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of such payment in a name other than that of the registered holder of such Outstanding Capital Stock surrendered or shall have established to the satisfaction of Parent that such Tax either has been paid or is not payable.

(d) Stock Transfer Books. As of the Effective Time, the stock transfer books of the Company shall be closed and there shall not be any further registration of transfers of shares of Company Capital Stock thereafter on the records of the Company. If, after the Effective Time, shares of Outstanding Capital Stock are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration, if any, payable with respect to such shares as provided for in Section 1.5. No interest shall accrue or be paid on any Merger Consideration payable upon the surrender of Outstanding Capital Stock.

(e) Legends. The evidence of issuance of the book-entry entitlements representing the shares of Parent Common Stock to be issued pursuant to Section 1.5(a) in respect of shares of Company Capital Stock and Section 1.9 in respect of Company Warrants shall be delivered promptly following the applicable Company Securityholder’s compliance with the applicable exchange procedures specified in this Section 1.11 and shall bear the following legends to the extent applicable (along with any other legends that may be required pursuant to the applicable Revesting Agreement or Continuing Employee Vesting Agreement or under applicable Law):

(i) THESE SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (“THE ACT”) AND ARE “RESTRICTED SECURITIES” AS THAT TERM IS DEFINED IN RULE 144 UNDER THE ACT. THESE SHARES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED EXCEPT (I) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, OR (II) UNLESS THE ISSUER HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO IT THAT THESE SHARES MAY BE SOLD PURSUANT TO RULE 144 OR ANOTHER AVAILABLE EXEMPTION UNDER THE ACT AND THE RULES AND REGULATIONS THEREUNDER.

(ii) THE HOLDER HEREOF, BY ACQUIRING THESE SECURITIES OR ANY BENEFICIAL INTERESTS THEREIN, AGREES FOR THE BENEFIT OF LIFE360, INC. (THE “COMPANY”) THAT THESE SECURITIES AND ANY BENEFICIAL INTERESTS THEREIN MAY BE OFFERED, SOLD, REOFFERED, RESOLD, PLEDGED, DELIVERED, DISTRIBUTED OR OTHERWISE TRANSFERRED, DIRECTLY OR INDIRECTLY, ONLY (I) (A) TO THE COMPANY, (B) OUTSIDE THE UNITED STATES TO PERSONS THAT ARE NOT, AND ARE NOT ACTING FOR THE ACCOUNT OR BENEFIT OF, “U.S. PERSONS” (AS DEFINED IN RULE 902(k) UNDER THE U.S. SECURITIES ACT) IN AN “OFFSHORE TRANSACTION” (AS DEFINED IN RULE 902(h) UNDER THE U.S. SECURITIES ACT) COMPLYING WITH REGULATION S (“REGULATION S”) UNDER THE U.S. SECURITIES ACT THAT IS NOT THE RESULT OF ANY “DIRECTED SELLING EFFORTS” (AS DEFINED IN RULE 903(c) UNDER THE U.S. SECURITIES ACT), (C) IN ACCORDANCE WITH ANOTHER APPLICABLE EXEMPTION FROM, OR IN A

TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT, INCLUDING, SO LONG AS THE SECURITIES REPRESENTED HEREBY AND ANY BENEFICIAL INTERESTS THEREIN ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE U.S. SECURITIES ACT (“RULE 144A”), TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A) (“QIB”) PURCHASING FOR ITS OWN ACCOUNT OR THE ACCOUNT OF ONE OR MORE OTHER QIBs IN ONE OR MORE TRANSACTIONS EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT PURSUANT TO RULE 144A THEREUNDER, OR (D) IN A TRANSACTION REGISTERED UNDER THE U.S. SECURITIES ACT (WHICH IT ACKNOWLEDGES THE COMPANY IS UNDER NO OBLIGATION TO DO EXCEPT AS MAY BE SET FORTH IN ANY INVESTORS RIGHTS AGREEMENT THAT HAS BEEN OR MAY BE ENTERED INTO AMONG THE COMPANY AND CERTAIN HOLDERS OF THE COMPANY’S STOCK SOLELY FOR THE BENEFIT OF SUCH HOLDERS), AND, IN EACH CASE, IN COMPLIANCE WITH ALL APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES AND (II) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF ANY OTHER APPLICABLE JURISDICTIONS. THE COMPANY UNDERTAKES NO OBLIGATION TO SATISFY THE REQUIREMENTS FOR ANY EXEMPTION OR SAFE HARBOR FROM THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT TO FACILITATE ANY RESALES OF THESE SECURITIES.

(iii) THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A 180 DAY MARKET STANDOFF RESTRICTION AS SET FORTH IN A CERTAIN AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. AS A RESULT OF SUCH AGREEMENT, THESE SHARES MAY NOT BE TRADED PRIOR TO 180 DAYS AFTER THE EFFECTIVE DATE OF ANY PUBLIC OFFERING OF THE COMMON STOCK OF THE ISSUER HEREOF. SUCH RESTRICTION IS BINDING ON TRANSFEREES OF THESE SHARES.

(iv) THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP AGREEMENT WITH THE ISSUER OF SUCH SECURITIES THAT PROHIBITS THE SECURITIES FROM BEING TRANSFERRED PRIOR TO THE DATE SPECIFIED THEREIN.

(v) THESE SHARES ARE SUBJECT TO INDEMNITY AND ESCROW OBLIGATIONS SET FORTH IN AN AGREEMENT WITH THE COMPANY.

(f) Undistributed Payment Funds. Any portion of the Payment Fund that remains undistributed as of the date that is 180 days after the Effective Time shall be delivered to Parent upon demand, and the Effective Time Holders who have not theretofore surrendered their Outstanding Capital Stock in accordance with this Section 1.11, shall thereafter look only to Parent for satisfaction of their claims for the Merger Consideration payable with respect to such Outstanding Capital Stock, without any interest thereon.

(g) Escheat. Notwithstanding anything in this Agreement to the contrary, neither Parent nor any other Person shall be liable to any Effective Time Holder or to any other Person for any amount paid to a public official pursuant to applicable abandoned property law, escheat law or similar applicable Legal Requirement. Any Merger Consideration or other amounts remaining unclaimed three years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Body) shall, to the extent permitted by applicable Legal Requirements, become the property of Parent free and clear of any Encumbrance.

(h) Withholding. Each of the Payment Agent, Escrow Agent, Parent, the Company, the Surviving Corporation and any Affiliate or agent of any of the foregoing shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amounts payable pursuant to this Agreement (including without limitation Outstanding Vested RSUs) such amounts as are required to be deducted or withheld therefrom or in connection therewith under the Code or any provision of an applicable Legal Requirement. To the extent such amounts are so deducted or withheld and paid to the applicable Governmental Body, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

1.12 Purchase Price Adjustment.

(a) Company Estimated Closing Statement. Not more than five (5) Business Days but not less than three (3) Business Days prior to the Closing, the Company shall deliver to Parent a statement (the “Estimated Closing Statement”) setting forth a good faith calculation, together with reasonably detailed supporting documentation, of: (i) the Company Transaction Expenses (the “Estimated Company Transaction Expenses”); (ii) the Closing Indebtedness Amount (the “Estimated Closing Indebtedness Amount”); (iii) the Aggregate Exercise Price (the “Estimated Aggregate Exercise Price”); (iv) the Closing Cash Amount (the “Estimated Closing Cash Amount”); (v) the Closing Net Working Capital Shortfall Amount (the “Estimated Closing Net Working Capital Shortfall Amount”); (vi) the Closing Net Working Capital Excess Amount (the “Estimated Closing Net Working Capital Excess Amount”); and (vii) the resulting calculation of the Adjustment Amount (the “Estimated Adjustment Amount”), the Adjusted Closing Cash Consideration (the “Estimated Adjusted Closing Cash Consideration”), the Series A Cash Per Share, the Series A Stock Per Share, the Series B Cash Per Share, the Series B Stock Per Share, the Series B-1 Cash Per Share, the Series B-1 Stock Per Share, the Series C Cash Per Share, the Series C Stock Per Share, the Series C-1 Cash Per Share, the Series C-1 Stock Per Share, the Common-Equivalents Cash Per Share (the “Estimated Common-Equivalents Cash Per Share”) and the Common-Equivalents Stock Per Share (the “Estimated Common-Equivalents Stock Per Share”). The Estimated Closing Statement and the calculations thereunder shall be prepared and calculated by the Company in good faith and in accordance with the definitions set forth in this Agreement.

(b) Parent Closing Statement. No later than ninety (90) calendar days following the Closing Date (or such reasonable extension thereof as approved by the Securityholders’ Agent, such approval not to be unreasonably withheld, conditioned or delayed) (such period, the “Post-Closing Review Period”), Parent will conduct a review of the Merger Consideration Certificate (the “Post-Closing Review”) and, based on the Post-Closing Review, shall furnish the

Securityholders’ Agent a certificate of Parent setting forth Parent’s good faith calculation of: (i) the Company Transaction Expenses; (ii) the Closing Indebtedness Amount; (iii) the Aggregate Exercise Price; (iv) the Closing Cash Amount, (v) the Closing Net Working Capital Shortfall Amount; (vi) the Closing Net Working Capital Excess Amount; and (vii) the resulting calculation of the Adjustment Amount, the Adjusted Closing Cash Consideration, the Series A Cash Per Share, the Series A Stock Per Share, the Series B Cash Per Share, the Series B Stock Per Share, the Series B-1 Cash Per Share, the Series B-1 Stock Per Share, the Series C Cash Per Share, the Series C Stock Per Share, the Series C-1 Cash Per Share, the Series C-1 Stock Per Share, the Common-Equivalents Cash Per Share and the Common-Equivalents Stock Per Share (the “Parent Closing Statement”); provided; however, if Parent fails to deliver the Parent Closing Statement pursuant to this Section 1.12(b) prior to the expiration of the Post-Closing Review Period, then the calculations set forth on the Estimated Closing Statement shall be deemed final and conclusive and binding upon all of the parties hereto. The Parent Closing Statement shall be prepared by Parent in good faith and in accordance with the definitions set forth in this Agreement.

(c) Post-Closing Dispute Notice. If the Securityholders’ Agent disputes the accuracy of the calculation of any of the items set forth in the Parent Closing Statement, the Securityholders’ Agent shall provide written notice to Parent no later than sixty (60) calendar days following the Securityholders’ Agent’s receipt of the Parent Closing Statement (the “Post-Closing Dispute Notice”), setting forth in reasonable detail those items that the Securityholders’ Agent disputes. During such sixty (60) day period (and, in addition, until the resolution of any disputed amounts in accordance with this Section 1.12), Parent shall, and shall cause the Company to, (A) assist the Securityholders’ Agent in the review of the Parent Closing Statement and provide the Securityholders’ Agent and its representatives with access to (and the right to make copies of) the books, records (including work papers, schedules, memoranda and other documents), supporting data, facilities and employees for purposes of its review of the Parent Closing Statement, and (B) cooperate with the Securityholders’ Agent and its representatives in connection with such review, including by providing on a timely basis all other information necessary or useful in connection with the review of the Parent Closing Statement and access to the Company’s accountants and advisors. If the Securityholders’ Agent accepts the calculation of the items set forth in the Parent Closing Statement, or if the Securityholders’ Agent fails within such sixty (60) day period to notify Parent of any dispute with respect thereto, then the calculation of such items and the resulting Adjustment Amount, Adjusted Closing Consideration, the Series A Cash Per Share, the Series A Stock Per Share, the Series B Cash Per Share, the Series B Stock Per Share, the Series B-1 Cash Per Share, the Series B-1 Stock Per Share, the Series C Cash Per Share, the Series C Stock Per Share, the Series C-1 Cash Per Share, the Series C-1 Stock Per Share, the Common-Equivalents Cash Per Share and the Common-Equivalents Stock Per Share set forth in the Parent Closing Statement shall be deemed final and conclusive and binding upon all Parties.

(d) Dispute Resolution. During the thirty (30) day period following delivery of a Post-Closing Dispute Notice, Parent and the Securityholders’ Agent will meet and negotiate in good faith with a view to resolving their disagreements over the disputed items. If Parent and the Securityholders’ Agent resolve their differences over the disputed items in accordance with the foregoing procedure, (i) the Company Transaction Expenses, (ii) the Closing Indebtedness Amount, (iii) the Aggregate Exercise Price, (iv) the Closing Cash Amount, (v) the Closing Net Working Capital Shortfall Amount, (vi) the Closing Net Working Capital Excess Amount, and (vii) the resulting calculation of the Adjustment Amount, the Adjusted Closing Consideration, the

Series A Cash Per Share, the Series A Stock Per Share, the Series B Cash Per Share, the Series B Stock Per Share, the Series B-1 Cash Per Share, the Series B-1 Stock Per Share, the Series C Cash Per Share, the Series C Stock Per Share, the Series C-1 Cash Per Share, the Series C-1 Stock Per Share, the Common-Equivalents Cash Per Share and the Common-Equivalents Stock Per Share shall be the amount agreed upon by them. If Parent and the Securityholders’ Agent fail to resolve their differences over the disputed items within such thirty (30) day period, then Parent and the Securityholders’ Agent shall forthwith jointly request that a mutually agreed nationally recognized accounting firm (the “Accounting Firm”) make a binding determination in accordance with this Agreement as to any disputed items that remain unresolved as of the date on which the Accounting Firm is retained (the “Outstanding Disputes”). The Accounting Firm will, under the terms of its engagement, have no more than thirty (30) calendar days from the date of engagement within which to render its written decision with respect to the Outstanding Disputes (and only with respect to any unresolved Outstanding Disputes set forth in the Post-Closing Dispute Notice), which decision shall be final and binding upon the Parties and enforceable by any court of competent jurisdiction. Parent and the Securityholders’ Agent shall also instruct the Accounting Firm to, and the Accounting Firm shall, make its determination based solely on presentations and written materials submitted by Parent and the Securityholders’ Agent to the Accounting Firm (with substantially simultaneous delivery to the other Party) that are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review). In resolving any Outstanding Dispute, the Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party. The fees and expenses of the Accounting Firm shall be paid by Parent, on the one hand, and/or the Effective Time Holders, acting through the Securityholders’ Agent in its capacity as such, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each Party with respect to the Outstanding Disputes bears to the amount contested by such Party with respect to the Outstanding Disputes, as determined by the Accounting Firm. For the avoidance of doubt and without in any way limiting Parent’s or the Effective Time Holders’ acting through the Securityholders’ Agent in its capacity as such, as applicable, obligation to pay any amount due pursuant to the post-closing adjustment set forth in Section 1.12(e), the determination of the (i) the Company Transaction Expenses, (ii) the Closing Indebtedness Amount, (iii) the Aggregate Exercise Price, (iv) the Closing Cash Amount, (v) the Closing Net Working Capital Shortfall Amount, (vi) the Closing Net Working Capital Excess Amount, and (vii) the resulting calculation of the Adjustment Amount, the Adjusted Closing Consideration, the Series A Cash Per Share, the Series A Stock Per Share, the Series B Cash Per Share, the Series B Stock Per Share, the Series B-1 Cash Per Share, the Series B-1 Stock Per Share, the Series C Cash Per Share, the Series C Stock Per Share, the Series C-1 Cash Per Share, the Series C-1 Stock Per Share, the Common-Equivalents Cash Per Share and the Common-Equivalents Stock Per Share pursuant to this Section 1.12 shall be deemed final, conclusive and binding upon the Parties, including as to any and all items and matters underlying the calculations of any and all such amounts. The Company Transaction Expenses, the Closing Indebtedness Amount, the Aggregate Exercise Price, the Closing Cash Amount, the Closing Net Working Capital Shortfall Amount, the Closing Net Working Capital Excess Amount and the resulting calculation of the Adjustment Amount, the Adjusted Closing Consideration, the Common-Equivalents Cash Per Share and the Common-Equivalent Stock Per Share as finally determined pursuant to this Section 1.12, are referred to herein as the “Final Company Transaction Expenses”, the “Final Closing Indebtedness Amount”, the “Final Aggregate Exercise Price”, the “Final

Closing Cash Amount”, the “Final Closing Net Working Capital Shortfall Amount”, the “Final Net Working Capital Excess Amount”, the “Final Adjustment Amount”, the “Final Adjusted Closing Cash Consideration”, the “Final Common-Equivalents Cash Per Share” and the “Final Common-Equivalents Stock Per Share”, respectively.

(e) Payment of Post-Closing Adjustments.

(i) If the Estimated Adjusted Closing Cash Consideration exceeds the Final Adjusted Closing Cash Consideration (such excess, a “Closing Cash Consideration Excess”), then Parent and the Securityholders’ Agent, on behalf of the Common-Equivalents Holders, shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to pay to Parent first from the Adjustment Escrow Fund and then from the Indemnity Escrow Fund (not to exceed $500,000) an amount in cash equal to the Closing Cash Consideration Excess. The Closing Cash Consideration Excess amount, if any, shall be paid to Parent by the Escrow Agent in accordance with the foregoing by wire transfer of immediately available funds within five (5) Business Days after the determination of the Final Adjusted Closing Cash Consideration. If the Closing Cash Consideration Excess amount exceeds the amount of the Adjustment Escrow Fund plus up to $500,000 of the Indemnity Escrow Fund (such amount, the “Aggregate Closing Cash Overpayment Shortfall Amount”), then the Securityholders’ Agent shall provide written notice thereof to each Common-Equivalents Holder, and each such Common-Equivalents Holder shall pay to Parent, within two (2) Business Days following the receipt by such Effective Time Holder of such written notice, an amount equal to such Common-Equivalents Holder’s Pro Rata Share (Common-Equivalents) of the Aggregate Closing Cash Overpayment Shortfall Amount not covered by the funds in the Adjustment Escrow Fund plus up to $500,000 of the Indemnity Escrow Fund, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent prior to such payment date.

(ii) If the Final Adjusted Closing Cash Consideration exceeds the Estimated Adjusted Closing Cash Consideration (such amount, a “Closing Cash Consideration Shortfall”), then Parent shall pay:

(1) to the Payment Agent (for further distribution to the Common-Equivalents Holders, other than holders of Outstanding Options, in accordance with their respective Pro Rata Share (Common-Equivalents)) an amount in cash equal to (I) the Closing Cash Consideration Shortfall (such amount, the “Additional Closing Cash Consideration”) times (II) the aggregate Pro Rata Share (Common-Equivalents) of all Common-Equivalents Holders (other than with respect to such holders’ Outstanding Options); and

(2) to the Surviving Corporation (for further payment to the holders of Outstanding Vested Options) an amount in cash equal to (I) the Additional Closing Cash Consideration times (II) the aggregate Pro Rata Share (Common-Equivalents) of all Common-Equivalents Holders in respect of such holders’ Outstanding Vested Options.

The Additional Closing Cash Consideration, if any, shall be paid to the Payment Agent and the Surviving Corporation, as applicable, by wire transfer of immediately available funds within ten (10) Business Days after the determination of the Final Adjusted Closing Cash Consideration (the date of such payment, the “Additional Closing Cash Consideration Payment Date”).

1.13 Non-Accredited Investor Cash-Out Payments.

(a) Notwithstanding anything to the contrary in this Agreement, in no event shall Parent be required to issue any shares of Parent Common Stock to any Non-Accredited Investor. To the extent any such Person would otherwise have been entitled to be issued shares of Parent Common Stock as consideration under this Agreement in connection with the Merger, including shares of Parent Common Stock issuable pursuant to Section 1.5(a), Acquirer shall be entitled to pay such amounts in cash, rather than issuing shares of Parent Common Stock, with the amount of cash payable equal to the value of the shares of Parent Common Stock (having a value per share equal to the Parent Per CDI Signing Price) that would have otherwise been issuable had such Person been an Accredited Investor.

(b) Notwithstanding anything to the contrary herein, the amount of cash payable to the Effective Time Holders pursuant to this shall not exceed the Adjusted Closing Cash Consideration (the “Maximum Cash Consideration”). Accordingly, if Section 1.13(a) otherwise results in the amount of cash payable to the Effective Time Holders to exceed the Maximum Cash Consideration (such excess, the “Cash Consideration Excess”), then (i) the number of shares of Parent Common Stock issuable to each Effective Time Holder that is not a Non-Accredited Investor (each, and “Adjustment Holder”) shall automatically (and without requiring any further action on the part of such Effective Time Holder) be increased by an amount equal to (A) the Cash Consideration Excess multiplied by a fraction, the numerator of which is equal to the number of shares of Parent Common Stock of such Effective Time Holder and the denominator of which is the sum of the number of shares of Parent Common Stock of all of the Adjusted Stockholders (prior to giving effect to such reduction) (such fraction, the “Adjustment Percentage”) divided by (B) the Parent Per CDI Signing Price and (ii) the cash payable to each Adjusted Stockholder shall be reduced by an amount equal to the Cash Consideration Excess multiplied by the Adjustment Percentage.

1.14 Further Action. If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of the Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

1.15 Adjustments. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to shares of Parent Common Stock or the Parent CDIs occurring after the date hereof and prior to the Closing with respect to the to be delivered at the Closing, or prior to the escrow release date with respect to any held in the escrow, all references in this Agreement to specified numbers of shares, and all calculations provided for that are based upon numbers of shares (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

2.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as specifically set forth in the Disclosure Schedule prepared by the Company and delivered to Parent prior to the execution of this Agreement setting forth specific exceptions to the Company’s representations and warranties set forth in this Section 2 in accordance with Section 11.17, the Company represents and warrants to Parent and Merger Sub as follows:

2.1	Due Organization; Organizational Documents.

(a) The Company and each of its Subsidiaries is a corporation, limited liability company or limited company, as applicable, duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its organization and has all necessary corporate or similar power and authority to conduct its business in the manner in which its business is currently being conducted. The Company and each of its Subsidiaries is qualified to do business as a foreign corporation or other entity under the laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect.

(b) The Company and each of its Subsidiaries is qualified to do business as a foreign corporation or other entity under the laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to be so qualified would not have a would not be material to the Company and such Subsidiary, as applicable.

(c) Accurate and complete copies of the Organizational Documents of the Company and its Subsidiaries and all amendments thereto have been made available to Parent. As of the date hereof, neither the Board of Directors of the Company nor any analogous governing body of any Subsidiary of the Company has approved or proposed any amendment to any of the Organizational Documents of the Company or such Subsidiary. The Company and each of its Subsidiaries is in compliance with their respective Organizational Documents in all material respects.

(d) Section 2.1(d) of the Disclosure Schedule sets forth, for the Company and each Subsidiary of the Company (i) such Entity’s jurisdiction of incorporation or formation and (ii) all jurisdictions in which such Entity is qualified to do business as a foreign corporation or other entity

(e) Section 2.1(e) of the Disclosure Schedule lists the Company’s and each of its Subsidiaries’ directors and officers as of the date of the Agreement.

2.2	Capital Structure.

(a) The authorized capital stock of the Company consists of: (i) 72,000,000 shares of Company Common Stock, of which 11,644,134 shares are issued and outstanding as of the date of this Agreement, plus 5,287,982 shares of Company Common Stock reserved for issuance subject to Company RSUs; and (ii) 41,333,793 shares of Company Preferred Stock, of which: (A) 10,720,444 shares are designated as “Series A Preferred Stock”, and 10,720,444 of which are issued and outstanding as of the date of this Agreement; (B) 5,268,241 shares are designated as “Series B Preferred Stock”, and 5,268,241 of which are issued and outstanding as of the date of this Agreement; (C) 8,116,761 shares are designated as “Series B-1 Preferred Stock”, and 8,116,761 of which are issued and outstanding as of the date of this Agreement; (D) 15,863,783 shares are designated as “Series C Preferred Stock”, and 11,065,478 of which are issued and outstanding as of the date of this Agreement; and (D) 1,364,564 shares are designated as “Series C-1 Preferred Stock”, and 1,364,564 of which are issued and outstanding as of the date of this Agreement. There are no shares of capital stock held in the Company’s treasury. The Company has never declared or paid any dividends on any shares of Company Capital Stock. Section 2.2(a) of the Disclosure Schedule sets forth the names of the Company’s stockholders, and the class, series and number of shares of Company Capital Stock owned of record by each of such stockholders as of the date of this Agreement, and except as set forth on Section 2.2(a) of the Disclosure Schedule, there are no other shares of Company Capital Stock authorized, issued, reserved for issuance or outstanding. All the outstanding shares of Company Capital Stock have been duly authorized and validly issued, and are fully paid and nonassessable, and none of such shares is subject to any repurchase option, forfeiture provision or restriction on transfer (other than restrictions on transfer imposed by virtue of applicable federal and state securities laws). Each issued and outstanding share of Company Preferred Stock is convertible into shares of Company Common Stock on a one-for-one basis.

(b) The Company has reserved 22,268,448 shares of Company Common Stock for issuance under the Company Equity Incentive Plan, of which Company Options with respect to 16,889,931 shares are outstanding as of the date of this Agreement, 5,812,945 of which are fully vested and exercisable, and of which Company RSUs with respect to 5,287,982 shares are outstanding as of the date of this Agreement. Section 2.2(b) of the Disclosure Schedule accurately sets forth, with respect to each Company Option and Company RSU that is outstanding as of the date of this Agreement: (i) the name of the holder of such Company Option or Company RSU; (ii) the total number of shares of Company Common Stock that are or were subject to such Company Option or Company RSU; (iii) the date on which such Company Option or Company RSU was granted and the term of such Company Option or Company RSU; (iv) the vesting schedule and the vesting commencement date of such Company Option or Company RSU (including the number of shares of Company Common Stock subject thereto that are vested and unvested as of the date of this Agreement) and whether the vesting of such Company Option or Company RSU is subject to any acceleration in connection with the Merger, any termination of employment or separation from service, or any of the other transactions contemplated by this Agreement; (v) the exercise price per share of Company Common Stock purchasable under such Company Option and the purchase price, if any, of any Company RSU; (vi) whether such Company Option is an “incentive stock option” as defined in Section 422 of the Code or subject to Section 409A of the Code; and (vii) whether early exercise is permitted with respect to such Company Option. Except as set forth in Section 2.2(b) of the Disclosure Schedule, no holder of a Company Option may exercise such Company Option prior to the date on which such Company Option becomes vested. Each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the board of directors of the Company (or a duly constituted and authorized committee thereof) and any required stockholder approval, in each case, by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto and is in full force and effect, each such grant was made in accordance in all material respects with the terms of the applicable Company Equity Incentive Plan and all other applicable Legal Requirements, and the per share exercise price of each Company Option was equal to the fair market value of a share of Company Common Stock on the applicable Grant Date. The exercise of the Company Options and the payment of cash in respect thereof complied and will comply in all material respects with the terms of the Company Equity Incentive Plan, all Contracts applicable to such Company Options and all Legal Requirements. The Company has made available to Parent accurate and complete copies of the Company Equity Incentive Plan, each form of agreement currently used thereunder pursuant to which any Company Option or Company RSU is outstanding and each Contract pursuant to which any Company Option or Company RSU is outstanding. The terms of the Company Equity Incentive Plan or the Contracts evidencing the Company Options authorize the treatment of the Company Options and Company RSU, in each case, as contemplated by Section 1.8 without any required consent or approval of the holders of such Company Options or Company RSUs.

(c) The Company has reserved 1,143,291 shares of Company Common Stock for issuance pursuant to the Outstanding Company Warrants and 26,075 shares of Company Common Stock for issuance pursuant to the outstanding Options not issued under the Company Equity Incentive Plan. Section 2.2(c) of the Disclosure Schedule accurately sets forth, with respect to each Outstanding Company Warrant as of the date of this Agreement: (i) the name of the holder of such Outstanding Company Warrant; (ii) the total number of shares of Company Common Stock that are subject to such Outstanding Company Warrant; (iii) the date on which such Outstanding Company Warrant was issued and the term of such Outstanding Company Warrant; (iv) whether such Outstanding Company Warrant is subject to any acceleration in connection with the Merger; and (v) the exercise price per share of Company Common Stock purchasable under such Outstanding Company Warrant. Each Outstanding Company Warrant was duly authorized by all necessary corporate action, including, as applicable, approval by the board of directors of the Company (or a duly constituted and authorized committee thereof) and any required stockholder approval, in each case, by the necessary number of votes or written consents, and the warrant agreement governing such Outstanding Company Warrant (if any) was duly executed and delivered by each party thereto and is in full force and effect, and each such Outstanding Company Warrant was made in accordance in all material respects with the terms of all applicable Legal Requirements. The exercise of the Outstanding Company Warrants and the payment of cash in respect thereof complied and will comply in all material respects with the terms of all Contracts applicable to such Outstanding Company Warrants and all Legal Requirements. As of the Effective Time, no former holder of an Outstanding Company Warrant will have any rights with respect to any Outstanding Company Warrant other than the rights contemplated by Section 1.9. The Company has made available to Parent accurate and complete copies of each Outstanding Company Warrant. The terms of the Contracts governing such Outstanding Company Warrants authorize the treatment of the Outstanding Company Warrants as contemplated by Section 1.9 without any required consent or approval of the holders of such Outstanding Company Warrants.

(d) Except for the conversion privileges of the Company Preferred Stock and except as set forth in Section 2.2(a), Section 2.2(b) and Section 2.2(c) of the Disclosure Schedule, there is no: (i) outstanding subscription, option, call, convertible note, warrant or right (whether or not currently exercisable) to acquire any shares of or interest in Company Capital Stock or other securities of the Company; (ii) outstanding security, note, instrument or obligation (including any share or award of restricted stock, restricted stock unit, deferred stock or deferred stock unit or similar award) that is or may become convertible into or exchangeable for any shares of Company Capital Stock (or cash based on the value of such shares) or other securities of the Company; (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of or interests in Company Capital Stock or other securities, including any promise or commitment to grant Company Options or any other securities of the Company to an employee of or other service provider to the Company; or (iv) condition or circumstance that would reasonably be likely to give rise to or provide a basis for the assertion of a claim by any Person who has not otherwise released such claim to the effect that such Person is entitled to acquire or receive any shares of or interests in Company Capital Stock or any other securities of the Company. As of the Effective Time, there will be no outstanding options, warrants, convertible notes or other rights granted by the Company to purchase or otherwise acquire shares of Company Capital Stock.

(e) All outstanding shares of Company Capital Stock, all outstanding Company Options, all Outstanding Company Warrants and all other securities that have ever been issued or granted by the Company have been issued and granted in compliance in all material respects with: (i) all applicable securities laws and other applicable Legal Requirements; and (ii) all requirements set forth in all applicable Contracts. None of the outstanding shares of Company Capital Stock was issued in violation of any preemptive rights or other rights to subscribe for or purchase securities of the Company. Section 2.2(e) of the Disclosure Schedule accurately identifies each Company Contract other than this Agreement relating to any securities of the Company that contains any information rights, rights of first refusal, registration rights, financial statement requirements or other terms that would survive the Closing unless terminated or amended prior to the Closing.

(f) Section 2.2(f) of the Disclosure Schedule accurately identifies each Company Contract other than this Agreement relating to any securities of the Company, or between the Company and any holder(s) of Company Capital Stock or other securities of the Company, that contains any voting rights, governance or management rights, information rights, rights of first refusal, registration rights, financial statement requirements or other terms that would survive the Closing unless terminated or amended prior to the Closing. The Company is not in breach or in default under any such Company Contract, and to the Knowledge of the Company, no other party to any such Company Contract is in breach or in default, and to the Knowledge of the Company no event, occurrence, condition or act exists or has occurred that, with the giving of notice or the lapse of time, would reasonably be expected to become a material breach or material default under any such Company Contract.

(g) Section 2.2(g) of the Disclosure Schedule sets forth, with respect to each Subsidiary of the Company, a complete and accurate list of (i) the authorized, issued and outstanding shares of capital stock or other equity interests of such Subsidiary and any shares of capital stock and other equity interests that are held in the treasury of such Subsidiary, (ii) the holders of all of the issued and outstanding shares of capital stock or other equity interest of such Subsidiary, (iii) the address of each such holder, and (iv) the number, series and classes of shares of capital stock or other equity interests of such Subsidiary owned of record by each such holder.

Except as set forth in Section 2.2(g) of the Disclosure Schedule, there are no other shares or other equity interests in any Subsidiary of the Company authorized, issued, reserved for issuance or outstanding. All issued and outstanding shares of capital stock and other equity interests of each Subsidiary of the Company have been duly authorized and validly issued and are fully paid, non-assessable and free of any preemptive rights.

(h) Except for the equity interests of the Subsidiaries of the Company, the Company: (i) does not own any equity securities or other ownership interest of any other Person; (ii) does not control any Person; (iii) does not have any investments in, or hold any interest, directly or indirectly, in, any Person; and (iv) does not have any obligation or requirement, directly or indirectly, to provide capital contributions to, or invest in, any Person.

(i) There is no: (i) outstanding subscription, option, call, convertible note, warrant or right (whether or not currently exercisable) to acquire any shares of capital stock or other equity interests or other securities of any Subsidiary of the Company; (ii) outstanding security, note, instrument or obligation (including any share or award of restricted stock, restricted stock unit, deferred stock or deferred stock unit or similar award) that is or may become convertible into or exchangeable for any shares of capital stock or other equity interests or other securities of any Subsidiary of the Company (or cash based on the value of such shares of capital stock or other equity interests or other securities); (iii) Contract under which any Subsidiary of the Company is or may become obligated to sell or otherwise issue any shares of capital stock or other equity interests or other securities of such Subsidiary of the Company; or (iv) condition or circumstance that would reasonably be likely to give rise to or provide a basis for the assertion of a claim by any Person who has not otherwise released such claim to the effect that such Person is entitled to acquire or receive any shares of capital stock or other equity interests or other securities of any Subsidiary of the Company.

(j) All outstanding shares of capital stock or other equity interests or other securities of any Subsidiary of the Company, and all other securities that have ever been issued or granted by such Subsidiary have been issued and granted in compliance in all material respects with: (i) all applicable securities laws and other applicable Legal Requirements; and (ii) all requirements set forth in all applicable Contracts. None of the outstanding shares of capital stock or other equity interests or other securities of any Subsidiary of the Company was issued in violation of any preemptive rights or other rights to subscribe for or purchase securities of such Subsidiary. Section 2.2(j) of the Disclosure Schedule accurately identifies each Company Contract other than this Agreement relating to shares of capital stock or other equity interests or other securities of any Subsidiary of the Company that contains any information rights, rights of first refusal, registration rights, financial statement requirements or other terms that would survive the Closing unless terminated or amended prior to the Closing.

2.3 Financial Statements and Related Information.

(a) Section 2.3 of the Disclosure Schedule sets forth the following financial statements and notes (collectively, the “Company Financial Statements”): (i) the unaudited consolidated balance sheets of the Company and its Subsidiaries as of March 31, 2018, March 31, 2019 and March 31, 2020, and the related unaudited consolidated statements of operations, statements of stockholders’ equity and statements of cash flows of the Company and its

Subsidiaries for the fiscal years ended March 31, 2018, March 31, 2019 and March 31, 2020, together with the notes (if any) thereto and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2021 (the “Unaudited Interim Balance Sheet”), and the related unaudited consolidated income statement, statement of cash flows and statement of changes in stockholders’ equity of the Company and its Subsidiaries for the six (6) months ended September 30, 2021. The Company Financial Statements present accurately and fairly in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby. The Company Financial Statements are in accord with the corporate books and records of the Company and its Subsidiaries and have been prepared in accordance with GAAP (except for the omission of notes from any unaudited Company Financial Statements and, in the case of the interim Company Financial Statements, normal and recurring year-end adjustments, none of which is material).

(b) The Company maintains systems of internal controls over financial reporting and accounting designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of accurate financial statements, including to provide assurance that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences. Except as set forth in Section 2.3(b) of the Disclosure Schedule, there are no material deficiencies or material weaknesses in the design or operation of the Company’s internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data, and the Company has no Knowledge of any related complaint, allegation, assertion or claim.

(c) As determined in accordance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”), the Company’s annual net sales and total assets do not exceed the current threshold of $184 million under Section 18a(a)(2)(B)(ii) of the HSR Act.

2.4 No Liabilities; Indebtedness; Accounts Receivable; Accounts Payable.

(a) Absence of Liabilities. Neither the Company nor any of its Subsidiaries has any material Liabilities of any nature, whether accrued, absolute, contingent, matured, unmatured or otherwise, other than: (i) Liabilities specifically reflected and reserved against in the Unaudited Interim Balance Sheet; (ii) Liabilities that have been incurred by the Company since the date of the Unaudited Interim Balance Sheet in the ordinary course of business; (iii) executory obligations and Liabilities under the Company Contracts entered into in the ordinary course of business and that are not required to be reflected in financial statements prepared in accordance with GAAP (and none of which relate to breach of contract, breach of warranty, tort, infringement, or violation of any Legal Requirement or any Legal Proceeding); (iv) the Company Transaction Expenses; or (v) Liabilities that are disclosed on the Disclosure Schedule pursuant to any other representation or warranty contained in this Section 2.4 and are readily apparent on the face of such disclosure that such items would constitute a Liability of the Company.

(b) Indebtedness. Section 2.4(b) of the Disclosure Schedule sets forth a complete and correct list of each item of Indebtedness as of the date of this Agreement, identifying the creditor to which such Indebtedness is owed, the title of the instrument under which such Indebtedness is owed, the amount of such Indebtedness as of the close of business on the date of this Agreement (or such other time as is specified in Section 2.4(b) of the Disclosure Schedule, which shall be no earlier than the close of business on the day that is two (2) Business Days prior to the date hereof). Except as set forth in Section 2.4(b) of the Disclosure Schedule, no Indebtedness contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of any other Indebtedness, or (iii) the ability of the Company to grant any Encumbrance on any of its assets. Neither the Company nor any of its Subsidiaries has guaranteed or is responsible or has any Liability for any Indebtedness of any other Person, and neither the Company nor any of its Subsidiaries has guaranteed any other obligation of any other Person.

(c) Accounts Receivable. Section 2.4(c) of the Disclosure Schedule sets forth, as of the date of this Agreement (or such other time as is specified in Section 2.4(c) of the Disclosure Schedule, which shall be no earlier than the close of business on the day that is two (2) Business Days prior to the date hereof): (i) an accurate and complete breakdown of all accounts receivable, notes receivable and other receivables of the Company and its Subsidiaries (the “Accounts Receivable”); and (ii) the aging of such Accounts Receivable from the date of invoice. Except as set forth in Section 2.4(c) of the Disclosure Schedule, all Accounts Receivable (including those Accounts Receivable reflected on the Unaudited Interim Balance Sheet that have not yet been collected): (A) represent sales actually made in the ordinary course of business; (B) constitute only valid, undisputed claims of the Company and its Subsidiaries not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business; (C) subject to a reserve for bad debts shown on the Unaudited Interim Balance Sheet or, with respect to Accounts Receivable arising after the date of the Unaudited Interim Balance Sheet, on the accounting records of the Company and its Subsidiaries, are collectible in full in the ordinary course of business consistent with past practice; (D) do not represent obligations for goods sold on consignment; and (E) are not the subject of any formal Legal Proceeding brought by or on behalf of the Company or any of its Subsidiaries. Since the date of the Unaudited Interim Balance Sheet, the Company and its Subsidiaries have collected their respective Accounts Receivable in the ordinary course of business and have not accelerated any such collections.

(d) Accounts Payable. All accounts payable of the Company and its Subsidiaries arose in the ordinary course of business consistent with past practice, and no such accounts payable is past due or otherwise in default in its payment. Since the date of the Unaudited Interim Balance Sheet, the Company and its Subsidiaries have paid their respective accounts payable in the ordinary course of business, except for those accounts payable the Company or its applicable Subsidiary is contesting in good faith.

2.5 Absence of Changes. Since December 31, 2020 through the date of this Agreement:

(a) there has not been any Material Adverse Effect; and

(b) Except as set forth in Section 2.5(b) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has taken any action that would have been prohibited or otherwise restricted under Section 4.2 hereof, had such action been taken during the Pre-Closing Period, other than in the ordinary course of business consistent with past practice with respect to Section 4.2(b)(vii), (viii) and (xi).

2.6 Tangible Personal Property. The Company or its applicable Subsidiary has good title to all of the items of tangible personal property owned by the Company and its Subsidiaries, free and clean of all Encumbrances (other than Permitted Encumbrances), including all tangible personal property reflected on the Unaudited Interim Balance Sheet as owned by the Company and its Subsidiaries, except for assets disposed of, accounts receivable collected, prepaid expenses realized and Contracts fully performed, expired or terminated since the date of the Unaudited Interim Balance Sheet. All tangible personal property owned by the Company and its Subsidiaries is owned free and clear of all Encumbrances, except for Permitted Encumbrances. The Company and its Subsidiaries have a valid leasehold interest in all properties leased by them, in each case free and clear of all Encumbrances, except for liens under such leases and Permitted Encumbrances. With respect to such leased assets, the Company or its applicable Subsidiary is in material compliance with such leases. There are no existing defaults under such leases by the Company or its applicable Subsidiary or, to the Knowledge of the Company, by any other party to any such lease. All material tangible personal property owned or leased by the Company or its Subsidiaries has been maintained by the Company or its applicable Subsidiary in accordance with generally accepted industry practice in all material respects, is adequate and suitable for the purposes to which it is put to use by the Company or its applicable Subsidiary and is in all material respects in good repair and working order, normal wear and tear excepted.

2.7 Bank Accounts. Section 2.7 of the Disclosure Schedule provides the following information with respect to each account maintained by or for the benefit of the Company or any of its Subsidiaries at any bank or other financial institution: (a) the name of the bank or other financial institution at which such account is maintained; (b) the account number; (c) the type of account; and (d) the names of all Persons who are authorized to (i) sign checks or other documents with respect to such account, (ii) access such account, view the account balance and view the transactions with respect to such account, including all Persons with online and remote access, and (iii) input or release payments from such account.

2.8 Real Property; Lease Agreements. Neither the Company nor any of its Subsidiaries owns, or has ever owned, any real property. Section 2.8 of the Disclosure Schedule contains a true and complete list of all real property interests leased by the Company or any of its Subsidiaries pursuant to a lease, sublease, use and occupancy or other similar agreement under which the Company or its applicable Subsidiary is a lessee (collectively, the “Company Leases” and the leased premises specified in such leases being referred to herein collectively as the “Company Properties”), including the address and lessee under such Company Leases. All the Company Leases are in full force and effect and are valid and binding obligations of the Company or its applicable Subsidiary, enforceable against the Company or its applicable Subsidiary and, to the Knowledge of the Company, against the lessor parties thereto in accordance with their respective terms. Accurate and complete copies of all Company Leases have been made available to Parent. The Company Properties constitute all the interests in real property currently used or currently held for use in connection with the business of the Company and its Subsidiaries. Neither the Company nor its applicable Subsidiary is in breach of or default under the terms of any Company Lease and, to the Knowledge of the Company, no event has occurred that, with notice or lapse of time or both, would constitute such breach of or default or permit termination, modification or acceleration of such Company Lease. No landlord under any Company Lease has exercised (or communicated an intent to exercise) any option or right to cancel or terminate such Company Lease or shorten or lengthen the term thereof, lease additional premises, reduce, expand or relocate the premises demised by such Company Lease. The Company Properties are sufficiently supplied in all material respects with utilities and other services as necessary for the operation of such Company Properties, are in commercially reasonable condition, and are adequate and suitable for the purposes to which they are put to use by Company and its Subsidiaries.

2.9 Intellectual Property; Privacy and Data Security; Information Technology.

(a) Section 2.9(a) of the Disclosure Schedule sets forth an accurate and complete list of all Registered Company IP, in each case listing, as applicable, (i) the name of the applicant/registrant and current owner, (ii) the jurisdiction where the application/registration is located (or, for Domain Names, the applicable registrar), (iii) the application or registration number, (iv) the filing date and issuance/registration/grant date, and (v) the prosecution status. Each item of Registered Company IP is owned solely by the Company or its applicable Subsidiary. The foregoing registrations are in effect and subsisting, valid and enforceable and comply with all applicable laws (including payment of any filing, examination and maintenance fees and proofs of use). As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice challenging, or threatening to challenge, the ownership, use, validity, scope or enforceability of the Registered Company IP. Section 2.9(a) of the Disclosure Schedule also contains a complete and accurate list of all material Trademarks in the Owned Company IP that are not registered or the subject of Trademark registrations. Section 2.9(a) of the Disclosure Schedule also sets forth an accurate and complete list of all Company Products.

(b) Section 2.9(b) of the Disclosure Schedule sets forth an accurate and complete list of all Company Contracts under which the Company or any of its Subsidiaries has been granted rights to practice or use any Intellectual Property or Intellectual Property Rights of another Person, including Contracts under which any other Person has granted or agreed to grant to the Company or any of its Subsidiaries any license, covenant, release, immunity or other right with respect to Intellectual Property or Intellectual Property Rights, in each case except for (i) Off-The-Shelf Contracts, (ii) Contracts entered into with employees of the Company or any of its Subsidiaries on the Company’s or its applicable Subsidiary’s form agreements without material modification, (iii) Contracts entered into with contractors of the Company or any of its Subsidiaries on the Company’s or its applicable Subsidiary’s form agreements without material modification, (iv) Contracts with licenses that are incidental to the primary purpose of the agreement, for example Contracts that include ancillary licenses to feedback or trademarks, (v) Open Source Software licenses and (vi) non-disclosure agreements entered into in the ordinary course of business that do not contain licenses of Intellectual Property Rights other than rights to use confidential information for the purposes stated therein.

(c) Section 2.9(c) of the Disclosure Schedule sets forth an accurate and complete list of all Company Contracts under which the Company or any of its Subsidiaries has granted or agreed to grant to any other Person any license, covenant not-to-sue, release, immunity or other similar right to practice or use any Owned Company IP, except for (i) Contracts granting customers non-exclusive licenses to practice or use Company IP entered into in the ordinary course of business, (ii) Contracts entered into with employees of the Company or any of its Subsidiaries on the Company’s or its applicable Subsidiary’s form agreements without material modification, (iii) Contracts entered into with contractors of the Company or any of its Subsidiaries on the Company’s or its applicable Subsidiary’s form agreements without material modification, (iv) Contracts with licenses that are incidental to the primary purpose of the agreement, for example Contracts that include ancillary licenses to feedback or trademarks, and (v) non-disclosure agreements entered into in the ordinary course of business that do not contain licenses of Intellectual Property Rights other than rights to use confidential information for the purposes stated therein.

(d) All Company IP Agreements are in full force and effect, and enforceable in accordance with their terms. Except as set forth in Section 2.9(d) of the Disclosure Schedule, the Company and its Subsidiaries are in compliance in all material respects with, and have not materially breached any term of, the Company IP Agreements and, to the Knowledge of the Company, all other parties to the Company IP Agreements are in compliance in all material respects with, and have not materially breached any term of, the Company IP Agreements. As of the date of this Agreement, there are no pending or, to the Knowledge of the Company, threatened, disputes regarding the Company IP Agreements, including disputes with respect to the scope thereof, performance thereunder, or payments made or received in connection therewith.

(e) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated by this Agreement will immediately after Closing result in any limitation on the Company’s or its Subsidiaries’ right, title or interest (to the extent applicable) in or to any Company IP or Company Systems, and all Company IP and Company Systems immediately after Closing shall be available for use by Parent and the Surviving Corporation after the Closing on identical terms and conditions to those under which the Company and its Subsidiaries owned or used them immediately prior to the Closing without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or its applicable Subsidiary would otherwise have been required to pay. To the Knowledge of the Company, the Intellectual Property and Intellectual Property Rights included in the Owned Company IP and the Licensed Company IP include all the Intellectual Property and Intellectual Property Rights that are used in or necessary for the Surviving Corporation to conduct the business of the Company and its Subsidiaries as currently conducted and as currently proposed to be conducted.

(f) Section 2.9(f) of the Disclosure Schedule sets forth a complete and accurate list and/or description of all material Licensed Company IP (including Software but excluding Open Source Software) that is included, incorporated or embedded in, linked to, or combined or distributed with a Company Product.

(g) Except as set forth in Section 2.9(g) of the Disclosure Schedule, the Company or its applicable Subsidiary solely and exclusively owns all right, title and interest in and to (including the sole right to enforce) the Owned Company IP, free and clear of all Encumbrances (other than Permitted Encumbrances). Neither the Company nor any of its Subsidiaries has: (i) granted to any Person any exclusive rights, licenses or immunities to practice or use any Owned Company IP; (ii) transferred to any Person sole or joint ownership in or to any Intellectual Property Rights that are or were in the Owned Company IP; or (iii) entered into any Contract to which Parent is not a party under which the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement will immediately after the Closing result in Parent, the Surviving Corporation or any of their respective Affiliates granting to any Person any rights, licenses or immunities in or to any Intellectual Property Rights owned by, or licensed to, the Parent, the Surviving Corporation or any of their respective Affiliates in each case which such rights, licenses or immunities were not granted immediately prior to the Closing.

(h) The Company and its Subsidiaries have taken steps consistent with generally accepted industry standards to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all information and materials not generally known to the public that are included in the Company IP (including any Trade Secrets provided by or to third Persons). Neither the Company nor any of its Subsidiaries has authorized the disclosure of any confidential information included in the Company IP, nor to the Knowledge of the Company has any such confidential information been disclosed, other than pursuant to a valid and enforceable confidentiality agreement with respect thereto. The Company has no Knowledge of any misappropriation or unauthorized disclosure of any Trade Secret included in the Company IP (or claimed or understood to be so included), or breach of any obligations of confidentiality with respect to the Company, any of its Subsidiaries or the Company IP.

(i) The business of the Company and its Subsidiaries, including the design, development, use, provision, import, branding, advertising, promotion, marketing, and sale of any Company Products, (i) does not infringe, misappropriate, dilute, use or disclose without authorization, or otherwise violate (and, when conducted by the Surviving Corporation following the Closing in substantially the same manner, will not infringe, misappropriate, use or disclose without authorization, or otherwise violate) any Intellectual Property Rights of any third Person, and (ii) does not and will not constitute unfair competition or trade practices under any Legal Requirement. Except as set forth on Section 2.9(i) of the Disclosure Schedule, none of the Company, its Subsidiaries or any of the officers or directors of the Company or any of its Subsidiaries has received any written notice alleging that the Company or any of its Subsidiaries has violated, misappropriated, diluted or infringed, or, by conducting its business as presently conducted, would violate, misappropriate, dilute or infringe, any Intellectual Property Rights of any other Person, or that the business of the Company and its Subsidiaries constitutes unfair competition or trade practices under any Legal Requirement.

(j) Except as set forth on Section 2.9(j) of the Disclosure Schedule, to the Knowledge of the Company, no Person or any of such Person’s products or services or other operation of such Person’s business is infringing on, misappropriating, diluting or otherwise violating any of the Company IP.

(k) To the Knowledge of the Company, no director, officer or stockholder of the Company or any of its Subsidiaries owns any rights in any Intellectual Property or Intellectual Property Rights that are directly competitive with the business of the Company or any of its Subsidiaries or that are derived from any Company IP, and no present or former employee, officer, independent contractor or other Company Associate has any ownership, license or other right, title or interest, directly or indirectly, in whole or in part, in any Owned Company IP. To the Knowledge of the Company, no Company Associate has misappropriated the Trade Secrets of any other Person in the course of their employment or other engagement with the Company or any of its Subsidiaries.

(l) The Company has made available to Parent (i) an accurate and complete list of all Open Source Software that is included, incorporated or embedded in, linked to, or combined or distributed with a Company Product or other Software included in the Owned Company IP, and (ii) if the Open Source Software is utilized by the Company or any of its Subsidiaries under a Copyleft License, a description of the manner in which each such Company Product or other Software included in the Owned Company IP incorporates, is integrated or bundled with or links to such Open Source Software. The Company and its Subsidiaries have used commercially reasonable efforts to (A) identify such Open Source Software and (B) regulate the use and distribution of Open Source Software in connection with its business and the Company Products or other Software included in the Owned Company IP (as applicable), in each case in compliance with and as required by the applicable Open Source Software licenses.

(m) Except as set forth on Section 2.9(m) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has included, incorporated or embedded in, linked to, or combined or distributed with a Company Product or other Software included in the Owned Company IP (or otherwise used in or with any Company Product or other Software included in the Owned Company IP) any Open Source Software under a Copyleft License in a manner that would require any Company Product to be licensed, distributed, or otherwise made available: (x) in a form other than binary or object code (e.g., in source code form); (y) under terms that permit redistribution, reverse engineering, or creation of derivative works or other modification; or (z) without a license fee.

(n) Except as set forth on Section 2.9(n) of the Disclosure Schedule, the Software used by the Company and its Subsidiaries is free of any material defects, bugs and errors in accordance with generally accepted industry standards, and does not contain or make available any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or material disruption, impairment, disablement, or destruction of, Software, data or other materials (“Software Contaminants”).

(o) The Company and its Subsidiaries are, and in the past at all times have made themselves, in compliance in all material respects with each Applicable Privacy and Data Security Requirement. At all times since inception and to the extent required by applicable privacy Laws, the Company and its Subsidiaries have maintained a public policy or policies that govern their collection, use, storage, retention, disclosure, and disposal of Personal Information (each, a “Privacy Policy”), provided notice of their respective Privacy Policy on all of their respective websites and mobile applications in a manner compliant in all material respects with all Applicable Privacy and Data Security Requirements, and given all notices and obtained all consents, rights and permissions required by their respective Privacy Policy and all Applicable Privacy and Data Security Requirements, including as required to permit the Processing of Personal Information in the operation of the business , and, to the Knowledge of the Company, such processing does not violate in any material respect any Privacy Policy or Applicable Privacy and Data Security Requirements. The Company’s and its Subsidiaries’ Privacy Policies fully and accurately disclose how the Company and its Subsidiaries Process Personal Information as required by Applicable Privacy and Data Security Requirements. Complete and correct copies of all Privacy Policies have been made available to Parent.

(p) The Company and its Subsidiaries have implemented, maintain and comply with a privacy compliance program that is comprised of appropriate internal processes, policies and controls designed to comply with each Applicable Privacy and Data Security Requirement, including, as applicable, processes designed for providing notice and obtaining and maintaining records of verifiable parental consent regarding the processing of Personal Information about children under the age of 13. The Company and each of its Subsidiaries complies in all material respects with all applicable requirements of each self-certification program relating to the Processing of Personal Information the Company or its applicable Subsidiary has subjected itself to, and by which it is bound, including all applicable certifications, seals and safe-harbor programs relating to the Processing of Personal Information.

(q) All Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and other information technology equipment used in the operation of the Company’s and its Subsidiaries’ business (collectively, the “Company Systems”) are adequate for, and operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required in connection with, the current operation of such business. The Company Systems have not materially malfunctioned or failed within the past three years prior to the date hereof. The Company and its Subsidiaries have implemented commercially reasonable backup, security and disaster recovery technology consistent with industry standard practices and, to the Knowledge of the Company, no Person has gained unauthorized access to any Company Systems. The Company has conducted penetration tests, vulnerability scans and security risk assessments at commercially reasonable intervals in the past three years and has remedied all security vulnerabilities identified as “high” or “critical” on all such tests, scans and assessment reports.

(r) At all times during the last three years prior to the date hereof, the Company and its Subsidiaries have implemented and maintained an information security program which is designed to implement and monitor administrative, organizational, and technical measures to protect against reasonably anticipated or actual threats to the security, confidentiality, availability and integrity of Company Systems, including all Personal Information and all other confidential or proprietary information processed by or on behalf of the Company or any of its Subsidiaries (collectively, “Protected Information”). The Company’s and its Subsidiaries’ information security program is reasonably consistent with (i) reasonable practices in the industry in which the Company and its Subsidiaries operate, and (ii) the Company’s and its Subsidiaries’ Applicable Privacy and Data Security Requirements.

(s) Except as set forth on Section 2.9(s) of the Disclosure Schedule, to the Knowledge of the Company, here have been no actual or reasonably suspected incidents of, or third-party claims alleging, unauthorized access, unauthorized acquisition, unauthorized destruction, unauthorized use, unauthorized disclosure, loss, damage, corruption, alteration, or other misuse of any Company Systems or Protected Information (each, a “Security Breach”). Neither the Company nor any of its Subsidiaries has notified in writing, or been required by any Applicable Privacy and Data Security Requirements or Governmental Body to notify in writing, any Person of any Security Breach. No claims, allegations, investigations, inquiries, enforcements, complaints, or Legal Proceedings are pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging a violation of any Person’s privacy or any Applicable Privacy and Data Security Requirement. The Company and its Subsidiaries maintain insurance coverage containing industry standard policy terms and limits that are designed to cover reasonably anticipated liability stemming from or relating to any possible Security Breaches or violation of Applicable Privacy and Data Security Requirements and other reasonably anticipated privacy and security risks.

(t) The Company and each of its Subsidiaries does not directly handle any payment card information, otherwise complies with the Payment Card Industry Data Security Standard, as applicable, contractually requires all third parties that process payment card information on behalf of the Company or any of its Subsidiaries to at all times comply with the Payment Card Industry Data Security Standard, and, to the Knowledge of the Company, any third-party that processes payment card information on behalf of the Company or any of its Subsidiaries complies and at all times has complied with the Payment Card Industry Data Security Standard. Neither the Company nor any of its Subsidiaries engages, and has not engaged, in online retargeting or other interest-based advertising other than as permitted by and in material compliance with Applicable Privacy and Data Security Requirements, other than as permitted by Applicable Privacy and Data Security Requirements.

(u) Except as set forth on Section 2.9(u) of the Disclosure Schedule, to the extent required by Data Protection Requirements, the Company and its Subsidiaries have contractually obligated all third parties Processing Protected Information (whether such Processing is on behalf of the Company or its applicable Subsidiary or such third-party independently determines the means and purposes of such Processing) to: (i) comply with each Applicable Privacy and Data Security Requirement; (ii) take reasonable steps to protect and secure Protected Information from loss, theft, unauthorized or unlawful Processing or other misuse; (iii) all obligations required to be incorporated into such contracts by each Applicable Privacy and Data Security Requirement; and (iv) to impose contractual obligations that are not less protective than those in this paragraph on any other third-parties Processing Protected Information on its behalf.

2.10 Confidential Information and Invention Assignment Agreements. Each current and former employee and consultant of the Company and its Subsidiaries (including the Company’s founders), and any other applicable Company Associates, in each case who is or was involved in the development of any Owned Company IP, has executed and delivered to the Company or its applicable Subsidiary an agreement with the Company or such Subsidiary regarding confidentiality and proprietary information sufficient to (a) assign to the Company or such Subsidiary all right, title and interest in and to any Intellectual Property and Intellectual Property Rights arising from or developed or delivered to the Company or such Subsidiary in connection with such Person’s work for or on behalf of the Company or such Subsidiary, and (b) provide reasonable protection for confidential information of the Company and its Subsidiaries or in the Company’s or its Subsidiaries’ possession. To the Knowledge of the Company, no current or former employee, officer, consultant, contractor or other Company Associate is in default or breach of any term of any such agreement with the Company or its applicable Subsidiary. In each case in which the Company or any of its Subsidiaries has intended to acquire ownership of any Company IP from any Person (including any employee, officer, consultant and contractor of the Company), the Company or its applicable Subsidiary has obtained a valid and enforceable assignment sufficient to irrevocably transfer ownership of and all rights with respect to such Company IP to the Company or its applicable Subsidiary.

2.11 Material Contracts.

(a) Section 2.11(a) of the Disclosure Schedule identifies each Material Contract that is in effect as of the date of this Agreement.

(b) For purposes of this Agreement, “Material Contract” means and any Company Contract that is in effect as of the date of this Agreement:

(i) under which amounts required be paid to the Company or any of its Subsidiaries between the date of this Agreement and the first anniversary of such date (other than pursuant to contracts with or for the benefit of employees of the Company and contracts that can be terminated by the Company or its applicable Subsidiary on notice of 60 days or less without penalty or liability) exceed an aggregate of $100,000 in either case;

(ii) Company IP Agreements;

(iii) with a Key Business Partner;

(iv) with a Governmental Body (provided that the Company need not list on Section 2.11(a) of the Disclosure Schedule any data sharing agreements entered into in the ordinary course, not involving any exchange of funds, with terms substantially consistent with the examples that were made available to Parent);

(v) evidencing Indebtedness of the Company or any of its Subsidiaries in respect of borrowed money, or any guarantee of Indebtedness of another Person;

(vi) which imposes any restriction on the Company or any of its Subsidiaries: (A) to engage, participate or compete in any line of business, market or geographic area; or (B) that contains any “most favored nation” or “most favored customer” or similar provision;

(vii) granting exclusive rights, rights of first refusal or rights of negotiation to license, market, distribute, sell or deliver any Company Product; or otherwise contemplating an exclusive relationship between the Company or any of its Subsidiaries and any other Person;

(viii) relating to any joint venture, strategic alliance, joint marketing, partnership or sharing of profits, or proprietary information or similar arrangement (including any joint development agreement, technical collaboration agreement or similar agreement);

(ix) relating to any (A) transaction in which the Company or any of its Subsidiaries merged with any other Person, acquired any securities or material assets of another Person, or otherwise acquired the rights to any Company Product or any Company IP, or (B) disposition of any material assets outside the ordinary course;

(x) constituting a written employment agreement or severance agreement with senior management-level employees of the Company or any of its Subsidiaries;

(xi) that is an indemnification agreement described in Section 4.9(a); or

(xii) settlement agreement or release of claims relating to any Legal Proceeding (whether actual or threatened).

(c) The Company has made available to Parent a complete and accurate copy of each Material Contract required to be identified in Section 2.11(a) of the Disclosure Schedule (other than any order form entered into in the ordinary course and any Governmental Body data sharing agreements entered into in the ordinary course, not involving any exchange of funds, with terms substantially consistent with the examples that were made available to Parent).

(d) Each Material Contract is valid and in full force and effect as of the date of this Agreement and is the legal, valid and binding obligation of the Company or it applicable Subsidiary and, to the Knowledge of the Company, the other parties thereto, enforceable against the Company or such Subsidiary, as applicable, and, to the Knowledge of the Company, against the other parties thereto, in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Neither the Company nor any of its Subsidiaries is in material breach or in material default under any Material Contract, and to the Knowledge of the Company, no other party to any such Material Contract is in breach or in default under any Material Contract, and to the Knowledge of the Company, no event, occurrence, condition or act exists or has occurred that, with the giving of notice or the lapse of time, would reasonably be expected to (i) become a material breach or material default under any Material Contract or (ii) give any third party (A) the right to exercise any remedy that would be materially adverse to the Company or any of its Subsidiaries or (B) the right to a rebate, chargeback, refund, credit or penalty. As of the date hereof, neither the Company nor any of its Subsidiaries has received any written notice or other written communication regarding any actual, alleged or potential material violation or breach of, default under, or intention to cancel or materially modify any Material Contract.

2.12 Compliance with Laws. The Company and each of its Subsidiaries is in compliance, and for the last three years prior to the date hereof, has been in compliance, in each case, in all material respects with all applicable Legal Requirements. Neither the Company nor any of its Subsidiaries has received any written notice, inquiry or other communication of any violation of any Legal Requirements (whether suspected, potential, alleged or otherwise), and, to the Knowledge of the Company, there are no existing conditions or circumstances that could reasonably be expected to lead to such any such communication. To the Knowledge of the Company, no event has occurred, and no circumstance exists, in each case that (with or without notice or lapse of time), would reasonably be expected to constitute or result in a material violation by the Company or any of its Subsidiaries of, or a material failure on the part of the Company or any of its Subsidiaries to comply with, any applicable law or Legal Requirement.

2.13 Governmental Authorizations. All material Governmental Authorizations held by the Company and its Subsidiaries are valid and in full force and effect and will continue in full force and effect immediately following the Closing. Neither the Company nor any of its Subsidiaries is in default under or in violation of (and, to the Knowledge of the Company, no event has occurred that, with notice or the lapse of time or both, would constitute a default under or violation of) any material Governmental Authorization held by it. There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that could reasonably be expected to result in the revocation, cancellation, suspension or any other adverse modification of any Governmental Authorization held by the Company or any of its Subsidiaries.

2.14 Tax Matters.

(a) The Company and each of its Subsidiaries has properly completed and timely filed all Tax Returns required to be filed by it prior to the Closing Date, has timely paid all Taxes required to be paid by it (whether or not shown on any Tax Return), and has no Liability for Taxes in excess of the amounts so paid. All Tax Returns were complete and accurate in all material respects and have been prepared in material compliance with applicable Legal Requirements. There is no claim for Taxes that has resulted in an Encumbrance against any of the assets of the Company or any of its Subisidiaries. The Company uses the accrual method of tax accounting.

(b) The Company has delivered to Parent true, correct and complete copies of all Tax Returns, examination reports and statements of deficiencies, adjustments and proposed deficiencies and adjustments in respect of the Company.

(c) The Unaudited Interim Balance Sheet reflects all Liabilities for unpaid Taxes of the Company and its Subsidiaries for periods (or portions of periods) through the date of the Unaudited Interim Balance Sheet. Neither the Company nor any of its Subsidiaries have any Liability for unpaid Taxes accruing after the date of the Unaudited Interim Balance Sheet except for Taxes arising in the ordinary course of business consistent with past practice. Neither the Company nor any of its Subsidiaries has any Liability for Taxes (whether outstanding, accrued for, contingent or otherwise) that are not included in the calculation of Indebtedness or Net Working Capital.

(d) There is (i) no past or pending audit of, or Tax controversy associated with, any Tax Return of the Company or any of its Subsidiaries that has been or is being conducted by a Governmental Body, (ii) no other procedure, proceeding or contest of any refund or deficiency in respect of Taxes pending or on appeal with any Governmental Body, (iii) no extension of any statute of limitations on the assessment of any Taxes granted by the Company or any of its Subsidiaries currently in effect and (iv) no agreement to any extension of time for filing any Tax Return that has not been filed. No claim has ever been made by any Governmental Body in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(e) The Company and its Subsidiaries have not been and will not be required to include any adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state, local or non-U.S. Tax laws as a result of transactions, events or accounting methods employed prior to the Merger.

(f) Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax sharing, Tax indemnity, or Tax allocation agreement (other than an agreement entered into in the ordinary course of business the primary purpose of which is not related to Taxes, such as leases, licenses or credit agreements, and neither the Company nor any of its Subsidiaries has any Liability or potential Liability to another party under any such agreement.

(g) The Company and its Subsidiaries have disclosed on their Tax Returns any Tax reporting position taken in any Tax Return that could result in the imposition of penalties under Section 6662 of the Code or any comparable provisions of state, local or non-U.S. applicable Legal Requirements.

(h) Neither the Company nor any of its Subsidiaries has consummated or participated in, and is not currently participating in, any transaction that was or is a “Tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder. Neither the Company nor any of its Subsidiaries has participated in, and is not currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local, or non-U.S. applicable Legal Requirements.

(i) None of the Company, any of its Subsidiaries, or any predecessor of the Company or any of its Subsidiaries is or has ever been a member of a consolidated, combined, unitary or aggregate group of which the Company or any predecessor of the Company was not the ultimate parent corporation.

(j) Neither the Company nor any of its Subsidiaries have any Liability for the Taxes of any Person (other than the Company or its applicable Subsidiary) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. applicable Legal Requirements), as a transferee or successor, by operation of any applicable Legal Requirement, by Contract (other than pursuant to a Contract entered into in the ordinary course of business and not primarily related to Tax or otherwise.

(k) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. applicable Legal Requirements) executed on or prior to the Closing Date, (iii) intercompany transactions (including any intercompany transaction subject to Section 367 or 482 of the Code) or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. applicable Legal Requirements) with respect to a transaction occurring on or prior to the Closing Date, (iv)

installment sale or open transaction disposition made on or prior to the Closing Date, (v) election under Section 108(i) of the Code made on or prior to the Closing Date, (vi) interest held by the Company in a “controlled foreign corporation” (as that term is defined in Section 957 of the Code) on or before the Closing Date pursuant to Sections 951 or 951A of the Code or (vii) prepaid amount received on or prior to the Closing Date.

(l) Neither the Company nor any of its Subsidiaries has made any election(s) under Section 965 of the Code, including Section 965(h) of the Code. Neither the Company nor any of its Subsidiaries has any liability or obligation to make any remaining payments of Tax pursuant to an election under Section 965(h) of the Code.

(m) Neither the Company nor any of its Subsidiaries has incurred a dual consolidated loss within the meaning of Section 1503 of the Code.

(n) Neither the Company nor any of its Subsidiaries has received any private letter ruling from the IRS (or any comparable Tax ruling from any other Governmental Body).

(o) Neither the Company nor any of its Subsidiaries is a party to any joint venture, partnership or other Contract or arrangement that could be treated as a partnership for U.S. federal income Tax purposes.

(p) Neither the Company nor any of its Subsidiaries is subject to Tax in any jurisdiction other than the United States by virtue of having employees, agents, a permanent establishment or any other place of business in such jurisdiction. Neither the Company nor any of its Subsidiaries is subject to income Tax, sales Tax, use Tax, gross receipts Tax or any other type of Tax in any U.S. state where it does not file Tax Returns applicable to such type of Tax.

(q) The Company and each of its Subsidiaries has collected and remitted all sales, use, value added, ad valorem, personal property and similar Taxes with respect to sales made or services provided and, for all sales or provision of services that are exempt from sales, use, value added, ad valorem, personal property and similar Taxes and that were made without charging or remitting sales, use, value added, ad valorem, personal property or similar Taxes, the Company or its applicable Subsidiary has received and retained any required Tax exemption certificates or other documentation qualifying such sale or provision of services as exempt.

(r) The Company and each of its Subsidiaries has in its possession official foreign government receipts for any Taxes paid by it to any foreign Governmental Body for which receipts have been provided or are customarily provided.

(s) The Company has provided to Parent all documentation relating to any applicable Tax holidays or incentives. The Company and each of its Subsidiaries is in compliance with the requirements for any applicable Tax holidays or incentives and none of the Tax holidays or incentives will be jeopardized by the Merger transaction.

(t) The Company is not, and it has never been, a “United States real property holding corporation” within the meaning of Section 897 of the Code, and the Company has filed with the IRS all statements, if any, that are required under Section 1.897-2(h) of the Treasury Regulations.

(u) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for Tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(v) The Company and each of its Subsidiaries has (i) complied with all applicable Legal Requirements relating to the payment, reporting and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471, 1472 and 3406 of the Code or similar provisions under any Tax law), (ii) withheld (within the time and in the manner prescribed by any applicable Legal Requirement) from employee wages or consulting compensation and paid over to the proper Governmental Body (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all applicable Legal Requirements, including federal and state income Taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, relevant state income and employment Tax withholding laws, and (iii) timely filed all withholding Tax Returns, for all periods through and including the Closing Date.

(w) Neither the Company nor any of its Subsidiaries owns any interest in any controlled foreign corporation (as defined in Section 957 of the Code), passive foreign investment company (as defined in Section 1297 of the Code), or other entity the income of which is required to be included in the income of the Company or its applicable Subsidiary.

(x) Neither the Company nor any of its Subsidiaries is a party to a “gain recognition agreement” within the meaning of the Treasury Regulations under Section 367 of the Code.

(y) The Company has delivered to Parent true, correct and complete copies of all election statements under Section 83(b) of the Code, together with evidence of timely filing of such election statements with the appropriate IRS service center, with respect to any Company Common Stock that was initially subject to a vesting arrangement or to other property issued by the Company to any of its employees, non-employee directors, consultants or other service providers. No payment to any holder of Company Common Stock of any portion of the Merger Consideration will result in compensation or other income to any holder of Company Common Stock with respect to which Parent or the Company would be required to deduct or withhold any Taxes.

(z) The Company and each of its Subsidiaries is in compliance with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company or its applicable Subsidiary. The prices for any property or services (or for the use of any property) provided by or to the Company or its applicable Subsidiary are arm’s length prices for purposes of all applicable transfer pricing laws, including Treasury Regulations promulgated under Section 482 of the Code.

(aa) No independent contractor was or will be considered as an employee of the Company or any of its Subsidiaries by an applicable Governmental Body.

(bb) Notwithstanding any other provision of this Agreement, the Company makes no representations or warranties with respect to the amount, or availability for use in any post-Closing Tax period (or portion thereof), of any net operating loss, Tax credit carryforward or similar Tax attribute of the Company.

2.15 Employee and Labor Matters; Benefit Plans.

(a) Section 2.15(a) of the Disclosure Schedule contains a list of all employees of the Company and each of its Subsidiaries as of the date of this Agreement, and correctly reflects: (i) the employee’s name (or employee identification number if the employee’s name must be redacted as required by applicable laws); (ii) the employing Entity and location of employment (by city and state or country); (iii) position held; (iv) base salary or hourly wage rate, as applicable; (v) designation as either exempt or non-exempt; (vi) the date of hire; (vii) leave status (if applicable); and (viii) visa status. Except as set forth in Section 2.15(a) of the Disclosure Schedule, the employment of each employee is terminable by the Company or its applicable Subsidiary at will and without penalty or Liability (except as required by applicable Legal Requirements), whether in respect of severance payments and benefits or otherwise.

(b) The Company has made available to Parent or Parent’s legal or financial advisor copies of all material employee manuals, handbooks and policy statements in effect as of the date of this Agreement and relating to the employment of the Company’s and each of its Subsidiaries’ current employees.

(c) Section 2.15(c) of the Disclosure Schedule accurately sets forth, with respect to each individual who currently provides services directly to the Company or any of its Subsidiaries as an independent contractor or consultant: (i) his/her name; (ii) the Entity to which and the locations at which such services are provided; (iii) the dates of engagement; (iv) the notice or termination provisions applicable to the individual; (v) the terms of regular compensation; (vi) with respect to individual contractors or consultants engaged directly by the Company, the amount of compensation paid to the contractor during the last 12 months; (vii) a description of any other benefits or compensation provided to the individual; and (viii) a description of the independent contractor’s services.

(d) The Company has made available accurate and complete copies of all material Contracts with current independent contractors and consultants of the Company and each of its Subsidiaries and all material written policies with respect to independent contractors and consultants.

(e) No independent contractor is or has been eligible to participate in any Company Employee Plan (other than the Company Equity Incentive Plan). Neither the Company nor any of its Subsidiaries has ever had any temporary or leased employees that were not treated and accounted for in all material respects as employees of the Company or its applicable Subsidiary. The employees of the Company and each of its Subsidiaries are correctly classified as either exempt or non-exempt employees under the applicable Legal Requirements of all jurisdictions in which the Company or its applicable Subsidiary maintains employment relationships. The

Company and each of its Subsidiaries maintains accurate and complete records in all material respects of overtime hours worked by each employee eligible for overtime compensation and compensates all employees in accordance with the requirements of the Fair Labor Standards Act and the applicable Legal Requirements of all jurisdictions in which the Company or its applicable Subsidiary maintains employees in all material respects. The Company and each its Subsidiaries: (i) has withheld and reported all amounts required by any Legal Requirements or by agreement to be withheld and reported with respect to wages, salaries and other payments to Company Associates; (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing; and (iii) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). The Company and each of its Subsidiaries has paid in full (or accrued on the Unaudited Interim Balance Sheet) to all current and former employees, independent contractors, and consultants all wages, salaries, commissions, bonuses, benefits, and other compensation that are due and owing to such Persons as of the date of the Unaudited Interim Balance Sheet.

(f) None of the employees of the Company or any of its Subsidiaries is represented by a labor union, works council, or other collective bargaining representative and neither the Company nor any of its Subsidiaries is subject to any collective bargaining, works council, labor or similar agreement with respect to any of its employees. There is no labor dispute, strike, work stoppage, attempt to organize with regard to the Company’s or any of its Subsidiaries’ employees or other labor trouble pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has agreed to recognize any labor union, works council or other collective bargaining representative, nor has any labor union, works council or other collective bargaining representative been certified as the exclusive bargaining representative of any employees of the Company or its applicable Subsidiary. Neither the Company nor any of its Subsidiaries has any obligations to inform, consult, or obtain consent from any labor union, works council, or other collective bargaining representative in order to consummate the transactions contemplated by this Agreement, whether in advance or otherwise.

(g) None of the Company, its Subsidiaries or, to the Knowledge of the Company, any employee or other Company Associate of the Company or any of its Subsidiaries, has committed or engaged in any unfair labor practice in connection with the conduct of the business of the Company or any of its Subsidiaries. No Legal Proceeding, claim, charge or complaint against the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, has been threatened in writing or could be reasonably anticipated relating to any Company Associate or applicant, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, compensation, misclassification of workers, or any other employment related matter arising under applicable Legal Requirements. The Company and each of its Subsidiaries is and has at all times, in all material respects, been in compliance with all applicable Legal Requirements relating to the employment of labor, including all such Legal Requirements relating to terms and conditions of employment, discrimination, harassment, retaliation, civil rights, worker classification (including proper classification of workers as independent contractors and classification of employees as exempt or non-exempt), labor relations, safety and health, workers’ compensation, fair employment practices, payment of wages, hours or work, minimum wage, overtime, meal and rest periods, social benefits contributions, severance pay, the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar foreign, state or local Legal Requirements (collectively, “WARN”), collective bargaining, collection and payment of tax withholding or social security taxes and any similar tax, leaves of absence, vacation, sick leave, paid time off, immigration, employee benefits, affirmative action, and pay equity. Each current employee and independent contractor of the Company and each of its Subsidiaries is lawfully authorized to work in the jurisdiction in which he or she is employed or provides services according to applicable immigration laws.

(h) Neither the Company nor any of its Subsidiaries has had any plant closing, mass layoff or other termination of Company Associates that has imposed or would impose any obligation or other Liability upon the Company, any of its Subsidiaries, Parent or any of Parent’s Affiliates under WARN. None of the Company, any of its Subsidiaries or Parent or any of its Affiliates is subject to any obligation under applicable Legal Requirements or otherwise to notify or consult with, prior to or after the Effective Time, any Governmental Body or other Person with respect to the impact of the transactions contemplated by this Agreement on the employment of any of the Company Associates or the compensation or benefits provided to any of the Company Associates.

(i) To the Knowledge of the Company, no Person has claimed in writing that any Company Associate: (i) is in violation of any term of any employment Contract, patent disclosure agreement, noncompetition agreement or any restrictive covenant with such Person; or (ii) has disclosed or utilized any Trade Secret or material proprietary information of such Person in connection with such Person’s services with the Company or any of its Subsidiaries. To the Knowledge of the Company, no Company Associate has used or proposed to use any Trade Secret, information or documentation proprietary to any former employer or has violated any confidential relationship with any Person in connection with the development, manufacture or sale of any product or proposed product, or the development or sale of any service or proposed service, of the Company or any of its Subsidiaries.

(j) No allegations of sexual harassment or sexual misconduct while employed by, or providing services to, the Company or any of its Subsidiaries have been reported to the Company or its applicable Subsidiary or, to the Knowledge of the Company, threatened against any Key Employee, or any current or former officer or director, or employee of the Company or any of its Subsidiaries who supervises other employees. Except as set forth in Section 2.15(j) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has entered into any settlement agreement or conducted any investigation related to allegations of sexual harassment or sexual misconduct by or regarding any current or former employee or other Company Associate. To the extent required by applicable Legal Requirements, the Company and each of its Subsidiaries has established and distributed to its employees a policy against harassment, discrimination, and retaliation, has implemented complaint procedures, and has required all employees to undergo anti-harassment training.

(k) The Company and each of its Subsidiaries is in compliance in all material respects with all Legal Requirements related to any public health emergency (including but not limited to COVID-19) with respect to employees and independent contractors applicable to any location in which the Company or any of its Subsidiaries operates. Neither the Company nor any of its Subsidiaries has received any written complaint from any employee or independent contractor alleging that the Company or any of its Subsidiaries not in compliance with workplace Legal Requirements related any public health emergency or failed to provide a safe working environment, appropriate equipment or accommodation in relation to any public health emergency.

(l) Section 2.15(l) of the Disclosure Schedule contains a true and complete list of each Company Employee Plan. Other than the Company Employee Plans, neither the Company nor any of its Subsidiaries has any liability with respect to any plan, program, arrangement or agreement for the benefit of an employee, director or consultant of the Company or any of its Subsidiaries. Without limiting the foregoing:

(i) (A) a true, correct and complete copy of each of the Company Employee Plans and related plan documents (including trust documents, insurance policies or Contracts, summary plan descriptions, material modifications and other authorizing documents, actuarial reports and financial statements); (B) the most recently filed Form 5500 with respect to each Company Employee Plan that is subject to ERISA reporting requirements; (C) the most recent determination, opinion or advisory letter issued by the IRS with respect to each Company Employee Plan, as applicable; and (D) all material non-routine correspondence to or from any governmental authority relating to a Company Employee Plan, have been made available to Parent or Parent’s legal or financial advisor;

(ii) each Company Employee Plan is in compliance with applicable Legal Requirements and each Company Employee Plan has been funded, administered and operated in all material respects in accordance with its terms and all applicable Legal Requirements, including ERISA and the Code;

(iii) no such Company Employee Plan, and no trustee or administrator thereof, has engaged in any breach of fiduciary responsibility or any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) to which Section 406 of ERISA or Section 4975 of the Code applies and which would reasonably be expected to subject any such Company Employee Plan or trustee or administrator thereof to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code;

(iv) with respect to such Company Employee Plans, all required contributions have been made or properly accrued on the Company Financial Statements in all material respects;

(v) no actions (other than routine claims for benefits) are pending or, to the Knowledge of the Company, threatened in writing with respect to any Company Employee Plan; and

(vi) neither the Company nor any of its Subsidiaries has any liability under any Company Employee Plan to provide medical or death benefits with respect to employees of the Company or any of its Subsidiaries beyond their termination of employment (other than coverage mandated by applicable Legal Requirements).

(m) Except as expressly contemplated pursuant to the terms of this Agreement, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby shall (either alone or in connection with the termination of employment of any employee following, or in connection with, the transactions contemplated hereby or any other event): (i) entitle any employee to severance pay or benefits or any increase in severance pay or benefits upon any termination of employment with the Company or its applicable Subsidiary; (ii) accelerate the time of payment or vesting of compensation or benefits or increase the amount of compensation or benefits payable to any employee; or (iii) result in any amounts paid or payable to any Disqualified Individual that could reasonably, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(n) Neither the Company nor any of its ERISA Affiliates sponsors, maintains or contributes to or has in the past sponsored, maintained or contributed to or has any liability, whether contingent or otherwise, with respect to any “multiemployer plan” within the meaning of Section 3(37) of ERISA.

(o) Neither the Company nor any of its ERISA Affiliates sponsors, maintains, or has any obligation to contribute to, or has in the past sponsored, maintained or had any obligation to contribute to, any plan or arrangement subject to Title IV of ERISA or to the funding requirements of Section 412 of the Code or Section 302 of ERISA or of the type described in Section 4063 or 4064 of ERISA or in Section 413(c) of the Code.

(p) Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and each trust intended to be exempt from federal income tax under Section 501(a) is so exempt. Nothing has occurred and no facts or circumstances exist that would reasonably be expected to cause the loss of such qualification or exemption.

(q) Each Company Employee Plan that is a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code and any award thereunder, in each case that is subject to Section 409A of the Code has at all times been operated in compliance with Section 409A of the Code and the regulations and guidance issued thereunder. Neither the Company nor any of its Subsidiaries has any obligation to gross up, indemnify or otherwise reimburse any individual for any taxes, interest or penalties incurred pursuant to Section 4999 or Section 409A of the Code.

(r) The Company and each of its Subsidiaries is and has at all relevant times been in compliance with the applicable terms of the Patient Protection and Affordable Care Act of 2010, as amended, and the regulations and guidance issued thereunder in all material respects.

2.16 Environmental Matters. The Company and each of its Subsidiaries is in compliance, and for the last three years prior to the date hereof has been in compliance in all material respects with all applicable Legal Requirements concerning pollution or protection of the environment, including all Legal Requirements relating to the emission, discharge or release of any petroleum, pollutants, contaminants or hazardous or toxic materials, substances or wastes into air, surface water, groundwater or lands (“Environmental Requirements”). In the past three years prior to the date hereof, neither the Company nor any of its Subsidiaries has received any written notice or other communication from any governmental authorities regarding violations or Liabilities imposed under Environmental Requirements (whether suspected, potential, alleged, actual or otherwise), and, to the Knowledge of the Company, there are no existing conditions or circumstances that could reasonably be expected to give rise thereto.

2.17 Insurance. All policies of insurance (including fidelity bonds) maintained by the Company and each of its Subsidiaries are in full force and effect and the Company or its applicable Subsidiary is not in default under any such policy. Such policies are in such coverage amounts as are prudent for companies in the same industry as the Company. There are no disputes between the Company or its applicable Subsidiary, on the one hand, and any underwriter of any such policy, on the other hand, and there is no claim pending under any such policy as to which coverage has been denied or disputed. No written notice of cancellation or non-renewal of, or of any premium increase under, any such policy has been received by Company or its applicable Subsidiary. Section 2.17 of the Disclosure Schedule contains a list of all material policies of insurance or fidelity bonds maintained by the Company or any of its Subsidiaries. Except as set forth in Section 2.17 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has made any claim under any casualty insurance policy during the past three years. Neither the Company nor any of its Subsidiaries has any self-insurance or co-insurance programs.

2.18 Related Party Transactions. As of the date of this Agreement, and other than employment or compensation and employee benefit agreements or arrangements entered into in the ordinary course, and director and office indemnification agreements, neither the Company nor any of its Subsidiaries is a party to any Contract with, and no material transactions have taken place between the Company or any of its Subsidiaries, on the one hand, and any director, officer, employee or 1% or greater shareholder or other securityholder of the Company, any of its Subsidiaries, or any Affiliate of such individual (each an “Affiliate Arrangement”); provided, however, for purposes of this Section 2.18, Affiliate shall exclude portfolio companies of any Company shareholder that is a non-individual Person investor. No such Person has any interest in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the businesses of the Company or any of its Subsidiaries, or owns directly or indirectly, on an individual or joint basis (other than as a passive, non-controlling investment), any interest in, or serves as an officer (or manager or other equivalent position) or director of, any competitor, customer or supplier of the Company or any of its Subsidiaries.

2.19 Legal Proceedings; Orders.

(a) As of the date hereof, there is no pending Legal Proceeding, and, to the Knowledge of the Company, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves the Company or any of its Subsidiaries, or in which the Company or any of its Subsidiaries is a plaintiff, complainant or defendant with respect to any of the assets owned or used or any products or services provided by the Company or any of its Subsidiaries or any Person whose Liability for such Legal Proceeding the Company or any of its Subsidiaries has or may have retained or assumed, either contractually or by operation of law; (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement; or (iii) that relates to the ownership of any capital stock of the Company, or any option or other right to the capital stock or other securities of the Company, or right to receive consideration as a result of this Agreement. For the last three (3) years prior to the date hereof, no material Legal Proceeding has been commenced by or against, or to the Knowledge of the Company, threatened against, the Company or any of its Subsidiaries (or any director, officer, or other Representative of the Company or any of its Subsidiaries in their capacity as such).

(b) There is no Order to which the Company or any of its Subsidiaries, or any of the assets owned or used or any products or services provided by the Company or any of its Subsidiaries, is subject. To the Knowledge of the Company, no current Company Associate is subject to any Order that prohibits such Company Associate from engaging in or continuing any conduct, activity or practice relating to the business of the Company or any of its Subsidiaries.

2.20 Authority; Binding Nature of Agreement.

(a) The Company has all necessary right, power and authority to enter into and to perform its obligations under this Agreement and under each other agreement, document or instrument referred to in or contemplated by this Agreement to which the Company is or will be a party; and the execution, delivery and performance by the Company of this Agreement and of each such other agreement, document and instrument have been duly authorized by all necessary action on the part of the Company and its board of directors and, assuming the Required Merger Stockholder Votes are obtained as contemplated by this Agreement prior to the Effective Time, its stockholders. This Agreement and each other agreement, document and instrument referred to in or contemplated by this Agreement to which the Company is a party, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b) The Company’s board of directors has: (i) unanimously determined that the Merger is advisable and fair and in the best interests of the Company and its stockholders; (ii) unanimously recommended the adoption of this Agreement by the holders of Company Capital Stock and directed that this Agreement and the Merger be submitted for consideration by the Company’s stockholders; and (iii) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar Legal Requirement that might otherwise apply to the Merger or any of the other transactions contemplated by this Agreement.

2.21 Non-Contravention; Consents. Except as set forth in Section 2.21 of the Disclosure Schedule, neither: (1) the execution, delivery or performance of this Agreement or the other agreements, documents or instruments referred to in this Agreement to which the Company is or will be a party; nor (2) the consummation of the Merger or any of the other transactions contemplated hereby or thereby, will (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of: (i) any of the provisions of any Organizational Documents of the Company or any of its Subsidiaries; or (ii) any presently effective resolution adopted by the stockholders, board of directors or any committee of the board of directors, as applicable, of the Company or any of its Subsidiaries;

(b) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order, in each case in any material respect, to which the Company or any of its Subsidiaries or any of the assets owned or used by the Company or any of its Subsidiaries is subject;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization in any material respect that is held by the Company or any of its Subsidiaries or that otherwise relates to the business of the Company or any of its Subsidiaries or to any of the assets owned or used by the Company or any of its Subsidiaries; or

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any such Material Contract; (ii) accelerate the maturity or performance of any such Material Contract; or (iii) cancel, terminate or materially modify any such Material Contract (in each case described in this clause “(d)”, except as would not be material to the Company or any its Subsidiaries or the Company’s ability to consummate the transactions contemplated by this Agreement).

Except (i) as set forth in Section 2.21 of the Disclosure Schedule, (ii) for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (iii) such other filings, notices or Consents that, if not filed, given or obtained would not be material to the Company or any of its Subsidiaries, or to the Company’s execution, delivery and performance of this Agreement or any of the other agreements, documents or instruments referred to in this Agreement, or to the Company’s ability to consummate the Merger or any of the other transactions contemplated by this Agreement, the Company is not or will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (x) the execution, delivery or performance of this Agreement or any of the other agreements, documents or instruments referred to in this Agreement; or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

2.22 Significant Business Relationships. Section 2.22 of the Disclosure Schedule sets forth an accurate and complete list of (i) the top 10 customers of the Company and its Subsidiaries based on amounts paid or payable to the Company and its Subsidiaries for the year ended December 31, 2020 and the customers of the Company and its Subsidiaries who have paid an amount in excess of $100,000 to the Company and its Subsidiaries for the year ending December 31, 2021 to date and (ii) the top 10 vendors and suppliers used by the Company and its Subsidiaries based on amounts paid or payable by the Company and its Subsidiaries for the year ended December 31, 2020 and the vendors and suppliers used by the Company and its Subsidiaries who have paid an amount in excess of $100,000 to the Company and its Subsidiaries for the year ending December 31, 2021 to date (each of the foregoing Persons, a “Key Business Partner”), together with the amount of purchases, payments, loans or transactions attributable to each during the year ended December 31, 2020 and the nine-month period ended September 30, 2021. Between December 31, 2020 and the date hereof, no Key Business Partner has terminated its relationship with the Company and its Subsidiaries or demanded (or otherwise proposed) a material reduction or adverse change in the pricing or other terms of its relationship with the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries is engaged in any dispute with any Key Business Partner and, to the Knowledge of the Company as of the date hereof, no Key Business Partner intends to terminate, materially limit or materially reduce its business relations with the Company and its Subsidiaries, or materially reduce or adversely change the pricing or other terms of its business with the Company and its Subsidiaries. As of the date hereof, the Company has no Knowledge of any material dissatisfaction on the part of any Key Business Partner or any facts or circumstances that would reasonably lead to such material dissatisfaction.

2.23 Vote Required. The affirmative vote of: (a) the holders of a majority of the outstanding shares of Company Capital Stock (voting together as a single class on an as-converted to Company Common Stock basis); (b) the holders of a majority of the outstanding shares of Company Preferred Stock (voting together as a single class on an as-converted to Company Common Stock basis); and (c) if CCC is applicable, the holders of a majority of the outstanding shares of Company Common Stock (voting together as a single voting class), are the only votes of the holders of any class or series of Company Capital Stock necessary to adopt and approve this Agreement and approve the other transactions contemplated by this Agreement (the votes referred to in clauses “(a)” and “(b)” of this sentence being referred to collectively as the “Required Merger Stockholder Votes”).

2.24 Trade Control Laws.

(a) The Company and each of its Subsidiaries has (i) conducted its activities in compliance in all material respects with all applicable Trade Control Laws and (ii) obtained all material licenses or authorizations required under all applicable Trade Control Laws for any export, re-export, transfer or provision of any goods, software, technology, data, or service to any Person.

(b) There are no current, pending, or, to the Knowledge of the Company, threatened Legal Proceedings against the Company or any of its Subsidiaries or, to the Knowledge of the Company, any Company Associate or other Representative of the Company or any of its Subsidiaries (to the extent that Company Associates and Representatives are acting on the Company’s or its applicable Subsidiary’s behalf) with respect to any Trade Control Laws.

2.25 Anti-Corruption. None of the Company, its Subsidiaries, or any of its or their respective directors, officers, managers, employees, or agents or Representatives acting on behalf of the Company or any of its Subsidiaries, have made, offered, promised, or authorized any payment or gift, of any money or anything of value, directly or indirectly, to or for the benefit of any Government Official for the purposes of: (a) influencing any official act or decision by a Government Official; (b) inducing such Government Official to use their influence to affect any act or decision of a Governmental Body; or (c) securing any improper advantage, in order to assist the Company or any of its Subsidiaries in obtaining or retaining business for or with, or directing business to, any Person. None of the Company, its Subsidiaries, or any of its or their respective directors, officers, managers, employees, or agents or Representatives acting on behalf of the Company or any of its Subsidiaries, have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds, or received or retained any funds, in violation of any laws. The Company and its Subsidiaries have maintained systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with Anti-Corruption Laws. None of the Company, its Subsidiaries, or any of its or their respective directors, officers, managers, employees, or agents or representatives acting on behalf of the Company or any of its Subsidiaries, are the subject of any allegation, voluntary disclosure, investigation, prosecution or other civil or criminal enforcement action related to any Anti-Corruption Laws.

2.26 Minute Books. At the Closing, the minute books of the Company and its Subsidiaries will be in the possession of the Company, which minute books are accurate and complete in all material respects and contain records of all material actions taken, and summaries of all meetings held, by the stockholders and board of directors (and any committees thereof) of the Company and its Subsidiaries.

2.27 Brokers. Except as set forth in Section 2.27 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

2.28 No Additional Representations. Except for the representations and warranties made by Company in this Article 2, neither the Company, nor any of its Representatives or Affiliates, or any other Person acting on its behalf, makes any other express or implied representation or warranty of any kind or nature in connection with the Transaction (except as expressly set forth in this Article 2 or as made by the Company or any of its Affiliates in any Transaction Document), including any express or implied representation or warranty with respect to any projections, estimates, or budgets made available to Parent or its Representatives or Affiliates of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Company or the future business and operations of Company, unless such information is expressly included in a representation and warranty contained in this Article 2.

3.	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Each of Parent and Merger Sub represents and warrants to and for the benefit of the Company as follows:

3.1 Organization and Standing. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. Parent directly owns beneficially and of record all outstanding capital stock and other equity interests of Merger Sub, and no other Person holds any capital stock and other equity interests of Merger Sub nor has any rights to acquire any interest in Merger Sub. None of Parent or Merger Sub are in violation of any of the provisions of its Organizational Documents.

3.2 Authority; Binding Nature of Agreement. Each of Parent and Merger Sub has all necessary right, power and authority to enter into and to perform their respective obligations under this Agreement and under each other agreement, document or instrument referred to in or contemplated by this Agreement to which each of them is or will be a party; and the execution, delivery and performance by each of Parent and Merger Sub of this Agreement and of each such other agreement, document and instrument have been duly authorized by all necessary action on the part of Parent and Merger Sub, as applicable, and its board of directors or other governing body and, in the case of Merger Sub, assuming the approval thereof by its stockholders prior to the Effective Time, no other or further action or proceeding on the part of Parent or Merger Sub is necessary to authorize the execution and delivery by each of Parent and Merger Sub of this Agreement, the performance by them of their respective obligations hereunder, and the consummation by them of the transactions contemplated by this Agreement. This Agreement and each other agreement, document and instrument referred to in or contemplated by this Agreement to which Parent and Merger Sub is a party has been or will be duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitutes the legal, valid and binding obligation of Parent and Merger Sub, as applicable, enforceable against them in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.3 Non-Contravention; Consents.

(a) Non-Contravention. Neither: (i) the execution, delivery or performance of this Agreement or any of the other agreements, documents or instruments referred to in this Agreement; nor (ii) the consummation of the Merger or any of the other transactions contemplated by this Agreement or any of such other agreements, documents or instruments, will (with or without notice or lapse of time) contravene, conflict with or result in a violation of: (A) any of the provisions of the Organizational Documents of Parent or Merger Sub; (B) any resolution adopted by the stockholders, members, or board of directors or any committee of the board of directors of Parent or the Merger Sub; (C) any provision of any material Contract by which Parent is bound; or (D) any applicable Legal Requirement or any Order to which Parent or Merger Sub are subject.

(b) Consents. Neither Parent nor Merger Sub will be required to make any filing with or obtain any Consent from, any Person in connection with: (i) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement; or (ii) the consummation of the Merger or any of the other transactions contemplated by this Agreement, except for: (A) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (B) filings required to be made or Consents required to be obtained by Parent or Merger Sub, in each case from any Governmental Body in connection with the Merger; and (C) any filing, notice or Consent which, if not made or obtained, would not reasonably be expected to result in a material adverse effect on Parent’s or Merger Sub’s ability to consummate the Merger or the other transactions contemplated hereby.

3.4 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

3.5 Stock Portion of Merger Consideration. Assuming the accuracy of the representations and warranties made by the Effective Time Holders in their respective Joinder Agreements, the shares of Parent Common Stock comprising a portion of the Merger Consideration issuable in connection with the Merger, when issued by Parent in accordance with this Agreement, will be duly issued, fully paid and non-assessable and issued in compliance with federal and state securities laws and free and clear of any and all restrictions and other Encumbrances (except for restrictions set forth in the applicable Lock-up Agreements).

3.6 Financing; Regulatory Filings; and Parent Financials.

(a) Prior to the Closing, Parent will have readily available cash resources sufficient for Parent to (i) pay the amounts payable by Parent pursuant to this Agreement in cash, including the Adjusted Closing Cash Consideration, (ii) pay any and all fees and expenses required to be paid by Parent in connection with the transactions contemplated by this Agreement, and (iii) satisfy all other payment obligations of Parent contemplated hereunder. It is not a condition to Closing under this Agreement for Parent to obtain financing.

(b) Parent has timely filed all material forms, reports, schedules, statements registration statements, prospectuses and other documents required to be filed or furnished by Parent with all applicable regulatory agencies and under all applicable securities laws, including without limitation, the ASX Listing Rules, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement, and all such forms, reports, schedules, statements, registration statements, prospectuses and other documents and amendments, restatements or supplements thereto (collectively, the “Parent Securities Documents”) have complied in all material respects with all legal requirements relating thereto, and has paid all fees and assessments due and payable in connection therewith. The Parent Securities Documents, when read together, do not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from ASX or its staff with respect to the Parent Securities Documents.

(c) The financial statements and notes of Parent contained or incorporated by reference in the Parent Securities Documents comply, as of their respective dates and, if amended, as of the date of the last such amendment, in all material respects with applicable accounting requirements and have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, the absence of notes and other adjustments described therein).

(d) As determined in accordance with the HSR Act, Parent’s annual net sales and total assets do not exceed the current threshold of $184 million under Section 18a(a)(2)(B)(ii) of the HSR Act.

3.7 Inspections; Non-Reliance. Parent is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchaser of businesses such as the Transaction described herein. The Company has given Parent reasonable access to the employees, documents, and facilities of the Company, and Parent has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. Parent and Merger Sub each acknowledge that neither Parent nor Merger Sub nor any of their Representatives or Affiliates has relied on and is not relying on any representations and warranties regarding the Company, its Subsidiaries, or their respective business other than the representations and warranties expressly set forth in Article 2 or as made by Company or its Subsidiaries in any Transaction Document. Without limiting the generality of the foregoing, Parent and Merger Sub specifically acknowledge that no representations and warranties are made with respect to any projections, forecasts, estimates, budgets or prospective information that may have been made available to Parent, it Affiliates, or any of their Representatives, except those, if any, expressly made in Article 2.

4.	CERTAIN COVENANTS OF THE COMPANY

4.1 Access and Investigation. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to Section 9 or the Effective Time (the “Pre-Closing Period”), the Company shall, and shall cause its Representatives to: (a) provide Parent and Parent’s Representatives with reasonable access during normal business hours to the Company’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company and (b) provide Parent and Parent’s Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company, as Parent may reasonably request; provided, however, the foregoing shall not require the Company to provide any such access or disclose any information to the extent the provision of such access or such disclosure would contravene any applicable Legal Requirements or result in the waiver of any attorney-client privilege. During the Pre-Closing Period, Parent may, following reasonable advance notice to the Company, make inquiries of Persons having business relationships with the Company (including Key Business Partners) and the Company shall use reasonable best efforts to help facilitate (and shall cooperate fully with Parent in connection with) such inquiries, in each case in compliance with all applicable Legal Requirements (including any applicable antitrust or competition laws or regulations). The terms set forth in this Section 4.1 shall be subject to the Mutual Nondisclosure Agreement between Parent and the Company, dated as of October 1, 2018 (the “Confidentiality Agreement”).

4.2 Operation of the Business of the Company. During the Pre-Closing Period:

(a) the Company shall:

(i) use commercially reasonable efforts to conduct its business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement; and

(ii) use commercially reasonable efforts to preserve intact its current business organization, keep available the services of Key Employees and its other current Company Associates and maintain its relations and goodwill with, all customers, landlords, employees, merchants, lenders, originators, processors, servicers and other Persons having beneficial business relationships with the Company, including all Key Business Partners (other than terminations of employees that were, in good faith, for cause); and

(b) the Company shall not, without the prior written consent of Parent:

(i) cancel (other than policies expiring by their terms) any of its insurance policies required to be identified in Section 2.17 of the Disclosure Schedule or reduce the amount of any insurance coverage provided by such insurance policies;

(ii) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock or other securities, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (other than forfeitures of unvested Company Options or forfeitures or repurchases of Company RSUs, in either case, upon termination of service with any employee pursuant to the underlying award agreements in effect on the date of this Agreement);

(iii) sell, issue or authorize the issuance of: (A) any capital stock or other security; (B) any option or right to acquire any capital stock (or cash based on the value of capital stock) or other security; or (C) any instrument convertible into or exchangeable for any capital stock (or cash based on the value of capital stock) or other security (except that the Company shall be permitted to issue Company Capital Stock (I) upon the exercise of Company Options not later than three Business Days prior to the Closing Date, (II) upon the lapse of restrictions on Company RSUs, and (III) upon the conversion of Company Preferred Stock, in each case, outstanding as of the date of this Agreement and in accordance with their respective terms as in effect on the date of this Agreement);

(iv) amend or permit the adoption of any amendment to its Organizational Documents, or effect or permit the Company to become a party to any Acquisition Transaction (other than the transactions contemplated by this Agreement), recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(v) not form any Subsidiary or acquire any equity interest or other interest in any other Entity;

(vi) make any capital expenditure, except for capital expenditures that, when added to all other capital expenditures (in each case, as determined in accordance with GAAP) made on behalf of the Company during the Pre-Closing Period, do not exceed $100,000;

(vii) enter into, or permit any of the assets owned or used by it to become bound by, any Contract that is or would constitute a Material Contract;

(viii) amend, extend or prematurely terminate, or waive any material right or remedy under, any Company Contract that is or would constitute a Material Contract;

(ix) (A) acquire, lease or license any right or other asset from any other Person for an aggregate value in excess of $100,000; (B) sell or otherwise dispose of, or lease or license (or grant any other right with respect to), any right or other asset to any other Person; (C) waive or relinquish any right or (D) acquire, lease or license any interest in real property or other licensed space, except in the case of each of clauses (A)-(C), in the ordinary course;

(x) lend money to any Person (except that the Company may make routine travel and business expense advances to current employees of the Company in the ordinary course);

(xi) (A) enter into any collective bargaining agreement; (B) establish, adopt, amend or terminate any Company Employee Plan (except for renewals of health and welfare plans in the ordinary course of business consistent with past practice) to the extent required by applicable Legal Requirements or as necessary to comply with this Agreement and other than routine Company Employee Plan renewals); (C) pay, or make any commitment to pay, any bonus or make any profit-sharing payment, cash incentive payment or similar payment, other than commissions and bonuses paid in the ordinary course; (D) increase, or make any commitment to increase, the amount of the wages, salary, commissions, fringe benefits or other employee benefits or compensation (including equity-based compensation, whether payable in cash or otherwise) or remuneration payable to any of the officers, employees or members of the board of directors of the Company, except as required by any Company Employee Plan or with respect to increases in base salary or wages when both of the following conditions are satisfied: (i) such increase is in the ordinary course of business consistent with past practice; and (ii) such increase is with respect to a non-management employee; (E) promote or change the title of any of its management-level employees (retroactively or otherwise); (F) hire or make an offer to hire any new management-level employee; (G) terminate any employee (other than for cause); or (H) grant any new right to severance or termination pay to any present or former officer, director, employee or other personnel (whether employees or individual independent contractors);

(xii) extend the terms of its accounts payable or delay payment of its accounts payable inconsistent with past practice or otherwise change any of its methods of accounting or accounting practices in any material respect (other than as required by applicable accounting or auditing standards);

(xiii) make or change any material Tax election, change any Tax accounting method, enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement (other than an agreement entered into in the ordinary course of business the primary purpose of which is not related to Taxes, such as leases, licenses or credit agreements), enter into any closing agreement or Tax ruling, settle or compromise any claim or assessment in respect of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment other than pursuant to customary extensions of the due date for filing a Tax Return obtained in the ordinary course of business, or file any income or other material Tax Return or amend any Tax Return;

(xiv) commence or settle any material Legal Proceeding for damages in excess of $50,000, other than to enforce rights under this Agreement or in connection with the transactions contemplated hereby;

(xv) make any pledge of any of its assets or otherwise permit any of its assets to become subject to any Encumbrance (other than Permitted Encumbrances), except for: (A) pledges of immaterial assets made in the ordinary course; and (B) nonexclusive licenses granted by the Company in the ordinary course; or

(xvi) agree or commit to take any of the actions described in clauses “(iii)” through “(xv)” above.

Notwithstanding the foregoing, the Company may take any action described in clauses “(b)(i)” through “(b)(xvi)” above if: (i) Parent gives its prior written consent to the taking of such action by the Company (which written consent for purposes of this Section 4.2 may be in the form of email from Russell Burke (@ rburke@life360.com) following an email request by the Company); (ii) such action is expressly required to be taken by this Agreement; (iii) such action is disclosed in Section 4.2(b) of the Disclosure Schedule; or (iv) such action is required by any applicable Legal Requirements or Order (and the Company promptly notifies Parent of such action).

4.3 Stockholder Consent.

(a) Information Statement. As promptly as practicable after the execution of this Agreement (and in any event within ten Business Days), the Company shall, in accordance with its Organizational Documents and applicable Legal Requirements, provide to its stockholders who have not already provided written consents of the stockholders of the Company in favor of the adoption and approval of this Agreement and approval of the other transactions contemplated by this Agreement an Information Statement and other appropriate documents in connection with the obtaining of: (i) written consents of the stockholders of the Company in favor of the adoption and approval of this Agreement and approval of the other transactions contemplated by this Agreement (the “Written Consent”); and (ii) waivers by the stockholders of the Company of their appraisal rights in connection with the Merger. The Company shall use commercially reasonable efforts to obtain such written consents and waivers from holders of all outstanding shares of each class and series of Company Capital Stock. The Information Statement shall: (i) include the unanimous recommendation of the board of directors of the Company in favor of the adoption and approval of this Agreement and the approval of the other transactions contemplated by this Agreement; (ii) notify the stockholders of the receipt by the Company of the Required Merger Stockholder Votes, their appraisal rights pursuant to Section 262 of the DGCL or Chapter 13 of the CCC, as applicable; and (iii) comply with all applicable Legal Requirements. Notwithstanding anything to the contrary contained in this Agreement, the Information Statement and any other materials submitted to the Company’s stockholders in connection with the transactions contemplated by this Agreement shall be subject to prior review and reasonable approval by Parent and its advisors.

(b) Parachute Payments. No later than five Business Days prior to the Closing Date, the Company shall deliver to Parent executed copies of the Parachute Payment Waiver Agreement of each Disqualified Individual who has received or could become entitled to receive Section 280G Payments. As soon as reasonably practicable after the execution of the Parachute Payment Waiver Agreements, but in no event later than three Business Days prior to the Closing, the Company shall submit to the stockholders of the Company (in a manner reasonably satisfactory to Parent), for approval by stockholders of the Company holding the number of shares of Company Capital Stock required by the terms of Section 280G(b)(5)(B) of the Code, a written consent in favor of a single proposal to render the parachute payment provisions of Section 280G of the Code and the Treasury Regulations thereunder (collectively, “Section 280G”) inapplicable to any and all Section 280G Payments with respect to such Disqualified Individuals. Any such stockholder approval shall be sought by the Company in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations. The Company agrees that in the absence of such stockholder approval, no Section 280G Payments shall be made to the Disqualified Individuals. The form and substance of all stockholder approval documents contemplated by this Section 4.3(b), including the Parachute Payment Waiver Agreement, shall be subject to the prior review and reasonable approval of Parent.

4.4 Notification. During the Pre-Closing Period, the Company shall promptly notify Parent in writing of the Company obtaining Knowledge of: (a) any breach of any representation, warranty, covenant, agreement or obligation of the Company such that any of the conditions set forth in Section 7 would not be satisfied; or (b) any other event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6.2(c) impossible or unlikely. In no event shall the delivery of any notice by the Company pursuant to this Section 4.4: (i) limit or otherwise affect the rights, obligations, representations, warranties, covenants or agreements of Parent or the conditions to the obligations of the parties under this Agreement; or (ii) be deemed to amend or supplement the Disclosure Schedule or constitute an exception to any representation, warranty, covenant or agreement. Notwithstanding the foregoing, the failure of the Company to satisfy its notice obligations under this Section 4.4 shall have no effect on the limitations of liability with respect to claims for indemnity relating to Company representations and warranties set forth in Article 10 of this Agreement which limitations shall control and not be recharacterized as a breach of covenant under this Section 4.4.

4.5 No Negotiation. During the Pre-Closing Period, the Company shall not, and shall cause its Subsidiaries not to, and the Company shall not authorize, encourage, instruct or permit any Representatives of the Company or any of its Subsidiaries to: (a) solicit, or encourage or facilitate the initiation or submission of, any expression of interest, inquiry, proposal or offer from any Person (other than Parent and Merger Sub) relating to a possible Acquisition Transaction; (b) participate in any discussions or negotiations or enter into any agreement, understanding or arrangement with, or provide any non-public information to, any Person (other than Parent and Merger Sub and their respective Representatives) relating to or in connection with a possible Acquisition Transaction; or (c) entertain, consider or accept any proposal or offer from any Person (other than Parent and Merger Sub) relating to a possible Acquisition Transaction. The Company shall, and shall cause its Subsidiaries to, and shall instruct its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Person (other than Parent, Merger Sub and their respective Representatives) conducted heretofore with respect to any Acquisition Transaction. The Company shall promptly (and in any event within 24 hours of receipt thereof) provide Parent with: (i) a written description of any expression of interest, inquiry, proposal or offer relating to a possible Acquisition Transaction that is received by the Company or any of its Subsidiaries or by any of its or their respective Representatives from any Person (other than Parent and Merger Sub), including in such description the identity of the Person from which such expression of interest, inquiry, proposal or offer was received (if such disclosure does not violate any confidentiality obligations of the Company or any of the Company’s Representatives, as applicable); (ii) a complete summary of each other communication transmitted on behalf of such Person or any of such Person’s Representatives to the Company or any of the Company’s Representatives; and (iii) an accurate and complete copy of all written materials provided in connection with such expression of interest, inquiry, proposal or offer.

4.6 Termination of Certain Benefit Plans. The Company shall terminate, effective no later than the day immediately preceding the Closing Date in the case of a Company Employee Plan described in clause “(a)” and as of the Effective Time (or as soon as administratively practicable thereafter) in the case of any Company Employee Plan described in clause “(b)”: (a) any Company Employee Plan that contains a cash or deferred arrangement intended to qualify under Section 401(a) of the Code (the “Company 401(k) Plans”) and (b) any other Company Employee Plan requested by Parent at least three Business Days prior to the Closing Date, unless, in the case of clauses “(a)” and “(b),” Parent, in its sole and absolute discretion, notifies the Company in writing (an “Election Notice”) at least three Business Days prior to the Closing Date that any such plan need not be terminated; notwithstanding the foregoing, in no event shall the Company FY22 Bonus Plan be terminated. Unless Parent provides an Election Notice to the Company, the Company shall deliver to Parent, prior to the Closing Date, evidence that the Company’s board of directors has validly adopted resolutions to terminate the Company 401(k) Plans and other Company Employee Plans, as applicable (the form and substance of which resolutions shall be subject to review and approval of Parent), effective as of the dates specified above. In the event that the distributions of assets from the trust of a Company 401(k) Plan which is terminated pursuant to this Section 4.6 is reasonably anticipated by the Company to trigger liquidation charges, surrender charges, or other fees (other than ordinary administrative expenses) to be imposed upon the account of any participant or beneficiary of such terminated plan or upon the Company, then (i) the Company shall reasonably estimate the amount of such charges, fees and expenses and shall include such amount in the Estimated Closing Statement, and (ii) such charges, fees or expenses shall be borne by the Company, and Parent or any of its Affiliates shall not have any Liability with respect to such charges, fees or expenses.

4.7 Data Room Information. Within five Business Days after each of the date of this Agreement and the Closing Date, the Company shall deliver to Parent, through any electronic medium (including a .zip file delivered electronically or USB hard drive), an electronic copy of the documents and information contained in the virtual data room hosted on behalf of the Company at https://americas.datasite.com/manda/project/604bd8715de2d76bea904541/content/index (the “Virtual Data Room”) as of each of 11:59 p.m., Pacific time, on the date of this Agreement and 11:59 p.m., Pacific time, on the day prior to the Closing Date.

4.8 Termination of Agreements and Release of Encumbrances. The Company shall use commercially reasonable efforts to: (a) cause the agreements identified on Schedule 4.8(a) to be terminated effective as of the Effective Time; and (b) take, or cause to be taken, all actions necessary to secure the termination and release of any and all Encumbrances (other than Permitted Encumbrances) upon the assets or properties of the Company; in each case in form and substance reasonably satisfactory to Parent.

4.9 Officer and Director Indemnification.

(a) Parent agrees, until the sixth anniversary of the Closing Date, to cause the Surviving Corporation to provide in Organizational Documents rights to indemnification, contribution and advancement of expenses that are no less favorable than those rights set forth in the Company’s Organizational Documents and indemnification agreements, in each case as in effect on the date of this Agreement and in the forms made available to Parent with respect to indemnification of officers, managers, directors, employees and agents of the Company and its Subsidiaries (each, a “Company D&O Indemnified Party”) against all Damages incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the Company D&O Indemnified Party is or was an officer, director, manager, employee or agent of the Company or any of its Subsidiaries or (ii) matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, and agrees such rights shall not be modified or amended in a manner that would limit the scope of such indemnification of any Company D&O Indemnified Party, except as required by applicable law.

(b) This Section 4.9: (i) shall survive the consummation of the Merger; (ii) is intended to benefit each Company D&O Indemnified Party and their respective heirs, executors and administrators; (iii) is in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have against Parent or the Surviving Corporation first arising after the Closing Date by contract or otherwise; and (iv) shall not be terminated or modified in such a manner as to adversely affect the rights of any Company D&O Indemnified Party under this Section 4.9 without the written consent of such affected Company D&O Indemnified Party.

(c) At or prior to the Closing, the Company shall obtain an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage (the “D&O Tail Policy”) for the Company’s directors and officers in a form mutually acceptable to the Company and Parent, which shall provide such directors and officers with coverage for six (6) years following the Closing Date of not less than the existing coverage under, and have other terms not materially less favorable to, the insured persons than the directors’ and officers’ liability insurance coverage maintained by the Company as of the date of this Agreement.

4.10 Payoff Letters and Invoices; Estimated Merger Consideration Certificate.

(a) At least five (5) Business Days prior to the Closing Date, the Company shall, to the extent applicable, deliver to Parent an accurate and complete copy of: (i) one or more payoff letters, each dated no more than five (5) Business Days prior to the Closing Date, with respect to all outstanding Indebtedness to be repaid in connection with the Closing, to satisfy such Indebtedness as of the Closing and terminate and release any Encumbrances related thereto; and (ii) an invoice from each advisor or other service provider to the Company, dated no more than five (5) Business Days prior to the Closing Date, with respect to all Company Transaction Expenses estimated to be due and payable to such advisor or other service provider, as the case may be, as of the Closing Date.

(b) At least five (5) Business Days prior to the Closing Date, the Company shall deliver to Parent an estimated Merger Consideration Certificate, in form and substance reasonably satisfactory to Parent and setting forth the information required by Section 1.3(c)(iv) on an accompanying spreadsheet, together with documentation, reasonably satisfactory to Parent, in support of the calculation of the amounts set forth in the estimated Merger Consideration Certificate.

5.	CERTAIN COVENANTS OF THE PARTIES

5.1 Consents. Parent and the Company shall use reasonable best efforts to take, or cause to be taken, all actions necessary proper or advisable to consummate the Merger and make effective the other transactions contemplated by this Agreement as promptly as practicable. During the Pre-Closing Period: (a) the Company shall use reasonable best efforts to take, or cause to be taken, all actions necessary to satisfy the conditions set forth in Section 8, consummate the Merger and make effective the other transactions contemplated by this Agreement as promptly as practicable; and (b) Parent and Merger Sub shall use reasonable best efforts to take, or cause to be taken, all actions necessary to satisfy the conditions set forth in Section 7, consummate the Merger and make effective the other transactions contemplated by this Agreement as promptly as practicable. Without limiting the generality of the foregoing, each party to this Agreement: (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement; and (ii) shall use reasonable best efforts to obtain each Consent set forth on Schedule 5.1(b)(ii) by such party in connection with the Merger or any of the other transactions contemplated by this Agreement.

5.2 Further Action. If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of the Company and Merger Sub, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

5.3 Retention Awards. Parent will allocate equity incentive awards in the form of RSUs having an aggregate value (based on the Parent Per CDI Signing Price) equal to the Retention Consideration to certain Continuing Employees, to be determined by Parent in consultation with the Company CEO (the “Retention Awards”). Retention Awards will be subject to the approval of Parent’s Board of Directors to occur on or prior to the Closing and all the terms and conditions set forth in (a) such Continuing Employee’s Offer Letter with Parent and (b) the Parent Stock Plan and related award agreement to be entered into between the recipients of such Retention Awards and Parent, which terms shall include vesting provisions requiring achievement of the Business Performance Requirements as well as the holder’s continued employment through the first anniversary of the Closing as to 50% of his or her Retention Award and continued employment through the second anniversary of the Closing as to the remaining 50% of his or her Retention Aware. In the event a Continuing Employee who has been issued a Retention Award, as set forth in his or her Offer Letter, terminates employment with Parent prior to such Retention Award becoming fully vested, such unvested Retention Award shall be forfeited and shall not be reallocated to any other Continuing Employee.

5.4 Employees.

(a) From the Effective Time until the 12-month anniversary of the Effective Time, Parent shall or cause the Company or Surviving Corporation to, provide Continuing Employee, with a base salary at or above what is currently offered by the Company.

(b) Parent shall use commercially reasonable efforts to treat, and to cause each benefit plan sponsored, maintained, or contributed to by Parent or any of its Subsidiaries after the Closing (other than any equity or equity-based compensation plan, program, agreement or arrangement and other than any cash bonus program designed, in whole or in substantial part, to provide benefits in the event of a change in control of Parent or any of its Subsidiaries) and in which any Continuing Employee participates or becomes eligible to participate (each, a “Parent Benefit Plan”) to treat, for purposes of determining eligibility to participate and vesting all service with the Company as service with Parent and its Affiliates; provided, however, such service shall not be recognized (i) to the extent that such recognition would result in a duplication of benefits or coverage or such service was not recognized under the corresponding Company Employee Plan, (ii) with respect to a newly established plan for which prior service is not taken into account for similarly situated employees of Parent or any of its Subsidiaries or (iii) with respect to any deferred compensation, defined benefits pension, equity or equity-based compensation plan, program, agreement or arrangement or with respect to any cash bonus program designed, in whole or in substantial part, to provide benefits in the event of a change in control of Parent or any of its Subsidiaries.

(c) Parent shall use commercially reasonable efforts to cause each Parent Benefit Plan, to the extent permitted by the Parent Benefit Plan, that is a welfare plan, within the meaning of Section 3(1) of ERISA, (i) to waive any and all eligibility waiting periods, evidence of insurability requirements, and pre-existing condition limitations and exclusions with respect to each Continuing Employee to the extent waived, satisfied, or not included under the analogous Company Employee Plan, and (ii) to recognize for each Continuing Employee for purposes of applying annual deductible, co-payment, and out-of-pocket maximums under such Parent Benefit Plan any deductible, co-payment, and out-of-pocket expenses paid by the Continuing Employee under an analogous Company Employee Plan during the plan year in which the Closing Date occurs.

(d) The Company shall use commercially reasonable efforts to cause each promised optionholder, as set forth on Section 2.2(d) of the Disclosure Schedule, to enter into a waiver and release with respect thereto, in a form reasonably acceptable to Parent.

(e) Nothing in this Section 5.4 shall be treated as an amendment of, or undertaking to amend, any Company Employee Plan or Parent Benefit Plan or any other benefit plan, program, agreement or arrangement. The provisions of this Section 5.4 are solely for the benefit of the respective parties to this Agreement and nothing in this Section 5.4, express or implied, shall confer upon any Company Associate, or legal representative or beneficiary thereof or any other Person, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement or a right in any employee or beneficiary thereof or other Person under a Company Employee Plan or Parent Benefit Plan that such employee or beneficiary or other Person would not otherwise have under the terms thereof.

5.5 Equity Financing.

(a) Parent shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Equity Financing on the terms and conditions described in the Underwriting Agreement and shall not permit any material amendment of the Underwriting Agreement that imposes additional conditions that materially delays or prevents the availability of the Equity Financing. Parent shall use commercially reasonable efforts (A) to maintain in effect the Underwriting Agreement until the consummation of the transactions contemplated hereby, (ii) to satisfy (or obtain waivers to) on a timely basis any conditions applicable to Parent or Merger Sub to funding in the Underwriting Agreement that are within its control and to consummate the Equity Financing at or prior to the Closing, (iii) to enforce its rights under the Underwriting Agreement and (iv) to comply with its obligations under the Underwriting Agreement. Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Equity Financing. In the event any portion of the Equity Financing becomes unavailable on the terms and conditions contemplated by the Underwriting Agreement, Parent shall promptly notify the Company and shall use commercially reasonable efforts to arrange and obtain any such portion from alternative sources as promptly as reasonably practicable following the occurrence of such event.

(b) Prior to the Closing, the Company shall provide reasonable cooperation in connection with the arrangement of the Equity Financing as may be reasonably requested by Parent (provided, that such requested cooperation does not unreasonably interfere with the ongoing business of the Company), including, but not limited to, to the extent reasonably requested by Parent, using commercially reasonable efforts to: (i) provide due diligence materials to Parent’s affiliates or Financing Sources (as defined below), provided that such parties agree to enter into a customary confidentiality agreement; (ii) furnish Parent and its Financing Sources with all financial statements and financial and other information that are reasonably required in connection with the Equity Financing; (iii) assist Parent and its Financing Sources in the preparation of an offering document for the Equity Financing; and (iv) cooperate with the marketing efforts of Parent and its Financing Sources for the Equity Financing. “Financing Source” means each entity (including, each agent and arranger) that has committed to provide or otherwise entered into agreements to provide financing in connection with the transactions contemplated hereby, together with each affiliate thereof and each officer, director, employee, partner, controlling person, advisor, attorney, agent and representative of each such entity or affiliate and their respective successors and assigns.

(c) Notwithstanding the provisions of Section 5.5(b) or any other provision of this Agreement, nothing in this Agreement will require Company or any of its Subsidiaries to: (i) waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses prior to the Closing for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Parent; (ii) enter into any definitive agreement that is effective prior to the Closing; (iii) give any indemnities that are effective prior to the Closing or take any action that would constitute a breach of any representation, warranty, covenant or agreement in this Agreement; (iv) take any action contemplated by Section 5.5(b) that, in the good faith determination of the Company, would unreasonably interfere with the conduct of the business or operations of the Company and its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries; or (v) provide any information or take any action that would conflict with or violate any of its Organizational Documents or any applicable Legal Requirement or would result in a violation or breach of, or default under, any Contract to which the Company or any of its Subsidiaries is a party or would result in the waiver of a legal privilege; provided, that if Company or any of its Subsidiaries does not provide access to any document or information in reliance on this clause (v), the Company shall use its reasonable best efforts to communicate the applicable information to Parent in a way that would not violate any applicable Legal Requirement or applicable Contract or cause a waiver of the applicable privilege or trade secret right. In addition, no action, liability or obligation of the Company, any of its Subsidiaries or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Equity Financing will be effective until the Closing, and neither the Company nor any of its Subsidiaries will be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument (including being an issuer or other obligor with respect to the Equity Financing) contemplated by Section 5.5(b) that is not contingent on the occurrence of the Closing or that would be effective prior to the Closing. Nothing in this Agreement will require (A) any board member, manager, officer or Representative of the Company or any of its Subsidiaries to deliver any certificate or opinion or take any other action pursuant to Section 5.5(b) or any other provision of this Agreement that could reasonably be expected to result in personal liability of such board member, manager, officer or Representative, or any liability of the Company prior to the Closing, or (B) the Board of Directors of the Company as constituted at any time prior to Closing to approve any financing or Contracts related thereto prior to the Closing.

(d) All non-public or other confidential information provided by Company or any of its Representatives pursuant to this Agreement will be kept confidential in accordance with the Confidentiality Agreement, except that Parent will be permitted to disclose such information with the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned, or delayed (i) as is legally required to be disclosed in any offering documents related to the Equity Financing or (ii) to any financing sources or prospective financing sources, ratings agencies and other financial institutions and investors that are or may become parties to the Equity Financing and to any underwriters, initial purchasers or placement agents in connection with the Equity Financing (and, in each case, to their respective counsel and auditors) so long as (x) such Persons agree to be bound by the confidentiality, use and non-use provisions of the Confidentiality Agreement as if parties thereto, (y) such Persons are subject to other confidentiality undertakings customary for financings of the same type as the Equity Financing and (z) Parent is responsible to the Company for any breach of or failure to perform the foregoing obligations or undertakings by any of such Persons. For the avoidance of doubt, Parent agrees to take such responsibility described in clause (z) of the foregoing sentence by its execution of this Agreement.

6.	TAX MATTERS

6.1 Straddle Period Taxes and Transfer Taxes.

(a) Straddle Period Taxes. For purposes of this Agreement, the determination of the Taxes of the Company for the portion of the Straddle Period ending on and including the Closing Date shall be: (i) in the case of real property, personal property and similar ad valorem Taxes be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction (A) the numerator of which is the number of days in the Straddle Period ending on the Closing Date and (B) the denominator of which is the number of days in the entire Straddle Period; and (ii) in the case of any other Tax, be deemed equal to the amount which would be payable if the relevant Straddle Period ended on and included the Closing Date (and shall be deemed to include any Taxes that would arise pursuant to Sections 951 or 951A of the Code had the Tax year of the Company ended on and included the Closing Date).

(b) Transfer Taxes. All real property transfer or gains Tax, sales Tax, use Tax, stamp Tax, stock transfer Tax, or other similar transfer Taxes (“Transfer Taxes”) imposed on the transactions contemplated by this Agreement shall be borne 50% by the Effective Time Holders and 50% by Parent. The party legally responsible for preparing and filing any Tax Return required to be filed in connection with any Transfer Taxes shall prepare and timely file (or cause to be prepared any timely filed) such Tax Returns.

6.2 Tax Returns, Cooperation, Contests and Refunds.

(a) Tax Returns. The Company shall prepare and timely file (or cause to be prepared and timely filed) all Tax Returns required to be filed on or before the Closing Date (taking into account all extensions properly obtained); provided, that all such Tax Returns shall be prepared (or shall be caused to be prepared) in a manner consistent with prior tax accounting practices and methods of the Company, except as required by applicable Legal Requirements. Parent shall prepare and file (or cause to be prepared and filed) all Tax Returns of the Company for any Pre-Closing Tax Period that are required to be filed after the Closing Date. Parent shall provide the Securityholders’ Agent copies of any such Tax Returns that are income Tax Returns or other Tax Returns reflecting a liability of more than $25,000 for any Pre-Closing Tax Period that reflects a Tax for which the Effective Time Holders are responsible pursuant to this Agreement at least twenty (20) days prior to their filing for income Tax Returns and at least ten (10) days prior to their filing for non-income Tax Returns (or if such Tax Return is due in fewer than twenty (20) days after the Closing Date, then as soon after the Closing Date as is reasonably practicable), shall permit the Securityholders’ Agent to review and comment on each such Tax Return prior to filing and shall consider in good faith all reasonable comments made by the Securityholders’ Agent in writing to Parent at least five (5) days prior to their filing.

(b) Tax Sharing Agreements. All Tax sharing, indemnification or allocation agreement, arrangement, practice or policy to which the Company is a party or by which it is bound (other than pursuant to an agreement entered into in the ordinary course of business the primary purpose of which is not related to Taxes) shall be terminated as of the Closing Date and the Company shall not have any liability or obligation pursuant thereto

.

(c) Cooperation on Tax Matters. Parent, the Company, the Securityholders’ Agent, and the Effective Time Holders shall cooperate, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Agreement and any Tax Contest. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Contest and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent, the Company, the Securityholders’ Agent, and the Effective Time Holders agree to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by Parent, any extensions thereof), and to abide by all record retention agreements entered into with any Governmental Body. Notwithstanding anything to the contrary in this Agreement, the Securityholders’ Agent shall have no obligation to prepare or file any Tax Return.

(d) Tax Contests. Parent shall give prompt notice to the Securityholders’ Agent of the existence of any audit, proposed adjustment or assessment, other administrative proceeding or inquiry or judicial proceeding, in each case, by a Governmental Body involving Taxes that Parent will seek indemnity pursuant to this Agreement (a “Tax Contest”). No delay in providing such notice shall affect the rights to indemnification hereunder, unless (and then only to the extent that) the Securityholders’ Agent is materially prejudiced thereby. Parent shall have the right to control the conduct of any Tax Contest; provided, however, the Securityholders’ Agent shall have the right, at the sole expense of Effective Time Holders, acting through the Securityholders’ Agent in its capacity as such, to participate in the defense of any Tax Contest, and neither Parent nor the Company will settle a Tax Contest without the written consent of the Securityholders’ Agent (such consent not to be unreasonably withheld, conditioned or delayed). To the extent that this Section 6.2(d) conflicts with any provision of Article 10, this Section 6.2(d) shall govern.

(e) Tax and Tariff Refunds. Tax and Tariff refunds that are received by the Company on or after the Closing Date attributable to a Pre-Closing Tax Period shall be for the account of the Effective Time Holders, and Parent shall cause the Company to pay to the Effective Time Holders their Pro Rata Portion of any such Tax and Tariff refunds, less any Taxes incurred as a result of such refunds and any reasonable out-of-pocket costs incurred solely for the purpose of obtaining such refunds, within fifteen (15) calendar days after receipt thereof; provided, that Parent shall not be obligated to pay over any such Tax or Tariff refund to the extent (i) such Tax or Tariff refund arises as a result of a Tax or Tariff paid by Parent or the Company after the Closing Date, (ii) such Tax or Tariff refund was previously included as an asset in the Merger Consideration, (iii) such Tax or Tariff refund is required to be paid to a third party pursuant to a Contract in place as of the Closing Date, or (iv) such Tax or Tariff refund results from the carryback of a post-Closing Tax loss, deduction, credit or other similar item. For avoidance of doubt, any tax savings from a loss, credit or attribute of the Company attributable to a Pre-Closing Tax Period that is carried forward to offset any income or gain in any taxable year (or portion of a Straddle Period) beginning after the Closing Date shall not be treated as a Tax or Tariff refund. Providedthat the Tax or Tariff refund is at least $25,000 and is supported in Parent’s good faith judgement by at least a more likely than not position under applicable Law, to the extent that the assistance of Parent or any of its Affiliates is reasonably necessary to obtain any Tax or Tariff refund to which the Effective Time Holders are entitled under this Section 6.2(e), at the Securityholders’ Agent’s written request (and at the sole expense of the Effective Time Holders), Parent shall, and shall cause its Affiliates to, use reasonable efforts to assist the Securityholders’ Agent in obtaining any such Tax or Tariff refund. To the extent that any Tax or Tariff refund with respect to which payment was made to the Effective Time Holders pursuant to this Section 6.2(e) is subsequently disallowed or required to be returned (in whole or in part) to the applicable Governmental Body, the Effective Time Holders shall promptly repay the amount of such Tax or Tariff refund, together with any interest, penalties or other amounts imposed by such Governmental Body thereon, to Parent.

7.	CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to cause the transactions contemplated by this Agreement to be consummated are subject to the satisfaction (or waiver by Parent), at or prior to the Closing, of each of the following conditions:

7.1 Accuracy of Representations. Each of: (a) the Company representations and warranties set forth in Section 2.1 (Due Organization; Organizational Documents) (solely as it relates to the Company and not the Subsidiaries), Section 2.20 (Authority; Binding Nature of Agreement), Section 2.21(a) (Non-Contravention; Consents) and Section 2.27 (Brokers) shall be true and correct in all respects (after giving effect to any materiality, Material Adverse Effect or similar qualification) as of the Closing as if made at and as of the Closing, other than any such Company representation set forth therein that by their terms are made as of a specific earlier date, which shall be true and correct in all respects as of such earlier date; (b) the Company representations set forth in Section 2.1 (Due Organization; Organizational Documents) (solely as it relates to the Company’s Subsidiaries) and as set forth in Section 2.2 (Capital Structure) shall be true and correct other than with respect to de minimis inaccuracies (after giving effect to any materiality, Material Adverse Effect or similar qualification) as of the Closing as if made at and as of the Closing, other than any such Company representations set forth therein that by their terms are made as of a specific earlier date, which shall be true and correct in all respects other than de minimis inaccuracies as of such earlier date; and (c) the other representations and warranties made by the Company contained in this Agreement shall be true and correct in all material respects (without giving effect to any materiality, Material Adverse Effect or other similar qualifications therein) as of the Closing as if made at and as of the Closing, other than any such representations and warranties herein that by their terms are made as of a specific earlier date, which shall have been accurate in all material respects as of such earlier date.

7.2 Performance of Covenants. Each of the covenants and obligations that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

7.3 No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

7.4 Stockholder Approval. This Agreement shall have been duly adopted and approved by the Required Merger Stockholder Votes, and such adoption and approval shall not have been withdrawn, rescinded or otherwise revoked.

7.5 Dissenting Shares. No more than 5% of the Company Capital Stock shall constitute Dissenting Shares.

7.6 Officer’s Certificate. Parent shall have received a certificate duly executed on behalf of the Company by the chief executive officer of the Company and dated as of the Closing Date, certifying that the conditions set forth in Sections 7.1, 7.2, 7.4 and 7.5 have been duly satisfied (the “Company Closing Certificate”).

7.7 Closing Documents. Parent shall have received the deliverables contemplated by Section 1.3(d) to be delivered by the Company at the Closing.

7.8 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing or otherwise impeding the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect.

7.9 Section 280G Stockholder Approval. With respect to all Disqualified Individuals who have received or could become entitled to receive Section 280G Payments, copies of duly executed Parachute Payment Waiver Agreements by and between the Company and the applicable Disqualified Individual, and evidence reasonably satisfactory to Parent that the shareholder vote described in Section 4.3(b) shall have occurred.

7.10 Termination of Employee Plans. The Company shall have provided Parent with evidence reasonably satisfactory to Parent as to the termination of the Company Employee Plans required to be terminated pursuant to Section 4.6.

7.11 Employment Matters. (a) Each of the Signing Date Employment Agreements, each of the Restrictive Covenants Agreements and, in the case of the CEO, the Revesting Agreement shall be in full force and effect and shall not have been revoked, rescinded or otherwise repudiated by the applicable Key Employee, and none of the Key Employees shall have terminated his or her employment with the Company or any of its Subsidiaries, or taken any action toward terminating his or her employment with the Company or any of its Subsidiaries at or prior to the Closing, or with the Surviving Corporation, Parent or any of their respect Subsidiaries following the Closing; and (b) no more than 15% of the employees of the Company as of date of this Agreement (excluding for purposes of both the numerator and denominator of such calculation any employee to whom Parent specifically declines to offer, or cause to be offered, continued employment, or for whom Parent causes a change in the terms of continued employment inconsistent with Section 5.4(a) of this Agreement) shall have terminated his or her employment with the Company, or delivered written notice to the Company of his or her intent to terminate his or her employment with the Company at or prior to the Closing, or with the Surviving Corporation, Parent or any of their respective Subsidiaries following the Closing.

8.	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver), at or prior to the Closing, of the following conditions:

8.1 Accuracy of Representations Each of: (a) the Parent Specified Representations shall be true and correct in all respects (after giving effect to any materiality, material adverse effect or similar qualification) as of the Closing as if made at and as of the Closing, other than any such Parent Specified Representations that by their terms are made as of a specific earlier date, which shall be accurate in all respects as of such earlier date; and (b) the representations and warranties made by Parent and Merger Sub contained in this Agreement (other than the Parent Specified Representations) shall be true and correct (without giving effect to any materiality, material adverse effect or other similar qualifications therein) as of the Closing as if made at and as of the Closing, other than any such representations and warranties herein that by their terms are made as of a specific earlier date, which shall have been accurate in as of such earlier date, except, in the case of this clause (b), for inaccuracies and breaches of such representations and warranties that would not reasonably be expected to have a material adverse effect on the ability of Parent and Merger Sub, taken as a whole, to consummate the Merger.

8.2 Performance of Covenants. The covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

8.3 Officer’s Certificate. The Company shall have received a certificate duly executed by an authorized officer of Parent and dated as of the Closing Date, certifying that the conditions set forth in Sections 8.1 and 8.2 have been satisfied (the “Parent Closing Certificate”).

8.4 Stockholder Approval. This Agreement shall have been duly adopted and approved by the Required Merger Stockholder Votes.

8.5 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing or otherwise impeding the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect.

9.	TERMINATION

9.1 Termination Events. This Agreement may be terminated prior to the Closing (whether before or after the adoption and approval of this Agreement by the Company’s stockholders):

(a) by the mutual written consent of Parent and the Company;

(b) by either Parent or the Company, if the Closing has not taken place on or before 5:00 p.m. (Pacific time) on the date that is 90 days following the date of this Agreement (the “End Date”); provided, however, neither Parent nor the Company shall be permitted to terminate this Agreement pursuant to this Section 9.1(b) if (i) the failure to consummate the Merger by the End Date results from, or is caused by, a material breach by such party of any of its representations, warranties, covenants or agreements contained herein or (ii) the other party is seeking through a Legal Proceeding to specifically enforce this Agreement in accordance with Section 11.9 while any such Legal Proceeding is still pending;

(c) by Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger such that the conditions set forth in Section 7.8 and Section 8.6 would not be satisfied; provided, however, a party shall not be permitted to terminate this Agreement pursuant to this Section 9.1(c) if such party did not use reasonable best efforts to have such Order vacated prior to its becoming final and nonappealable;

(d) by Parent if: (i) any of the representations and warranties of the Company contained in this Agreement shall be inaccurate such that any condition set forth in Section 7.1 would not be satisfied; (ii) any of the covenants of the Company contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; or (iii) any Material Adverse Effect shall have occurred; provided, however, in the case of clauses “(i)” and “(ii)” only, an inaccuracy in any of the representations and warranties of the Company as of a date subsequent to the date of this Agreement or a breach of a covenant by the Company is curable by the Company through the use of commercially reasonable efforts within fifteen Business Days after Parent notifies the Company in writing of the existence of such inaccuracy or breach (the “Company Cure Period”), then Parent may not terminate this Agreement under this Section 9.1(d) as a result of such inaccuracy or breach prior to the expiration of the applicable Company Cure Period, provided the Company, during the applicable Company Cure Period, continues to exercise commercially reasonable efforts to cure such inaccuracy or breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 9.1(d) with respect to such inaccuracy or breach if such inaccuracy or breach is cured prior to the expiration of the applicable Company Cure Period);

(e) by the Company if: (i) any of Parent’s representations and warranties contained in this Agreement shall be inaccurate such that the condition set forth in Section 8.1 would not be satisfied; or (ii) if any of Parent’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 8.2 would not be satisfied; provided, however, if an inaccuracy in any of Parent’s representations and warranties as of a date subsequent to the date of this Agreement or a breach of a covenant by Parent is curable by Parent through the use of commercially reasonable efforts within fifteen Business Days after the Company notifies Parent in writing of the existence of such inaccuracy or breach (the “Parent Cure Period”), then the Company may not terminate this Agreement under this Section 9.1(e) as a result of such inaccuracy or breach prior to the expiration of the Parent Cure Period, provided Parent, during the Parent Cure Period, continues to exercise commercially reasonable efforts to cure such inaccuracy or breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 9.1(e) with respect to such inaccuracy or breach if such inaccuracy or breach is cured prior to the expiration of the Parent Cure Period); or

(f) by Parent if any of the Required Merger Stockholder Votes are not obtained and delivered to Parent within 24 hours after the execution of this Agreement; provided, however, the right of Parent to exercise the termination right set forth in this Section 9.1(f) shall expire and no longer be exercisable if not exercised prior to the time at which the Required Merger Stockholder Votes are obtained and delivered to Parent.

9.2 Termination Procedures. If Parent wishes to terminate this Agreement pursuant to Section 9.1, Parent shall deliver to the Company a written notice stating that Parent is terminating this Agreement and setting forth a brief description of the basis on which Parent is terminating this Agreement. If the Company wishes to terminate this Agreement pursuant to Section 9.1, the Company shall deliver to Parent a written notice stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which the Company is terminating this Agreement.

9.3 Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) neither the Company nor Parent shall be relieved of any obligation or other Liability arising from any fraud, willful breach or intentional misrepresentation by such party of any provision contained in this Agreement occurring prior to the termination of this Agreement; and (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 10.

10.	INDEMNIFICATION, ETC.

10.1 Survival of Representations, Etc.

(a) General Survival. Subject to Sections 10.1(b), 10.1(c) and 10.1(e), the representations and warranties made by the Company, Parent and Merger Sub in this Agreement and the representations and warranties set forth in the Company Closing Certificate (in each case other than the Company Specified Representations) shall survive the Effective Time until 11:59 pm (Pacific time) on the date that is 15 months following the Closing Date (the “Expiration Date”); provided, however, if, at any time on or prior to the Expiration Date, any Parent Indemnitee delivers to the Securityholders’ Agent a Claim Notice asserting a right to indemnification under Section 10.2 based on an alleged inaccuracy or breach, then the corresponding representations or warranties described in such Claim Notice shall survive the Expiration Date, only for purposes of such claim, until such time as such claim is fully and finally resolved. The period during which a Parent Indemnitee may bring claims for indemnification under Sections 10.2(a)(ii), (iii), (v), (vi) and (vii) shall terminate on the third anniversary of the Closing Date. The period during which a Parent Indemnitee may bring claims for indemnification under Section 10.2(a)(iv) shall be co-terminus with the survival period for the Company representations and warranties set forth in Section 2.14.

(b) Company Specified Representations. Notwithstanding anything to the contrary contained in Section 10.1(a), but subject to Section 10.1(e), the Company Specified Representations shall survive the Effective Time until 11:59 p.m. (Pacific time) on the date that is sixty (60) days after expiration of the applicable statute of limitations (including any applicable extensions thereof); provided, however, if, at any time on or prior to the expiration of the applicable period referred to in this sentence, any Parent Indemnitee delivers to the Securityholders’ Agent a Claim Notice asserting a right to indemnification under Section 10.2 based on an alleged inaccuracy or breach of any Specified Representations, then the corresponding Company Specified Representation described in such Claim Notice shall survive the applicable expiration date, only for purposes of such claim, until such time as such claim is fully and finally resolved.

(c) Covenants. Subject to Section 10.1(e), the covenants, agreements and obligations of the parties hereto contained in this Agreement (i) for which a time period is specified shall survive the Closing for such specified time period or until such covenant, agreement or obligation is waived and (ii) for which a time period is not specified shall survive the Closing until fully performed or waived; provided, however, in the case of each of clauses (i) and (ii), claims related to breaches of any such covenant, agreement or obligation shall survive the Closing until expiration of the applicable statute of limitations; provided, further, if, at any time on or prior to the Expiration Date, any Parent Indemnitee delivers to the Securityholders’ Agent a Claim Notice asserting a right to indemnification under Section 10.2 based on any of the matters referred to in Section 10.2(a)(ii), then the corresponding covenants, agreements and obligations described in such Claim Notice shall survive the Expiration Date, only for purposes of such claim, until such time as such claim is fully and finally resolved.

(d) Other Indemnifiable Matters. If, at any time on or prior to the expiration of the applicable survival period specified in Section 10.1(a), any Parent Indemnitee delivers to the Securityholders’ Agent a Claim Notice asserting a right to indemnification under Section 10.2 based on any of the matters referred to in Sections 10.2(a)(ii), (iii), (v), (vi) and (vii), inclusive, then the corresponding representations, warranties, covenants, agreements and obligations or other indemnifiable matter described in such Claim Notice shall survive the applicable expiration date, only for purposes of such claim, until such time as such claim is fully and finally resolved.

(e) Fraud. Notwithstanding anything to the contrary contained in this Agreement, any claim of Fraud against the party committing such Fraud shall survive the Effective Time until 11:59 p.m. (Pacific time) on the date of expiration of the statute of limitations (including any applicable extensions thereof) applicable to such matters.

10.2 Indemnification.

(a) Indemnification. From and after the Effective Time (but subject to Section 10.1 and the limitations set forth in this Section 10), each Effective Time Holder shall, severally and not jointly, hold harmless and indemnify each of the Parent Indemnitees from and against, and shall compensate and reimburse each of the Parent Indemnitees for, such Effective Time Holder’s Pro Rata Share of any Damages paid or incurred at any time by any of the Parent Indemnitees (regardless of whether or not such Damages relate to any third party claim) to the extent resulting from:

(i) any inaccuracy in or breach of any representation or warranty made by the Company: (A) in this Agreement or (B) in the Company Closing Certificate;

(ii) any breach of any covenant or obligation of the Company in this Agreement required to be performed prior to the Effective Time;

(iii) the exercise by any stockholder of the Company of such stockholder’s appraisal rights under the DGCL, if applicable, including all costs and expenses incurred by the Company or Parent in connection with any Legal Proceeding or settlement in connection therewith (it being understood that if such claim is settled or a final determination of the fair value of any Dissenting Shares is made by a court of competent jurisdiction in connection with any such exercise of appraisal rights, then the only portion of such costs and expenses and such settlement or fair value to be included in calculation of the Damages incurred as a result of such exercise is the amount, if any, by which such costs and expenses and such settlement or fair value exceeds what otherwise would have been payable by Parent with respect to such Dissenting Shares in accordance with Section 1.5 hereof had they not been Dissenting Shares);

(iv) any Pre-Closing Taxes to the extent not taken into account in calculating Indebtedness;

(v) any inaccuracy in the Merger Consideration Certificate;

(vi) any Company Transaction Expenses or any Indebtedness remaining unpaid at the Closing and not accounted for in the calculation of the Final Adjusted Closing Cash Consideration;

(vii) any claim of an Effective Time Holder or former or alleged or purported holder of any Equity Interests in the Company, in his, her or its capacity as such, based upon a claim of ownership or rights to ownership of any Equity Interests in the Company (other than the right of Effective Time Holders to receive their respective Merger Consideration in accordance with the terms of this Agreement); and

(viii) any Fraud committed by or on behalf of the Company under this Agreement (“Company Fraud”).

10.3 Limitations.

(a) Basket. Subject to Sections 10.3(b) and 10.3(d), the Parent Indemnitees shall not be entitled to make claims for indemnification pursuant to Section 10.2(a)(i) for any inaccuracy in or breach of any representation or warranty in this Agreement unless and until such time as the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies or breaches of any representations or warranties) that have been paid or incurred by any one or more of the Parent Indemnitees exceeds $500,000 in the aggregate (the “Basket Amount”); provided, however, Damages related to the Individual Litigation Matter, if any, shall not be included in the calculation of the Basket Amount. If the total amount of such Damages exceeds the Basket Amount, then, subject to the limitations set forth in this Section 10.3, the Parent Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for all such Losses, including the Basket Amount.

(b) Applicability of Basket. The limitations set forth in Section 10.3(a) shall not apply (and shall not limit the indemnification or other obligations of any Effective Time Holder): (i) to inaccuracies in or breaches of any of the Company Specified Representations; or (ii) to any of the matters referred to in Sections 10.2(a)(ii) through Section 10.2(a)(viii), inclusive.

(c) Deductible for Individual Litigation Matter. Parent Indemnitees shall not be entitled to make claims for indemnification pursuant to Section 10.2(a)(i) for any inaccuracies or breaches of the representations or warranties related to the Individual Litigation Matter, unless and until such time as the total amount of all Damages that have been paid or incurred by one or more of the Parent Indemnitees related to such Individual Litigation Matter exceeds $500,000 in the aggregate (the “Individual Litigation Matter Deductible”). If the total amount of such Damages exceeds the Individual Litigation Matter Deductible, then subject to the General Cap limitation set forth in Section 10.3(d), Parent Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for all such Losses that exceed the Individual Litigation Matter Deductible.

(d) General Cap and Maximum Cap. Claims against the Indemnity Escrow Fund plus the Parent Set-Off Rights against of up to 10% of a given Effective Time Holder’s Contingent Stock Consideration if and to the extent otherwise earned (for each Effective Time Holder, his, her or its “General Cap”) shall be the Parent Indemnitees’ sole and exclusive remedy under this Agreement for monetary Damages resulting from the matters referred to in Section 10.2(a)(i) (except in the case of indemnification claims related to any breach of or inaccuracy in the Company Specified Representations). Notwithstanding anything herein to the contrary, each Effective Time Holder’s aggregate indemnification liability for Damages pursuant to Section 10.2(a)(i) with respect to Company Specified Representations and Sections 10.2(a)(ii) through Section 10.2(a)(viii), inclusive of any and all other claims for indemnification relating to this Agreement and the Transaction (including with respect to any claims against such Effective Time Holder under his, her or its Joinder Agreement, Letter of Transmittal(s) and the Written Consent), shall not exceed 100% of the aggregate Merger Consideration actually received by such Effective Time Holder (pre-taxes) (for each Effective Time Holder, his, her or its “Maximum Cap”); provided, however, as to any of the above items for which the Maximum Cap applies, the Parent Indemnitees shall first seek payment from the Indemnity Escrow Fund plus the Parent Set-Off Rights against up to 10% of a given Effective Time Holder’s Contingent Stock Consideration for such Damages to the extent then available before seeking payment from the Effective Time Holders directly; provided, further, each Effective Time Holder’s liability for Fraud committed by such individual Effective Time Holder (including if committed by such Effective Time Holder on behalf of the Company) (“Individual Fraud”), shall not be subject to the Maximum Cap; provided, further, no Effective Time Holder shall be directly liable for the Individual Fraud of any other Effective Time Holder. The satisfaction of claims against the Indemnity Escrow Fund shall be made proportionally between the Cash Consideration and Stock Consideration (inclusive of New Parent Options contributed to the Indemnity Escrow Fund). Claims directly against an Effective Time Holder shall be made proportionally between the Cash Consideration and Stock Consideration (inclusive of New Parent Options) received by such Effective Time Holder, pursuant to Sections 1.5, 1.8 and 1.9 hereof, if and to the extent that such Effective Time Holder still retains Parent Common Stock. The deemed value of Parent Common Stock, including Parent Common Stock underlying New Parent Options, for all purposes of fulfilling indemnification obligations shall be the Parent Per CDI Signing Price.

(e) For the avoidance of doubt, the amount of Damages for any indemnification claim pursuant to this Agreement shall be net of (i) any third-party insurance proceeds that have actually been received by any of the Purchaser Indemnitees (net of any costs of collection, deductible, retroactive or prospective premium adjustment, reimbursement obligation or other cost related to the insurance claim in respect of Damages) as a direct result of such Damages, and (ii) the amount of any indemnification, contribution and other payment proceeds that have actually been recovered by any of the Purchaser Indemnitees from a third party directly related to such

Damages, net of any reasonable costs associated with obtaining such proceeds, in each case as of the time the indemnification claim is first made pursuant to Section 10.5(a); provided, however, the Purchaser Indemnitees shall not be required to seek any third-party insurance proceeds as a condition to pursuing its indemnification rights pursuant to this Agreement. The parties hereto agree that if a claim for indemnification may be made under more than on provision of this Agreement, there shall be no double recovery.

(f) Notwithstanding anything to the contrary contained in this Agreement, no Parent Indemnitee shall have any right to seek or obtain indemnification under this Agreement for any Damages, and such Damages shall not be included in meeting the Basket Amount in Section 10.3(a), if and to the extent the liability related to such Damages has been included in the calculation of the Company Transaction Expenses, Indebtedness or Net Working Capital.

(g) Notwithstanding anything to the contrary contained in this Agreement, any qualifications in the representations, warranties and covenants of the Company in this Agreement with respect to a Material Adverse Effect, materiality, material or similar terms will not have any effect with respect to the calculation of the amount of any Damages pursuant to this Agreement, though shall be taken into account in determining whether a breach has occurred.

(h) Notwithstanding anything to the contrary contained in this Agreement, no Parent Indemnitee shall have any right to seek or obtain indemnification under this Agreement for any Taxes arising from (i) an election made under Section 338 of the Code (or under any comparable provision) with respect to the Merger, or (ii) any action taken by Parent or the Company on the Closing Date after the Closing outside the ordinary course of business and not contemplated by this Agreement or required by applicable Legal Requirements.

10.4 No Contribution. No Effective Time Holder shall have any right of contribution, right of indemnity, advancement of expenses, right of subrogation or other right or remedy against the Surviving Corporation, the Company or Parent in connection with any indemnification obligation to which such Effective Time Holder may become subject under or in connection with this Agreement or any other agreement, document or instrument delivered to Parent in connection with this Agreement.

10.5 Claim Procedures. Any claim for indemnification, compensation or reimbursement pursuant to Section 10 shall be brought and resolved exclusively as follows:

(a) If any Parent Indemnitee has or claims in good faith to have paid or incurred, or believes in good faith that it may be required to pay or incur, Damages for which it is or may be entitled to indemnification, compensation or reimbursement under this Section 10 or for which it is or may otherwise be entitled to a monetary remedy relating to this Agreement, the Merger or any of the transactions contemplated hereby, such Parent Indemnitee may deliver a claim notice (a “Claim Notice”) to the Securityholders’ Agent. Each Claim Notice shall: (i) contain a brief description of the facts and circumstances supporting the Parent Indemnitee’s claim and (ii) if practicable, contain a non-binding, preliminary, good faith estimate of the amount to which the Parent Indemnitee might be entitled (the aggregate amount of such estimate, as it may be modified by the Indemnitee in good faith from time to time, being referred to as the “Claimed Amount”). A Claim Notice may be updated and amended from time to time by the Parent Indemnitee by delivering an updated or amended Claim Notice to the Securityholders’ Agent, so long as such update or amendment asserts a basis for liability or Damages related to the underlying facts and circumstances set forth in such original Claim Notice. All claims for Damages properly set forth in the original Claim Notice or any update or amendment thereto shall remain outstanding until such claims have been finally resolved or satisfied, notwithstanding the expiration of the applicable claims period.

(b) During the 30-day period commencing upon receipt by the Securityholders’ Agent of a Claim Notice from a Parent Indemnitee (the “Dispute Period”), the Securityholders’ Agent may deliver to the Parent Indemnitee a written response (the “Response Notice”) in which the Securityholders’ Agent: (i) agrees that the full Claimed Amount is owed to the Parent Indemnitee; (ii) agrees that part, but not all, of the Claimed Amount is owed to the Parent Indemnitee; or (iii) indicates that no part of the Claimed Amount is owed to the Parent Indemnitee. If the Response Notice is delivered in accordance with clause “(ii)” or clause “(iii)” of the preceding sentence, the Response Notice shall also contain a brief description of the facts and circumstances supporting the Securityholders’ Agent’s claim that only a portion or no part of the Claimed Amount is owed to the Parent Indemnitee, as the case may be. Any part of the Claimed Amount that is not agreed to be owed to the Parent Indemnitee pursuant to the Response Notice (or the entire Claimed Amount, if the Securityholders’ Agent asserts in the Response Notice that no part of the Claimed Amount is owed to the Parent Indemnitee) is referred to herein as the “Contested Amount” (it being understood that the Contested Amount shall be modified from time to time to reflect any good faith modifications by the Parent Indemnitee to the Claimed Amount). If a Response Notice is not received by the Parent Indemnitee from the Securityholders’ Agent prior to the expiration of the Dispute Period, then the Securityholders’ Agent shall be conclusively deemed to have agreed that an amount equal to the full Claimed Amount is owed to the Parent Indemnitee.

(c) If the Securityholders’ Agent delivers a Response Notice to the Parent Indemnitee during the Dispute Period expressly stating that there is a Contested Amount, the Securityholders’ Agent and the Parent Indemnitee shall attempt in good faith to resolve the dispute related to the Contested Amount. If the Securityholders’ Agent and the Parent Indemnitee resolve such dispute, such resolution shall be binding on the Securityholders’ Agent, the Effective Time Holders and such Parent Indemnitee, and a settlement agreement stipulating the amount owed to such Parent Indemnitee (the “Stipulated Amount”) shall be signed by such Parent Indemnitee and the Securityholders’ Agent. In the event the controversy is not resolved within 30 days after the date the Response Notice is given, the parties hereto may thereupon proceed to pursue any and all available remedies but subject to the limitations set forth in this Article 10.

(d) The provisions of this Section 10.5 shall not apply in the case of a Claim Notice provided in connection with a claim by a third Person made against Parent Indemnitee, which claims shall be governed by Section 10.6.

10.6 Defense of Third Party Claims. In the event of the assertion or commencement by any Person (other than Parent or any of its Affiliates) of any claim or Legal Proceeding (whether against the Surviving Corporation, the Company, Parent or any other Person) with respect to which any Effective Time Holder may become obligated to hold harmless, indemnify, compensate or reimburse any Parent Indemnitee pursuant to Section 10 (a “Third Party Claim”) Parent shall have the right, in its sole discretion and at its election, to proceed with and control the defense of such Third Party Claim on its own with counsel. If Parent so proceeds with the defense of any such Third Party Claim:

(a) The Securityholders’ Agent and each Effective Time Holder shall make available to Parent any documents and materials in its possession or control that may be necessary to the defense of such Third Party Claim.

(b) Parent shall have the right in its sole discretion to settle, adjust, resolve or compromise such Third Party Claim without the consent of the Securityholders’ Agent; provided, however, no settlement, adjustment, resolution or compromise of a Third Party Claim shall be determinative of the existence or amount of any Damages incurred by the Parent Indemnitee in connection with such Third Party Claim or whether the Parent Indemnitee is entitled to indemnification pursuant to this Agreement in connection with such Third Party Claim unless the Securityholders’ Agent has consented in writing to such settlement or resolution (it being understood that if Parent requests that the Securityholders’ Agent consent to a settlement, adjustment or compromise, the Securityholders’ Agent shall not unreasonably withhold, condition or delay such consent). With respect to each such Third Party Claim that Parent is defending, Parent shall make available to the Securityholders’ Agent copies of complaints, pleadings, material notices and material third party communications, subject to execution by the Securityholders’ Agent of Parent’s standard form of nondisclosure agreement, and Parent shall keep the Securityholders’ Agent reasonably informed with respect to all material developments related to such Third Party Claim; provided, however, Parent shall have no obligation to provide any of the foregoing if: (1) providing any of such information would cause any loss of any attorney-client privilege, attorney work product privilege or any other legal privilege; (2) any of such information is subject to any confidentiality obligation that prohibits Parent from sharing such information with the Securityholders’ Agent; or (3) with respect to any claim or Legal Proceeding with a Governmental Body only, Parent reasonably determines that any of such information should remain confidential and should not be provided to the Securityholders’ Agent.

(c) If Parent does not elect to proceed with the defense of any such Third Party Claim, the Securityholders’ Agent may proceed with and control the defense of such Third Party Claim with counsel reasonably satisfactory to Parent; provided, however, the Securityholders’ Agent may not settle, adjust or compromise any such Third Party Claim without the prior written consent of Parent (which consent may not be unreasonably withheld or delayed).

(d) Parent shall give the Securityholders’ Agent prompt notice after discovery thereof of the commencement of any such Third Party Claim against Parent, Merger Sub, the Company or any other Parent Indemnitee; provided, however, that any failure on the part of Parent to so notify the Securityholders’ Agent shall not limit any of the obligations of the Effective Time Holders under this Section 10 (except to the extent such failure materially prejudices the defense of such Third Party Claim).

10.7 Exclusive Remedy. Except for (a) claims against a given Effective Time Holder for his, her or its Individual Fraud, (b) non-monetary equitable remedies, and (c) claims arising under the Signing Date Employment Agreements, the Restrictive Covenant Agreements or the Revesting Agreement against the parties thereto, from and after the Effective Time the rights to indemnification, compensation and reimbursement set forth in Section 1.12 and this Section 10 (and claims to enforce the foregoing) shall be the sole and exclusive remedy of the Parent Indemnitees with respect to any claims arising under this Agreement or the transactions contemplated hereby, including any breach of this Agreement or any certificate required to be delivered by the Company hereunder.

10.8 Parent’s Right of Set-Off. Notwithstanding anything to the contrary in this Agreement, to the extent that the Indemnity Escrow Fund has been exhausted, and any Effective Time Holder has failed to timely pay any undisputed amounts required to be paid to Parent (or any other applicable Parent Indemnitee) by such Effective Time Holder under the terms of Section 1.12, this Section 10 or any other provision of this Agreement, Parent shall have the right to set-off such unpaid amounts against, and cause such amounts to be withheld and deducted from, any amounts otherwise payable to such Effective Time Holder under this Agreement (and Securityholders’ Agent shall cooperate with Parent to effect the foregoing (collectively, the “Parent Set-Off Rights”).

10.9 Exercise of Remedies Other Than by Parent. No Parent Indemnitee (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

10.10 Tax Treatment of Indemnity Payments. The parties agree to report each indemnification payment made in respect of any Damages as an adjustment to the Merger Consideration for federal income Tax purposes to the maximum extent permitted by any applicable Legal Requirement.

11.	MISCELLANEOUS PROVISIONS

11.1 Securityholders’ Agent.

(a) Appointment. By virtue of the adoption and approval of this Agreement and the Joinder Agreements, and without further action of any of the Effective Time Holders or te Company, the Effective Time Holders hereby irrevocably nominate, constitute and appoint Fortis Advisors LLC, a Delaware limited liability company, as the exclusive agent and true and lawful attorney in fact of the Effective Time Holders (the “Securityholders’ Agent”), with full power of substitution, to act in the name, place and stead of such Persons for purposes of executing any documents and taking or refrain from taking any actions or deeds that the Securityholders’ Agent may, in the Securityholders’ Agent’s sole discretion, determine to be necessary, desirable or appropriate in connection with this Agreement, the Escrow Agreement, the Securityholders’ Agent Engagement Agreement and any other agreement, document or instrument referred to in or contemplated by this Agreement, the Escrow Agreement, the Securityholders’ Agent Engagement Agreement or any transaction contemplated hereunder or thereunder. The Securityholders’ Agent hereby accepts its appointment as the Securityholders’ Agent.

(b) Authority. The Effective Time Holders grant to the Securityholders’ Agent full authority to execute, deliver, acknowledge, certify and file on behalf of such Persons (in the name of any or all of such Persons or otherwise) any and all documents that the Securityholders’ Agent may, in its sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Securityholders’ Agent may, in its sole discretion, determine to be appropriate, in performing its duties as contemplated by Section 11.1(a), the Escrow Agreement and the Securityholders’ Agent Engagement Agreement. Notwithstanding the foregoing, the Securityholders’ Agent shall have no obligation to act on behalf of the Effective Time Holders, except as expressly provided herein, in the Escrow Agreement and in the Securityholders’ Agent Engagement Agreement, and for purposes of clarity, there are no obligations of the Securityholders’ Agent in any ancillary agreement, schedule, exhibit or the Disclosure Schedule.

(c) Power of Attorney. The Effective Time Holders recognize and intend that the power of attorney granted in Section 11.1(a) and the immunities and rights to indemnification granted to the Securityholders’ Agent Group hereunder: (i) are coupled with an interest and are irrevocable; (ii) may be delegated by the Securityholders’ Agent; (iii) shall survive the death, incapacity, incompetence, dissolution, bankruptcy, liquidation or winding up of each of the Effective Time Holders; and (iv) shall survive the delivery of an assignment by any Effective Time Holder of all or any fraction of his, her or its interest in the Indemnity Escrow Fund and/or the Adjustment Escrow Fund.

(d) Replacement. If the Securityholders’ Agent shall resign or otherwise be unable to fulfill its responsibilities hereunder, the Effective Time Holders shall (by consent of those Persons holding a majority of the Pro Rata Shares), within ten (10) days after such inability, appoint a successor to the Securityholders’ Agent and immediately thereafter notify Parent of the identity of such successor. Any such successor shall succeed the Securityholders’ Agent as Securityholders’ Agent hereunder. If for any reason there is no Securityholders’ Agent at any time, all references herein to the Securityholders’ Agent shall be deemed to refer to the Effective Time Holders. The immunities and rights to indemnification shall survive the resignation or removal of the Securityholders’ Agent or any member of the Advisory Group and the Closing and/or any termination of this Agreement, the Securityholders’ Agent Engagement Agreement, and the Escrow Agreement.

(e) Advisory Group; Indemnification of the Securityholders’ Agent. Certain Effective Time Holders have entered into an engagement agreement with the Securityholders’ Agent (the “Securityholders’ Agent Engagement Agreement”) to provide direction to the Securityholders’ Agent in connection with its services under this Agreement and the Escrow Agreement (such Effective Time Holders, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). The Effective Time Holders shall severally (based on their Pro Rata Shares), but not jointly, indemnify the Securityholders’ Agent Group against any reasonable, documented, and out-of-pocket losses, claims, damages, fees, costs, liabilities and expenses (including fees, disbursements and costs of counsel and other skilled professionals and in connection with seeking recovery from insurers), judgments, fines or amounts paid in settlement (collectively “Representative Losses”) arising out of or in connection with this Agreement, the Escrow Agreement or the Securityholders’ Agent Engagement Agreement, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been caused by the gross negligence or willful misconduct of the Securityholders’ Agent, the Securityholders’ Agent will reimburse the Effective

Time Holders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. Representative Losses may be recovered by the Securityholders’ Agent from: (i) the funds in the Expense Fund; (ii) any other funds that become payable to the Effective Time Holders under this Agreement, the Escrow Agreement, or the Securityholders’ Agent Engagement Agreement at such time as such amounts would otherwise be distributable to the Effective Time Holders; and (iii) directly from the Effective Time Holders; provided, that while the Securityholders’ Agent may be paid from the aforementioned sources of funds, this does not relieve the Effective Time Holders from their obligation to promptly pay such Representative Losses as they are suffered or incurred. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Effective Time Holders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Securityholders’ Agent hereunder. The foregoing indemnities will survive the Closing, the resignation or removal of the Securityholders’ Agent or any member of the Advisory Group or the termination of this Agreement. The Effective Time Holders acknowledge that the Securityholders’ Agent shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement, the Escrow Agreement, the Securityholders’ Agent Engagement Agreement or the transactions contemplated hereby or thereby. Furthermore, the Securityholders’ Agent shall not be required to take any action unless the Securityholders’ Agent has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Securityholders’ Agent against the costs, expenses and liabilities which may be incurred by the Securityholders’ Agent in performing such actions. Neither the Securityholders’ Agent nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (collectively, the “Securityholders’ Agent Group”), shall be liable to any Effective Time Holder with respect to any action or omission taken or omitted to be taken by the Securityholders’ Agent in connection with the acceptance or administration of its responsibilities in connection with this Agreement and any agreements ancillary hereto, or the Securityholders’ Agent Engagement Agreement, the Escrow Agreement, or the Securityholders’ Agent’s gross negligence or willful misconduct. The Securityholders’ Agent shall not be liable for any action or omission pursuant to the advice of counsel.

(f) Expense Fund. The Expense Fund Amount shall be held by the Securityholders’ Agent as agent and for the benefit of the Effective Time Holders in a client account and shall be used (i) for the purposes of paying directly or reimbursing the Securityholders’ Agent for any Representative Losses incurred pursuant to this Agreement, the Escrow Agreement, or the Securityholders’ Agent Engagement Agreement, or (ii) as otherwise determined by the Advisory Group (the “Expense Fund”). The Securityholders’ Agent is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct. The Securityholders’ Agent is not acting as a withholding agent or in any similar capacity in connection with the Expense Fund and has no tax reporting or income distribution obligations. The Effective Time Holders will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Securityholders’ Agent any ownership right they may otherwise have had in any such interest or earnings. The Securityholders’ Agent will hold these funds separate from its corporate funds and will not voluntarily make these funds available to its creditors in the event of a bankruptcy. As soon as reasonably determined by the

Securityholders’ Agent that the Expense Fund is no longer required to be withheld, and in any event not later than the date on which all funds are released from the Indemnification Escrow Fund, the Securityholders’ Agent shall distribute the then remaining amount of the Expense Fund, if any, to the Payment Agent for further distribution to the Effective Time Holders and shall include instructions to the Payment Agent indicating the specific amounts to be distributed to each Effective Time Holder based on their respective Pro Rata Shares.

(g) Reliance by the Securityholders’ Agent. The Securityholders’ Agent shall be entitled to: (i) rely upon any signature of an Effective Time Holder believed by it to be genuine; (ii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Effective Time Holder; and (iii) rely upon the Merger Consideration Certificate. The powers, immunities and rights to indemnification granted to the Securityholders’ Agent Group hereunder are coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of any Effective Time Holder and shall be binding on any successor thereto. All actions taken by the Securityholders’ Agent under this Agreement shall be binding upon each Effective Time Holder and such Effective Time Holder’s successors as if expressly confirmed and ratified in writing by such Effective Time Holder, and all defenses which may be available to any Effective Time Holder to contest, negate or disaffirm the action of the Securityholders’ Agent taken in good faith under this Agreement, the Escrow Agreement or the Securityholders’ Agent Engagement Agreement are waived.

11.2 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

11.3 Fees and Expenses. Except as otherwise set forth in this Agreement, each party to this Agreement shall bear and pay all fees, costs and expenses that have been incurred or that are incurred in the future by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of: (a) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement; (b) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions; and (c) the consummation of the Merger.

11.4 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) if delivered by hand, when delivered; (b) if sent by email transmission before 11:59 p.m. (recipient’s time) on the day sent by email; (c) if sent by registered, certified or first class mail, the third (3rd) Business Day after being sent; and (d) if sent by overnight delivery via a national courier service, one (1) Business Day after being sent, in each case to the address set forth beneath the name of such party below (or to such other address as such party shall have specified in a written notice given to the other parties hereto); provided, however, in the case of each of the foregoing clauses “(b)” and “(c)”, any notice or other required or permitted communication provided via email shall be deemed properly delivered, given and received as of the date set forth in such clause only if such notice or other communication is also sent by one of the methods set forth in clauses “(a)”, “(d)” or “(e)” on the same date such notice is sent pursuant to clause “(b)” or “(c)”; provided, further, that with respect to any notice deliverable to the Securityholders’ Agent, such notice shall be delivered solely via email in accordance with this Section 11.4 (or with respect to Securityholders’ Agent, via email or facsimile transmission, with confirmed receipt in accordance with this Section 11.4):

If to Parent or Merger Sub (or the Surviving Corporation following the Effective Time):

Life360, Inc.

539 Bryant Street, Suite 402

San Francisco, CA 94107

Attention: Chris Hulls

Email: chris@life360.com

and with a copy (which shall not constitute notice) to:

Orrick, Herrington & Sutcliffe LLP

1000 Marsh Road

Menlo Park, CA 94025

Attention: Mark W. Seneca; Gregory Heibel

Email: mseneca@orrick.com; gheibel@orrick.com

If to the Company:

Tile, Inc.

1900 S. Norfolk Street, Suite 310

San Mateo, CA 94403

Attention: Charles (“CJ”) Prober

Email: cj@tile.com

with a copy (which shall not constitute notice) to:

Fenwick & West LLP

801 California Street

Mountain View, CA 94041

Attention: Kris Withrow

Email: kwithrow@fenwick.com

If to the Securityholders’ Agent:

Fortis Advisors LLC

Attention: Notices Department (Triumph)

Facsimile No: (858) 408-1843

Email: notices@fortisrep.com

11.5 Headings. The bold-faced headings and the underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

11.6 Counterparts and Exchanges by Electronic Transmission . This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

11.7 Governing Law; Dispute Resolution.

(a) Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

(b) Venue. Except as otherwise provided in Section 11.7(b), any action, suit or other Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced exclusively in any state or federal court located in the County of New Castle, State of Delaware. Each party to this Agreement: (i) expressly and irrevocably consents and submits to the exclusive jurisdiction of each state and federal court located in the County of New Castle, State of Delaware (and each appellate court located in the County of New Castle, State of Delaware) in connection with any such action, suit or Legal Proceeding; (ii) agrees that each state and federal court located in the County of New Castle, State of Delaware shall be deemed to be a convenient forum; and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such action, suit or Legal Proceeding commenced in any state or federal court located in the County of New Castle, State of Delaware, any claim that such party is not subject personally to the jurisdiction of such court, that such action, suit or Legal Proceeding has been brought in an inconvenient forum, that the venue of such action, suit or other Legal Proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

11.8 Successors and Assigns. This Agreement shall be binding upon: (a) the Company and its successors and assigns (if any); (b) Parent and its successors and assigns (if any); (c) Merger Sub and its successors and assigns (if any); and (d) the Securityholders’ Agent and its successors and assigns (if any). This Agreement shall inure to the benefit of: (i) the Company; (ii) Parent; (iii) Merger Sub; and (iv) the respective successors and assigns (if any) of the foregoing. Parent and Merger Sub may each freely assign any or all of their respective rights or obligations under this Agreement, in whole or in part, to any Affiliate of Parent without obtaining the consent or approval of any other party hereto or of any other Person; provided, that no such assignment shall relieve Parent or Merger Sub of any obligation hereunder.

11.9 Remedies Cumulative; Specific Performance. Except as expressly set forth in this Agreement including in Section 10.7, the rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by the parties herein of any covenant, obligation or other provision set forth in this Agreement, each party: (a) shall be entitled to seek (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision and (ii) an injunction restraining such breach or threatened breach; and (b) shall not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Legal Proceeding.

11.10 Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

11.11 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.12 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered: (a) prior to the Closing Date, by the Company, Parent, Merger Sub and the Securityholders’ Agent; and (b) after the Closing Date, by Parent and the Securityholders’ Agent (acting exclusively for and on behalf of all of the Effective Time Holders and holders of Outstanding Unvested Options). This Agreement may be amended by the parties hereto as provided in this Section 11.12 at any time before or after adoption of this Agreement by the Company’s stockholders, but, after such adoption, no amendment shall be made which by applicable Legal Requirements requires the further approval of the Company’s stockholders without obtaining such further approval.

11.13 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

11.14 Parties in Interest. Except as set forth in Section 11.8, none of the provisions of this Agreement is intended to provide any rights or remedies to any employee, creditor or other Person other than Parent, Merger Sub, the Company and their respective successors and assigns (if any).

11.15 No Public Announcement. Neither the Company nor the Securityholders’ Agent (nor any of their respective Affiliates) shall, without the approval of Parent, make any press release or other public announcement concerning the transactions contemplated by this Agreement; provided, however, the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement.

11.16 Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof. The parties hereto acknowledge and agree that, effective as of the Effective Time, the Confidentiality Agreement will automatically terminate and shall be null and void and of no force or effect.

11.17 Disclosure Schedule. The Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections and subsections contained in this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty of the Company set forth in the corresponding numbered or lettered section or subsection of this Agreement, except to the extent that (a) such information is explicitly cross-referenced in another part of the Disclosure Schedule, or (b) it is readily apparent on the face of the disclosure (without reference to or independent knowledge of any document referred to therein) that such information qualifies another representation and warranty of the Company in this Agreement. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty of the Company made in this Agreement, unless the applicable part of the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. The mere listing of a document or other item in, or attachment of a copy thereof to, the Disclosure Schedule will not be deemed adequate to disclose an exception to a representation or warranty made in this Agreement (unless the representation or warranty pertains directly to the existence of the document or other item itself).

11.18 Construction.

(a) Gender; Etc. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) Ambiguities. The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) Interpretation. As used in this Agreement: (i) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”; and (ii) the use of the word “or” shall not be exclusive. Any dollar amounts or thresholds set forth herein shall not be used as a determinative benchmark for establishing what is or is not “material” or a “Material Adverse Effect” (or words of similar import) under this Agreement.

(d) References. Except as otherwise indicated, all references in this Agreement to “Sections,” “Parts,” “Schedules” and “Exhibits” are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement.

(e) GAAP. All references to accounting terms shall be interpreted in accordance with GAAP unless otherwise specified, and Parent shall not be obligated to use any calculation required hereunder to be made by the Company to the extent such calculation was not made in accordance with GAAP.

(f) Rounding. Except as otherwise expressly set forth herein, calculations set forth herein shall be rounded to the tenth decimal place.

(g) Dollars. Except as otherwise expressly set forth herein, all references to $ or dollars shall mean United States Dollars.

11.19 Privilege. Parent, Merger Sub, and the Company agree that, as to all communications among as to all communications prior to the Closing among Fenwick & West LLP and the Company and its respective Affiliates (individually and collectively, the “Company Group”) that relate in any way to the Transactions, the attorney-client privilege and the exception of client confidence belongs solely to Parent and may be controlled only by Parent. This right to the attorney-client privilege shall exist even if such communications may exist on the Company’s computer system or in documents in the Company’s possession. Following the Closing, such attorney-client privilege and the exception of client confidence belongs to Parent and may be controlled only by Parent, and shall not be claimed by any member of the Company Group; provided; however, Parent agrees, solely with respect to any dispute between Parent or any other Parent Indemnitee and the Company Group, not to (i) invoke any attendant attorney-client privilege, attorney work product protection or expectation of client confidentiality applicable to confidential communications between the Company Group, the Company and their respective Affiliates, on the one hand, and Fenwick & West LLP, on the other hand, or (ii) use such confidential communications as evidence in any dispute with the Company Group in connection with any such claim for indemnification; provided, further, the foregoing clause (ii) shall not apply to any claim of any Parent Indemnitee based on Fraud.

[Signature Page Follows]

The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

LIFE360, INC.

By:	/s/ Chris Hulls
Name:	Chris Hulls
Title:	Chief Executive Officer

TRIUMPH MERGER SUB, INC.

By:	/s/ Chris Hulls
Name:	Chris Hulls
Title:	Chief Executive Officer

TILE, INC.

By:	/s/ Charles “CJ” Prober
Name:	Charles “CJ” Prober
Title:	Chief Executive Officer

FORTIS ADVISORS LLC, in its capacity as Securityholders’ Agent

By:	Ryan Simkin
Name:	Ryan Simkin
Title:	MD